Exhibit 10.1

FOURTH AMENDMENT TO CREDIT AGREEMENT, dated as of December 20, 2018 (this “Fourth Amendment”), among AquaVenture Holdings Limited, a BVI business company incorporated under the laws of the British Virgin Islands (the “BVI Borrower”), Quench USA, Inc., a Delaware corporation (“Quench USA Borrower”), the Lenders from time to time party hereto, and Wells Fargo Bank, N.A., as administrative agent and collateral agent for the Lenders and the Secured Parties (in such capacity, the “Administrative Agent”).

WHEREAS, the Borrowers, the Guarantors, the Lenders and the Administrative Agent entered into that certain Credit Agreement, dated as of August 4, 2017 (as amended by the First Amendment, dated as of November 17, 2017, the Second Amendment, dated as of August 28, 2018, and the Third Amendment, dated as of November 1, 2018, the “Original Credit Agreement”);

WHEREAS, the Borrowers have requested, and the Lenders have agreed, to (i) increase the Facility by an aggregate principal amount equal to $40,000,000, and (ii) amend the Original Credit Agreement on the terms herein.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1       Definitions.  Unless otherwise defined herein, terms defined in the Amended Credit Agreement (as defined below) are used herein as therein defined, and the rules of construction set forth in Section 1.02 of the Amended Credit Agreement shall apply mutatis mutandis to this Fourth Amendment.

ARTICLE II

AMENDMENT TO ORIGINAL CREDIT AGREEMENT

Section 2.1      Amendment to the Original Credit Agreement.  Effective upon the satisfaction or waiver of each of the conditions in Article III (the “Fourth Amendment Date”), the Original Credit Agreement (including Schedules 6.02, 6.09, 6.10, 6.15, 6.17 and 8.03 thereto) is hereby amended to incorporate the changes reflected in Annex A hereto (the “Amended Credit Agreement”).

ARTICLE III

CONDITIONS PRECEDENT TO AMENDMENT TO ORIGINAL CREDIT AGREEMENT

Section 3.1      Conditions Precedent.  The effectiveness of Article II above shall be subject to the satisfaction of each of the following conditions, in form and substance satisfactory to the Lenders (or the waiver thereof by the Lenders):

(a)        The Administrative Agent or its designees shall have received the following documents, each, to the extent applicable, properly executed by a Responsible Officer of the parties thereto, each dated as of the Fourth Amendment Date (or, in the case of certificates of governmental officials, as of a recent date before the Fourth Amendment Date):

(i)        Fourth Amendment.  This Fourth Amendment, duly executed and delivered by the parties hereto, together with all attachments;

(ii)       Legal Opinions.

(A) an opinion of Goodwin Procter LLP, special New York counsel to the Loan Parties;

(B) an opinion of Conyers, Dill & Pearman, special British Virgin Islands counsel to the Loan Parties;

(iii)      Solvency Certificate.  A solvency certificate, in form and substance consistent with the solvency certificate delivered by the BVI Borrower on the Closing Date, duly executed and delivered by the BVI Borrower;

(i)        Officer’s Closing Certificate.  (A) A certificate signed by a Responsible Officer of the BVI Borrower covering the authority, incumbency and copies of specimen signatures of the individuals who have executed or are otherwise authorized to execute Loan Documents on behalf of the BVI Borrower, and (B) A certificate signed by a Responsible Officer of Quench USA Borrower covering the authority, incumbency and copies of specimen signatures of the individuals who have executed or are otherwise authorized to execute Loan Documents on behalf of Quench USA Borrower;

(ii)       Officer’s Certificate.  A certificate signed by a Responsible Officer of BVI Borrower to the effect that on and as of the Fourth Amendment Date all representations and warranties made by the Loan Parties contained in each of the Loan Documents to which they are a party are true and correct in all material respects (without duplication of any materiality qualifier therein), except to the extent that any such representation or warranty specifically refers to an earlier date, in which case such representations and/or warranties shall be true and correct in all material respects (without duplication of any materiality qualifier therein), and that no Default exists;

(iii)      Good Standing Certificate.  A certificate of good standing (or, to the extent available, other equivalent certificate in any applicable Relevant Jurisdiction), including, to the extent customary in the applicable Relevant Jurisdiction, verification of tax status, of the BVI Borrower and Quench USA Borrower from the appropriate Governmental Authority of the applicable Relevant Jurisdiction in which each of BVI Borrower and Quench USA Borrower is incorporated, formed or otherwise organized, dated as of a date no earlier than thirty (30) days prior to the Fourth Amendment Date;

(iv)       Compliance Certificate. A duly completed Compliance Certificate signed by a Responsible Officer of the BVI Borrower, containing a computation of

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each of the financial covenants set forth in Section 8.14 of the Amended Credit Agreement (together with a detailed calculation thereof), as of the last day of the Fiscal Quarter immediately preceding the Fourth Amendment Date of the financial statements with respect to which the compliance certificate is being delivered;

(v)        Letter of Direction and Funds Flow Memorandum. A letter of direction in form and substance consistent with the letter of direction delivered by the BVI Borrower on the Closing Date, duly executed and delivered by the BVI Borrower and attaching a customary funds flow memorandum;

(vi)       Registered Agent’s Certificate.  A registered agent's certificate together with certified copies of the register of directors, register of members and register of charges of the BVI Borrower from the registered agent of the BVI Borrower dated as of a date no earlier than thirty (30) days prior to the Fourth Amendment Date; and

(vii)     Deed of confirmation.  A British Virgin Islands law governed deed of confirmation, in form and substance reasonably satisfactory to the Administrative Agent and Required Lenders duly executed and delivered by the Aquaventure Water Corporation, Aquaventure Capital Limited, Aqua Ventures Holdings Curaçao N.V. and Administrative Agent.

(b)       The representations and warranties of each Loan Party contained in Article IV below, shall be true and correct on and as of the Fourth Amendment Date.

(c)        No Default shall exist or would result from this Fourth Amendment or the changes reflected in Annex A hereto.

(d)        The Administrative Agent shall have received the Borrowing Request with respect to the 4th Amendment Date Loans in accordance with the requirements under the Amended Credit Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1      As of the date hereof, each of the representations and warranties made by the Loan Parties in the Amended Credit Agreement and any other Loan Document are true and correct in all material respects (without duplication of any materiality qualifier therein), except to the extent that any such representation or warranty specifically refers to an earlier date, in which case such representations and/or warranties shall be true and correct in all material respects (without duplication of any materiality qualifier therein) as of such earlier date.

Section 4.2      As of the date hereof, the BVI Borrower represents and warrants, on and as of Fourth Amendment Date, that (i) it has power and authority to execute, deliver and perform its obligations under this Fourth Amendment, and all corporate or other action required to be taken by it for the due and proper authorization, execution, delivery and performance of this Fourth Amendment and the consummation of the transactions contemplated hereby has been duly and validly taken; (ii) this Fourth Amendment has been duly authorized, executed and delivered

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by it; and (iii) the Amended Credit Agreement constitutes a legal, valid and binding obligation of the BVI Borrower on behalf of itself and each other Loan Party party thereto, in each case, enforceable against the BVI Borrower and each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 4.3      The BVI Borrower represents that no fees or other compensation amounts are payable to any Lender making 4th Amendment Date Loans other than as expressly provided for in the Loan Documents.

ARTICLE V

POST-CLOSING COVENANTS

Section 5.1      Post-Closing Covenants.  The Loan Parties shall satisfy the requirements and/or provide to the Administrative Agent each of the documents, instruments, agreements and information set forth on Annex B, on or before the date specified for such requirement in such Annex.  For the avoidance of doubt, notwithstanding anything herein to the contrary, no failure to satisfy any requirement of any other Loan Document prior to such date specified in Annex B that would otherwise be an Event of Default in the absence of this Section 5.1 shall constitute an Event of Default unless and until such post-closing requirements have not been satisfied in accordance with Annex B.

ARTICLE VI

MISCELLANEOUS

Section 6.1      Loan Document.  This Fourth Amendment shall for all purposes be deemed to be a Loan Document (as defined in the Amended Credit Agreement).

Section 6.2      Effect of Restatement.  The Amended Credit Agreement shall supersede the Original Credit Agreement from and after the Fourth Amendment Date, including, without limitation, with respect to all Loans outstanding under the Original Credit Agreement as of the Fourth Amendment Date. The parties hereto acknowledge and agree, however, that, (a) this Fourth Amendment and the Amended Credit Agreement do not constitute a novation, payment and reborrowing or termination of any of the obligations of the Loan Parties under the Original Credit Agreement and the other Loan Documents as in effect prior to the Fourth Amendment Date and (b) such obligations of the Loan Parties are in all respects continuing with only the terms being modified as provided in this Fourth Amendment and the Amended Credit Agreement.  The parties hereto further acknowledge and agree that all references in the other Loan Documents to the Original Credit Agreement shall be deemed to refer without further amendment to the Amended Credit Agreement.  Other than as specifically provided for in this Fourth Amendment, no other change, amendment or consent with respect to the terms and provisions of any of the Loan Documents is intended or contemplated hereby (which terms and provisions remain unchanged and in full force and effect other than as expressly set forth herein).

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Section 6.3      Notices.  All notices, requests and other communications to any party hereto shall be given or served in the manner contemplated in Section 12.02 of the Amended Credit Agreement.

Section 6.4     Amendment; Waiver.  This Fourth Amendment may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

Section 6.5      Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns in accordance with the Amended Credit Agreement.

Section 6.6      No Third-Party Beneficiary.  This Fourth Amendment is made and entered into for the sole protection and legal benefit of the parties hereto, the other Loan Parties, the other Secured Parties and their permitted successors and assigns (all of which, if not parties hereto, are third-party beneficiaries hereof for purposes of enforcing their respective rights hereunder) and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Fourth Amendment.

Section 6.7      Captions.  Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Fourth Amendment.

Section 6.8     Counterparts.  This Fourth Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Fourth Amendment by signing any such counterpart.  A set of the copies of this Fourth Amendment signed by all the parties hereto shall be retained by the BVI Borrower and the Administrative Agent.  Delivery of an executed counterpart of a signature page of this Fourth Amendment by e-mail or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Fourth Amendment.

Section 6.9      GOVERNING LAW; WAIVER OF JURY TRIAL.

(a)     THIS FOURTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (NOT INCLUDING SUCH STATE’S CONFLICT OF LAWS PROVISIONS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b)     EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, IN ANY ACTION, LITIGATION OR OTHER PROCEEDING OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY OTHER PERSON, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE.  EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED IN A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR

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RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION 6.9 AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THE LOAN DOCUMENTS OR ANY PROVISION THEREOF.  THE AGREEMENT OF EACH PARTY HERETO TO THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE OTHER PARTIES HERETO TO ENTER INTO THIS CONSENT.

Section 6.10   Entire Agreement.  This Fourth Amendment and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed and delivered as of the day and year first above written.

AQUAVENTURE HOLDINGS LIMITED, as
the BVI Borrower

By:	/s/ Lee Muller
Name: Lee Muller
Title: Chief Financial Officer

QUENCH USA, INC., as a Borrower

By:	/s/ Anthony Ibarguen
Name: Anthony Ibarguen
Title: President and Chief Executive Officer

SIGNATURE PAGE TO

FOURTH AMENDMENT

DEUTSCHE BANK AG, LONDON
BRANCH, as a Lender

By:	/s/ Stephen Walman
Name: Stephen Walman
Title: Managing Director

By:	/s/ F Rosenberg
Name: F Rosenberg
Title: Managing Director

SIGNATURE PAGE TO

FOURTH AMENDMENT

Chris
CITIBANK, N.A.,
as a Lender

	By:	/s/ Kane Park
Name: Kane Park
Title: Vice President

SIGNATURE PAGE TO

FOURTH AMENDMENT

SEQUOIA IDF ASSET HOLDINGS S.A.,
as a Lender

By:	/s/ Dolf Kohnhorst
Name: Dolf Kohnhorst
Title: Partner

SIGNATURE PAGE TO

FOURTH AMENDMENT

Greg
COMVEST CAPITAL IV, L.P. as a Lender

	By:	/s/ Greg Reynolds
Name: Greg Reynolds
Title: Partner

COMVEST CAPITAL IV (LUXEMBOURG) MASTER FUND, SCSP
as a Lender

	By:	/s/ Greg Reynolds
Name: Greg Reynolds
Title: Partner

SIGNATURE PAGE TO

FOURTH AMENDMENT

Jason Pr
WELLS FARGO BANK, N.A., as the
Administrative Agent

	By:	/s/ Jason Prisco
Name: Jason Prisco
Title: AVP

SIGNATURE PAGE TO

FOURTH AMENDMENT

ANNEX A

Amended Credit Agreement

(See attached)

CREDIT AGREEMENT

Originally dated as of August 4, 2017

First amended as of November 17, 2017

Second amended as of August 28, 2018

Third amended as of November 1, 2018

Fourth amended as of December 20, 2018

among

AQUAVENTURE HOLDINGS LIMITED,

AQUAVENTURE HOLDINGS PERU S.A.C.

AQUAVENTURE HOLDINGS, INC.,

and

QUENCH USA, INC.,

as the Borrowers,

and

WELLS FARGO BANK, N.A.,

as Administrative Agent,

DEUTSCHE BANK AG, LONDON BRANCH,

as Arranger and as a Lender

and

THE OTHER LENDERS FROM TIME TO TIME PARTY HERETO

-  i  -

(continued)

-  ii  -

(continued)

-  iii  -

(continued)

-  iv  -

(continued)

-  v  -

ANNEXES, SCHEDULES AND EXHIBITS

Annex I	Commitments and Applicable Percentages

Annex II	Notices

Annex III	Administrative Agent’s Account

Schedule 6.02	Subsidiaries

Schedule 6.09	Existing Debt

Schedule 6.10	Litigation

Schedule 6.15	Insurance

Schedule 6.17	Existing Liens

Schedule 7.11	Security Principles

Schedule 8.01(e)	Approved Subordination Terms

Schedule 8.03	Existing Investments

Schedule 9.01(d)	Certain Excluded Defaults

Exhibit A-1	Form of NY Law Note

Exhibit A-2	Form of Peru Law Note (LIBOR Loan)

Exhibit A-3	Form of Peru Completion Agreement (LIBOR Loan)

Exhibit A-4	Form of Peru Law Note (ABR Loan)

Exhibit A-5	Form of Peru Completion Agreement (ABR Loan)

Exhibit A-6	Form of Peru Law Note (Fixed Rate Loan)

Exhibit A-7	Form of Peru Completion Agreement (Fixed Rate Loan)

Exhibit B-1	Form of Borrowing Request

Exhibit B-2	Form of Interest Election Request

Exhibit C	Form of Compliance Certificate

Exhibit D	Form of Assignment and Assumption

Exhibit E	Form of Intercompany Subordination Agreement

-  vi  -

THIS CREDIT AGREEMENT (this “Agreement”), was (1) entered into on August 4, 2017 by and among AquaVenture Holdings Limited, a BVI business company incorporated under the laws of the British Virgin Islands (the “BVI Borrower”), AquaVenture Holdings Peru S.A.C., a company incorporated under the laws of Peru (the “Peru Borrower”), Quench USA, Inc., a Delaware corporation (the “Quench USA Borrower”), the Guarantors from time to time party hereto, the Lenders from time to time party hereto, and Wells Fargo Bank, N.A., as administrative agent and collateral agent for the Lenders and the Secured Parties (in such capacity, the “Administrative Agent”), (2) amended on November 17, 2017 by the BVI Borrower, the Lenders and the Administrative Agent, (3) further amended on August 28, 2018 by the BVI Borrower, the Lenders and the Administrative Agent, (4) joined by AquaVenture Holdings, Inc., a Delaware corporation (the “AV USA Borrower” and, together with the BVI Borrower, the Peru Borrower and the Quench USA Borrower, collectively, the “Borrowers” and each, individually, a “Borrower”) and further amended on November 1, 2018 by the BVI Borrower, the Lenders and the Administrative Agent and (5) further amended on December 20, 2018, by the BVI Borrower, the Lenders and the Administrative Agent.

RECITALS

WHEREAS, the Borrowers have requested that the Lenders extend credit in the form of Loans on the Closing Date, in an aggregate principal amount not in excess of $150,000,000;

WHEREAS, the proceeds of the Loans are to be used solely for Permitted Uses;

WHEREAS, the Borrowers and the other Loan Parties have granted to the Lenders a security interest in the Collateral as set forth in the Collateral Documents; and

WHEREAS, the Lenders are willing to extend credit to the Borrowers on the terms and subject to the conditions set forth herein and in the other Loan Documents;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01           Certain Defined Terms.  As used herein, the following terms shall have the following meanings:

“1st Amendment” means that certain First Amendment to Credit Agreement and USA Security Agreement, dated as of November 17, 2017, by and among the BVI Borrower, the Lenders party thereto, and the Administrative Agent.

“1st Amendment Date” means, the date on which the conditions precedent set forth in the 1st Amendment are satisfied (i.e., November 17, 2017).

“2nd Amendment” means that certain Second Amendment to Credit Agreement, dated as of August 28, 2018, by and among the BVI Borrower, the Lenders party thereto, and the Administrative Agent

“2nd Amendment Date” means, the date on which the conditions precedent set forth in the 2nd Amendment are satisfied (i.e., August 28, 2018).

“3rd Amendment” means that certain Third Amendment to Credit Agreement, dated as of November 1, 2018, by and among the BVI Borrower, the Lenders party thereto, and the Administrative Agent.

“3rd Amendment Date” means, the date on which the conditions precedent set forth in the 3rd Amendment are satisfied (i.e., November 1, 2018).

“3rd Amendment Date Loans” means the 3rd Amendment Date Tranche BVI Loans and the 3rd Amendment Date Tranche AV USA Loans.

“3rd Amendment Date Tranche BVI Facility” means the term loan facility made available to the BVI Borrower hereunder on the 3rd Amendment Date.

“3rd Amendment Date Tranche BVI Loan” means an advance initially made by any Lender under the 3rd Amendment Date Tranche BVI Facility on the 3rd Amendment Date.

“3rd Amendment Date Tranche AV USA Facility” means the term loan facility made available to the AV USA Borrower hereunder on the 3rd Amendment Date.

“3rd Amendment Date Tranche AV USA Loan” means an advance initially made by any Lender under the 3rd Amendment Date Tranche AV USA Facility on the 3rd Amendment Date.

“4th Amendment” means that certain Fourth Amendment to Credit Agreement, dated as of December 20, 2018, by and among the BVI Borrower, the Lenders party thereto, and the Administrative Agent.

“4th Amendment Date” means, the date on which the conditions precedent set forth in the 4th Amendment are satisfied (i.e., December 20, 2018).

“4th Amendment Date Loans” means the 4th Amendment Date Tranche Quench USA Loans.

“4th Amendment Date Tranche Quench USA Facility” means the term loan facility made available to the Quench USA Borrower hereunder on the 4th Amendment Date.

“4th Amendment Date Tranche Quench USA Loan” means an advance initially made by any Lender under the 4th Amendment Date Tranche Quench USA Facility on the 4th Amendment Date.

“ABR Loan” means any Loan which bears interest at a rate determined by reference to the definition of Alternate Base Rate.

“Additional Lender” has the meaning assigned to such term in Section 2.15(b).

“Additional Loan” has the meaning assigned to such term in Section 2.15(a).

“Administrative Agent” has the meaning assigned to such term in the Preamble hereto.

“Administrative Agent’s Account” means the account described on Annex III hereto, or such other account as from time to time may be designated by the Administrative Agent to the BVI Borrower in writing.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in a form supplied by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affected Interest Period” has the meaning assigned to such term in Section 3.05.

“Affected Loan Party” means any Loan Party that is subject to:

(a)        exchange controls imposed by any Governmental Authority of the Relevant Jurisdiction in which such Loan Party is incorporated, formed or otherwise organized affecting the making of payments in Dollars that would be applicable to the Loans;

(b)        restrictions on currency convertibility or transfer imposed by any Governmental Authority of the Relevant Jurisdiction in which such Loan Party is incorporated, formed or otherwise organized that purports to render any of the Loan Documents invalid or unenforceable or to prevent or materially delay the performance or observance by such Loan Party of its obligations thereunder;

(c)        a moratorium applicable to any Loan declared by the Relevant Jurisdiction in which such Loan Party is incorporated, formed or otherwise organized, or by any Governmental Authority having jurisdiction in respect of any Debt owed by such Loan Party to the Lenders; or

(d)        a declaration of any Governmental Authority of the Relevant Jurisdiction in which such Loan Party is incorporated, formed or otherwise organized, providing for any general payment delay, refusal to pay or acknowledge a payment obligation, repudiation or other action, which prevents the availability of foreign exchange to or by such Loan Party for the purpose of performing any obligation under this Agreement or any other Loan Document.

“Affiliate” means, with respect to a specified Person at any time, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified.

“Affiliate Transactions” has the meaning assigned to such term in Section 8.08.

“Agent Fee Letter” means the Fee Letter, dated as of May 30, 2017, between the BVI Borrower and the Administrative Agent.

“Agent Parties” has the meaning assigned to such term in Section 12.02(c).

“Agreement” has the meaning assigned to such term in the Preamble hereto.

“Air-Fin Cap” has the meaning assigned to such term in Section 11.01(e).

“Air-Fin Guarantor” has the meaning assigned to such term in Section 11.01(e).

“Allocable Amount” has the meaning assigned to such term in Section 11.06(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of: (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the LIBO Rate plus 1%.  If the Administrative Agent shall have determined (which determination shall be conclusive absent demonstrable error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, respectively.

“Anti-Money Laundering Laws” means the (a) USA Patriot Act and the rules and regulations promulgated thereunder, as amended from time to time, (b) the U.S. Money Laundering Control Act of 1986, codified at 18 U.S.C. §§ 1956 and 1957, and the regulations and rules promulgated thereunder, as amended from time to time, (c) the Bank Secrecy Act and the regulations and rules promulgated thereunder, as amended from time to time, and (d) applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries is located or doing business that relate to money laundering or any financial record keeping and reporting requirements related thereto.

“Applicable Accounting Standards” means, (i) in the case of each Loan Party and the BVI Borrower and its Subsidiaries taken together, GAAP and (ii) in the case of any Project Subsidiary, IFRS or GAAP, as applicable.

“Applicable Determination Date” means last day of the most recently ended Fiscal Quarter or Fiscal Year, as applicable, for which financial statements have been (or, if not delivered in a timely matter, were required to have been) delivered pursuant to Section 7.01(b) or 7.01(d), as applicable.

“Applicable Law” means any applicable international, foreign, U.S., Anguilla, Bahamas, Barbados, BVI, Canada, Chile, Curaçao, Cyprus, Mexico, Netherlands, Peru, Spain, Sint Maarten, T&T, Turks and Caicos Islands, United Kingdom, USVI or other Relevant Jurisdiction federal, state, or local statute, treaty, convention, law, regulation, ordinance, rule, judgment, code, rule of common law, order (including consent order), decree, approval (including any

Governmental Approval), concession, grant, franchise, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by (or any interpretation or administration of any of the foregoing by) any Governmental Authority, in each case whether or not having the force of law and as amended or otherwise modified from time to time.

“Applicable Lending Office” means, for each Lender, the office notified by such Lender to the Administrative Agent and BVI Borrower in writing as the office through which it will perform its obligations under this Agreement: (a) on or before the date it becomes a Lender or (b) following that date by (i) not less than five (5) Business Days’ written notice where the Applicable Lending Office is situated in a Financial Action Task Force country or (ii) with the prior written consent of the BVI Borrower where the Applicable Lending Office is situated in a non-Financial Action Task Force country; provided that any such other office so specified following the Closing Date shall not, at the time such office is so specified, result in an increase of amounts payable by the Borrower pursuant to Sections 3.01 and 3.04.

“Applicable Margin” means (a) with respect to any LIBOR Loan, 5.50% per annum, and (b) with respect to any ABR Loan, 4.50% per annum.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) which the Outstanding Amount of such Lender’s Loans (or a Class of Loans) is of all the Loans (or all Loans of such Class), as such percentage may be varied by any transfers, assignments, increases or other modifications made in accordance with, and to the extent permitted by, the terms of this Agreement.  The Applicable Percentage of each Lender’s Closing Date Loans, 3rd Amendment Date Loans and 4th Amendment Date Loans as of the 4th Amendment Date is set forth opposite the name of such Lender on Annex I hereto.

“Applicable Withholding Rate” means the Peruvian withholding tax applicable to financing that meet the conditions set forth in section 56 a) of the Peruvian Income Tax Law, approved by Supreme Decree 179-2014 EF, and article 30 of its regulations, approved by Supreme Decree 122-94 EF, and its corresponding amendments.

“Approved Fund” means any Fund that is administered or managed by: (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Subordination Terms” means subordination arrangements in form and substance substantially consistent with the terms set forth on Schedule 8.01 hereto.

“Arranger” means Deutsche Bank AG, London Branch.

“Arranger Fee Letter” means the Fee Letter, dated as of the Closing Date, between the BVI Borrower and the Arranger.

“Asset Sale” means any Disposition or other conveyance (including by way of merger, casualty, condemnation or otherwise), in one transaction or series of transactions, by any Loan Party of (a) any Equity Interests in its immediate Subsidiaries or (b) any other Property of such Loan Party having a value in excess of $1,000,000, in each case other than (i) any Disposition of Factoring Investments or (ii) pursuant to, and in accordance with, a Material Water Agreement.

“Assignment and Assumption” means an assignment and assumption substantially in the form of Exhibit D.

“AV USA Borrower” has the meaning assigned to such term in the Preamble hereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, or any similar federal or state law for the relief of debtors.

“Bankruptcy Law” means, as applicable to the relevant Person, the Bankruptcy Code and/or any other Applicable Law of any jurisdiction relating to bankruptcy, insolvency, liquidation, reorganization, moratorium, winding-up or composition or readjustment of debts or any similar circumstances.

“Borrower” has the meaning assigned to such term in the Preamble hereto.

“Borrower Materials” has the meaning assigned to such term in Section 12.02(b).

“Borrowing” means a borrowing consisting of simultaneous Loans made by Lenders pursuant to Section 2.01(a),  Section 2.01(b) or Section 2.01(c).

“Borrowing Date” means each Business Day on which a disbursement of Loans is made to any Borrower.

“Borrowing Request” has the meaning assigned to such term in Section 2.02(a).

“Breached Financial Covenants” has the meaning assigned to such term in Section 8.14(c).

“Bulk Water Business” means the bulk water trade, business or commercial activities of the Seven Seas Water Business.

“Business Day” means any day other than Saturday, Sunday or a day on which commercial banks are authorized or required to be closed in New York, New York; provided that, (i) when used in connection with any Interest Period applicable to a LIBOR Loan or Fixed Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market, (ii) when used in determining compliance with

Section 8.17, the term “Business Day” shall also exclude, with respect to Loan Parties incorporated, formed or otherwise organized in Peru, USVI or T&T, respectively, any day on which commercial banks are authorized or required to be closed in Peru, USVI or T&T, as applicable, and (iii) when used in determining compliance with any provision requiring or contingent upon a Governmental Approval, the term “Business Day” shall also exclude, any day in which is not a business day for the applicable Government Authority.

“Businesses” means, at any time, a collective reference to the lines of business conducted by the BVI Borrower and its Subsidiaries on the Closing Date and businesses substantially similar, ancillary or reasonably related or complementary thereto, or any reasonable extensions thereof, or any other businesses consented to by the Required Lenders (such consent not to be unreasonably withheld).

“BVI” means British Virgin Islands.

“BVI Borrower” has the meaning assigned to such term in the Preamble hereto.

“BVI Loan Party” means each Loan Party incorporated, formed or otherwise organized under the laws of BVI.

“BVI O&M Account” means account #2017439 of AquaVenture Water Corporation at Scotiabank.

“BVI O&M Agreement” means the Operations and Maintenance Agreement, dated July 13, 2011, as amended on November 14, 2013, as novated on December 21, 2015, between Seven Seas Water (BVI) Limited and AquaVenture Water Corporation.

“BVI O&M Direct Agreement” means the O&M Direct Agreement, dated November 14, 2013, among Seven Seas Water (BVI) Limited, AquaVenture Water Corporation and Barclays Bank PLC.

“BVI O&M Parent Guarantee” means the Undertaking, dated December 21, 2015, between Seven Seas Water (BVI) Limited and Aqua Ventures Holdings Curaçao N.V.

“Capital Expenditure” means, with respect to any Person for any period, any additions to Property, plant or equipment (either for maintenance or expansion works and including, for the avoidance of doubt, long-term contract costs), the value or cost of which under Applicable Accounting Standards should be capitalized and appear as a fixed asset on such Person’s balance sheet.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under Applicable Accounting Standards, and for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof determined in accordance with Applicable Accounting Standards.

“Cash Cure” has the meaning assigned to such term in Section 8.14(c)(i)(A).

“Cash Equivalents” means: (a) securities issued by or direct obligations of, or securities or obligations of principal of and interest on that are unconditionally guaranteed by, the U.S. (or by any agency thereof to the extent that such obligations are backed by the full faith and credit of the U.S.), in each case maturing within one year for the date of acquisition thereof, (b) demand or time deposits, certificates of deposit, Eurodollar time deposits and bankers’ acceptances maturing within 180 days from the date of acquisition thereof and overnight bank deposits of any financial institution that is organized under the laws of a G-7 Country that has capital, surplus and undivided profits aggregating in excess of $500,000,000 (or its equivalent in other currencies), and, in the case of any financial institutions organized under the laws of the U.S., has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the United States Securities Act of 1933), (c) commercial paper issued by any Person rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, and (d) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a), (b), and (c) demand deposit accounts maintained in the ordinary course of business.

“Casualty Event” means, with respect to any Person, the destruction of the Property of such Person, damage beyond economical repair of any Property of such Person or any Property of such Person becoming permanently unfit for normal use.

“Change in Control” means: (a) any “person” or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, but excluding any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor), other than the Permitted Holders or a “group” that consists only of Permitted Holders, shall become the owner, directly or indirectly, beneficially and of record, of more than 50% of the outstanding Equity Interest and Voting  Equity Interest of the BVI Borrower or shall otherwise have the power to direct or cause the direction of the management and policies of the BVI Borrower, or (b) the BVI Borrower shall cease to own, directly or indirectly, beneficially and of record, 100% of the outstanding shares of Equity Interests of the Peru Borrower, the Quench USA Borrower or the AV USA Borrower, as applicable.

“Change in Law” means, with respect to any Lender,  the occurrence after the date on which any applicable Lender first becomes party to this Agreement either on the Closing Date or pursuant to an Assignment and Assumption or a Facilities Increase Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty, or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary: (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. federal or foreign regulatory authorities, in each case pursuant to Basel III, CRD IV and/or CRR shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.  For purposes of this definition, “CRD IV” means Directive 2013/36/EU of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directive 2006/48/EC and 2006/49/EC, and “CRR” means Regulation (EU) no. 575/2013 of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012.

“Charges” has the meaning assigned to such term in Section 12.16.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Closing Date Tranche BVI Loans, Closing Date Tranche Peru Loans, Closing Date Tranche Quench USA Loans, 3rd Amendment Date Tranche BVI Loans, 3rd Amendment Date Tranche AV USA Loans, 4th Amendment Date Tranche Quench USA Loans or any tranche of Additional Loans, and when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans.  The Closing Date Tranche BVI Loans, Closing Date Tranche Peru Loans, Closing Date Tranche Quench USA Loans, 3rd Amendment Date Tranche BVI Loans, 3rd Amendment Date Tranche AV USA Loans, 4th Amendment Date Tranche Quench USA Loans and each Class of Additional Loans shall, at the election of the Borrower, be construed to be in different Classes.

“Closing Date” means the first date upon which the conditions precedent set forth in Section 5.01 shall have been satisfied or waived.

“Closing Date Loans” means the Closing Date Tranche BVI Loans, the Closing Date Tranche Peru Loans, and the Closing Date Tranche Quench USA Loans.

“Closing Date Tranche BVI Facility” means the term loan facility made available to the BVI Borrower hereunder on the Closing Date.

“Closing Date Tranche BVI Loan” means an advance initially made by any Lender under the Closing Date Tranche BVI Facility on the Closing Date.

“Closing Date Tranche Peru Facility” means the term loan facility made available to the Peru Borrower hereunder on the Closing Date.

“Closing Date Tranche Peru Loan” means an advance initially made by any Lender under the Closing Date Tranche Peru Facility on the Closing Date.

“Closing Date Tranche Quench USA Facility” means the term loan facility made available to the Quench USA Borrower hereunder on the Closing Date.

“Closing Date Tranche Quench USA Loan” means an advance initially made by any Lender under the Closing Date Tranche Quench USA Facility on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the Property that, in accordance with the Collateral Documents, from time to time, is subject to any Lien in favor of the Administrative Agent on behalf of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreements, any Control Agreements and each other document listed on Schedule 7.11 to this Agreement, and any other agreement or instrument that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means, as to each Lender, its obligation to make Loans to the Borrowers pursuant to the Loan Documents.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 12.02(b)(iii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C hereto.

“Consolidated Cash Interest Expense” means, for any period, (i) the Consolidated Interest Expense of any Person for such period less, (ii) without duplication of any deduction made in the calculation of Consolidated Interest Expense, the sum of (a) pay-in-kind Consolidated Interest Expense or other noncash Consolidated Interest Expense (including as a result of the effects of purchase accounting), (b) the amortization of any financing fees or breakage costs paid by, or on behalf of, such Person, (c) the amortization of debt discounts, if any, in respect of Hedging Agreements, (d) cash interest income of such Person for such period, and (e) all non-recurring cash Consolidated Interest Expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, plus (iii) the fees paid in cash (including commitment fees and insurance premiums in connection with such Debt) for such period (but excluding, for the avoidance of doubt, any such fees that are amortized and included in the calculation of Consolidated Cash Interest Expense pursuant to the preceding clause (ii)(b)), all as calculated on a consolidated basis in accordance with Applicable Accounting Standards.

“Consolidated EBITDA” means, for any period, with respect to any Person and its Subsidiaries on a consolidated basis, Consolidated Net Income for such period plus:

(a)       without duplication and to the extent deducted in calculating such Consolidated Net Income, the sum of:

(i)        Consolidated Interest Expense for such period;

(ii)       consolidated income tax expense for such period;

(iii)      all amounts attributable to depreciation and amortization expense for such period;

(iv)       reasonable costs, fees and expenses incurred, paid or reimbursed and associated with this Agreement and the other Loan Documents, including amendments, waivers or other modifications thereto;

(v)        employee severance costs and recruiting expenses in an aggregate amount not to exceed $1,000,000 in any period of four consecutive Fiscal Quarters;

(vi)       non-cash losses, charges or expenditures related to the impairment or non-cash write-down of goodwill or other intangible assets;

(vii)     non-cash losses, charges or expenses in connection with asset retirement obligations, inventory reserves or the disposal of fixed assets (provided that to the extent such Person elects to add back such non-cash charge, the cash payment in respect of such charge in such future period shall be subtracted from Consolidated EBITDA to such extent);

(viii)    accruals, payments, fees and expenses (including rationalization, legal, tax, diligence, accounting, investment banking, structuring and other costs and expenses) associated with acquisitions, other investments, or any non-ordinary course dispositions or equity offerings, or issuances, amendments or restructuring transaction in respect of debt or equity permitted under this Agreement, in each case whether or not consummated; provided that the aggregate amount of such accruals, payments, fees and expenses associated with unconsummated transactions shall not exceed $5,000,000 in any period of four consecutive Fiscal Quarters;

(ix)       losses resulting from changes in estimated earn-out, other deferred payment obligations and other similar reserves and expenses and charges in connection with the granting or payment of earn-outs or other deferred payment obligations, including any cash charges resulting from the application of ASC 805 with respect to earn-outs and other deferred payments and earn-out expenses that are required to be treated as compensation costs;

(x)        the sum of (i) the amount of “run rate” cost savings and operating expense reductions related to the restructuring previously identified to the Administrative Agent as the “Project Mule Restructuring” in an aggregate amount not to exceed $5,000,000 during the term of this Agreement, plus (ii) the amount of other “run rate” cost savings, operating expense reductions related to any restructuring (including excess amounts related to the “Project Mule Restructuring” not permitted to be added back pursuant to the preceding clause (a)(x)(i)), any cost savings initiative or similar initiatives (including those resulting from or related to any Specified Transaction or enterprise resource planning system implementation) that are reasonably identifiable and projected by the BVI Borrower in good faith to result from actions that have been taken (in the good faith determination of the BVI Borrower) within twelve (12) months after such restructuring or initiative is initiated (including action initiated prior to the Closing Date) or such Specified Transaction or enterprise resource planning system implementation is consummated; provided that the aggregate amount added back to Consolidated EBITDA pursuant to this clause (a)(x)(ii) shall not, in the aggregate, exceed 10% of Consolidated EBITDA (after to giving effect thereto) for the relevant period of four consecutive Fiscal Quarters;

(xi)      non-cash charges, losses or expenses incurred pursuant to any share-based compensation plan, employee share purchase plan, deferred compensation plan, vesting of warrants or any other stock subscription or shareholder agreement;

(xii)     changes in deferred revenue (as determined under the Applicable Accounting Standards) related to the Bulk Water Business;

(xiii)    costs, expenses and charges incurred in connection with enterprise resource planning system implementation, or any material enhancements, system upgrades or non-recurring additions to the enterprise resource planning system once implemented;

(xiv)     purchase accounting adjustments in accordance with Applicable Accounting Standards (including, without limitation, purchase accounting adjustments under ASC 805);

(xv)      any unusual or non-recurring costs, expenses, losses or charges (it being understood that such costs, expenses, losses or changes shall be internally documented by the BVI Borrower or its applicable Subsidiary);

(xvi)     Public Company Costs;

(xvii)   third-party costs associated with the adoption of new accounting pronouncements;

(xviii)  charges, losses or expenses paid by an insurance policy or third party, or to the extent indemnified, insured, reimbursed or reimbursable or otherwise covered by an insurance policy or a third party (to the extent not otherwise included in Consolidated EBITDA);

(xix)     proceeds of business interruption insurance (to the extent not otherwise included in Consolidated EBITDA);

(xx)      non-cash losses under Hedging Agreements;

(xxi)     non-cash currency translation losses relating to currency fluctuations (including, for the avoidance of doubt, any currency translation losses resulting from intercompany loans and other permitted intercompany Investments);

(xxii)   losses attributable to the extinguishment of Debt (including, without limitation, any fees, expenses, prepayment premiums or other amounts payable to the holders of such extinguished debt) on the Closing Date in connection with the Refinancing; and

(xxiii)  without duplication of any such amount included in calculating Consolidated Net Income:

(A)       the amount of contractual principal payments received in cash by BVI Borrower and its Restricted Subsidiaries under the Peru Construction

Agreement (without giving effect to the Contemplated Peru Amendment) during such period and, without duplication, within the fifteen (15) day period following the end of such period (or such longer period as the Required Lenders may agree to in writing) (the “Peru Note Receivables”); and

(B)       cash amounts actually received by a Loan Party from, or amounts reimbursed by, any Person (other than a Loan Party) in which a Loan Party has an ownership interest during such period and, without duplication, such cash amounts actually received within fifteen (15) days following the end of such period (or such longer period as the Required Lenders may agree to in writing);

(xxiv)   the amount of principal payments in respect of Specified Receivables related to the Bulk Water Business scheduled to be made during such period per the revenue recognition and note receivable amortization calculation used by the BVI Borrower and its Restricted Subsidiaries in connection with the recognition of revenue in accordance with GAAP;

(xxv)   the aggregate amount of construction and equipment sales related expenses in respect of any acquisition, construction, development, expansion or sale of assets by such Person or one of its Subsidiaries under service concession arrangements or contracts with customers, in each case related to the Bulk Water Business, that are accounted for in accordance with capital lease accounting;

(xxvi)  the aggregate amount of expenses included in the calculation of net income related to improvements made to acquired plant assets to meet the operating standards of BVI Borrower; provided that (A) such expenses shall be recognized within twenty four (24) months of the date of such acquisition and (B) the aggregate amount added back to Consolidated EBITDA pursuant to this clause (a)(xxvi) shall not, in the aggregate, exceed 10% of the aggregate consideration paid in connection with the acquisition of such plant assets;

provided that the aggregate amount added back to Consolidated Net Income in the calculation of Consolidated EBITDA pursuant to this clause (a) (excluding any such amounts added back pursuant to clauses (a)(i),  (a)(ii),  (a)(iii),  (a)(vi),  (a)(x)(i),  (a)(xi),  (a)(xii),  (a)(xix),  (a)(xxii) and/or (a)(xxiii)), net of any amount deducted from Consolidated Net Income in the calculation of Consolidated EBITDA pursuant to the following clause (b) (excluding any such amounts added back pursuant to clause (b)(i)) shall not, in the aggregate, exceed 25% of Consolidated EBITDA (after giving effect thereto) for the relevant period of four consecutive Fiscal Quarters; minus

(b)        without duplication, to the extent included in calculating Consolidated Net Income:

(i)        income tax benefits or credits for such period;

(ii)       non-cash gains in connection with asset retirement obligations, inventory reserves or the disposal of fixed assets;

(iii)      any documented and reasonable unusual or non-recurring gains, income or revenue;

(iv)       non-cash gains under any Hedging Agreement;

(v)        gains resulting from changes in earn-out, other deferred payment obligations and other similar reserves and expenses and charges in connection with the granting or payment of earn-outs or other deferred payment obligations, including any cash charges resulting from the application of ASC 805 with respect to earn-outs and other deferred payments and earn-out expenses that are required to be treated as compensation costs;

(vi)       non-cash currency translation gains relating to currency fluctuations (including, for the avoidance of doubt, any currency translation gains resulting from intercompany loans and other permitted intercompany Investments);

(vii)     the amount of construction and equipment sales revenue required to be recognized in respect of Specified Receivables related to the Bulk Water Business during such period; and

(viii)    interest income.

“Consolidated Interest Coverage Ratio” means, for any period, the ratio of: (a) Consolidated Loan Group EBITDA for such period to (b) Consolidated Loan Group Cash Interest Expense for such period.

“Consolidated Interest Expense” means, for any period, with respect to any Person, interest (or similar) expense on the Debt of such Person and its Subsidiaries on a consolidated basis, including without duplication: (a) the interest portion of any deferred payment obligations for such period, (b) all fees and charges paid or payable with respect to letters of credit or performance or other bonds for such period, (c) all accrued or capitalized interest (including default interest) for such period, (d) the amortization of any financing fees or breakage costs, (e) any amortization of Debt discount for such period and (f) all but the principal component of payments relating to Capital Lease Obligations for such period, in each case to the extent treated as interest expense in accordance with Applicable Accounting Standards.  For purposes of the foregoing, Consolidated Interest Expense shall be determined after giving effect to any net payments made or received with respect to interest rate or currency Hedging Agreements.

“Consolidated Loan Group Cash Interest Expense” means the Consolidated Cash Interest Expense of the BVI Borrower and its Subsidiaries, less the Consolidated Cash Interest Expense of the Project Subsidiaries. Consolidated Loan Group Cash Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Specified Transaction as set forth in the definition of “Pro Forma Basis”.

“Consolidated Loan Group EBITDA” means, for any period with respect to the BVI Borrower and its Subsidiaries, on a consolidated basis, (a) the Consolidated EBITDA of the BVI Borrower and its Subsidiaries, less (b) the Consolidated EBITDA of the Project Subsidiaries, plus (c) all distributions and dividends received or revenue earned by a member of the Loan Group from any Project Subsidiary, to the extent eliminated in consolidation (without duplication of any such amounts included in Consolidated Net Income).  Notwithstanding anything herein to the contrary, it is agreed that, for the purpose of calculating the Consolidated Senior Leverage Ratio, the Consolidated Total Leverage Ratio and the Consolidated Interest Coverage Ratio for any Reference Period that includes the Fiscal Quarters ended September 30, 2016, December 31, 2016 or March 31, 2017, Consolidated Loan Group EBITDA shall be deemed to be $8,964,000, $8,019,000 and $10,188,000, respectively.  Consolidated Loan Group EBITDA shall be calculated on a Pro Forma Basis to give effect to any Asset Sale, Permitted Acquisition or incurrence of Debt as set forth in the definition of “Pro Forma Basis”.

“Consolidated Net Income” means, for any period, the net income (or loss) of any Person and its Subsidiaries on a consolidated basis for such period; provided that Consolidated Net Income of BVI Borrower and its Subsidiaries shall exclude extraordinary gains and extraordinary losses for such period.

“Consolidated Senior Leverage Ratio” means, for any date of determination, the ratio of: (a) Consolidated Total Debt as of such date, other than Subordinated Debt, to (b) Consolidated Loan Group EBITDA for the most recent four consecutive Fiscal Quarters ending on such date.

“Consolidated Total Debt” means, as of any date of determination, (A) the aggregate principal amount of Debt for the BVI Borrower and its Subsidiaries on a consolidated basis as of such date, less (B) the sum of (i) the aggregate principal amount of Debt for the Project Subsidiaries on a consolidated basis as of such date, and (ii) the aggregate amount of Debt outstanding under Section 8.01(k).

“Consolidated Total Leverage Ratio” means, for any date of determination, the ratio of: (a) Consolidated Total Debt as of such date, to (b) Consolidated Loan Group EBITDA for the most recent four consecutive Fiscal Quarters ending on such date.

“Consolidating Balance Sheet” means a consolidating balance sheet of (a) on the one hand, the BVI Borrower and its Subsidiaries on a consolidated basis and (b), on the other hand, the Project Subsidiaries or each Project Group, as applicable, on a consolidated basis.

“Consolidating Cash Flow Statement” means a consolidating statement of cash flows of (a) on the one hand, the BVI Borrower and its Subsidiaries on a consolidated basis and (b), on the other hand, the Project Subsidiaries or each Project Group, as applicable, on a consolidated basis.

“Consolidating Income Statement” means a consolidating statement of income or operations of (a) on the one hand, the BVI Borrower and its Subsidiaries on a consolidated basis and (b), on the other hand, the Project Subsidiaries or each Project Group, as applicable, on a consolidated basis.

“Contemplated Amendments” means the Contemplated BVI Debt Amendment, the Contemplated BVI Water Amendment, the Contemplated BVI O&M Amendment and the Contemplated Peru Amendment.

“Contemplated BVI Debt Amendment” means the amendment, waiver and consent letter between Seven Seas BVI and Barclays Bank Plc, as the facility agent, with respect to the US$43,000,000 credit facility agreement with Barclays Bank Plc as facility agent dated 14 November 2013 as amended, substantially in the form delivered to the Required Lenders on August 3, 2017, without giving effect to any changes, amendments, waivers or consents thereto by Seven Seas BVI that are materially adverse to the interests of the Lenders or the Administrative Agent in their respective capacities as such without the consent of the Required Lenders, such consent not to be unreasonably withheld, delayed or conditioned.

“Contemplated BVI O&M Amendment” means that Amendment Agreement No. 2 to the BVI O&M Agreement to be entered into by and between Seven Seas BVI and AquaVenture Water Corporation, substantially in the form delivered to the Required Lenders on August 3, 2017, without giving effect to any changes amendments, waivers or consents thereto by Seven Seas BVI that are materially adverse to the interests of the Lenders or the Administrative Agent in their respective capacities as such without the consent of the Required Lenders, such consent not to be unreasonably withheld, delayed or conditioned.

“Contemplated BVI Water Amendment” means Supplemental Agreement No. 5 to the Water Purchase Agreement dated 18 January 2010 between Seven Seas BVI and the Government of the Virgin Islands to be entered into by and between Seven Seas BVI and the Government of the Virgin Islands, substantially in the form delivered to the Required Lenders on August 3, 2017, without giving effect to any changes, amendments, waivers or consents thereto by Seven Seas BVI that are materially adverse to the interests of the Lenders or the Administrative Agent in their respective capacities as such without the consent of the Required Lenders, such consent not to be unreasonably withheld, delayed or conditioned.

“Contemplated Peru Amendment” means an amendment, restatement, replacement or other modification of the Peru Construction Agreement and/or the Peru Water Supply Agreement conforming and/or combining the structure and payment terms thereof to be substantially consistent with those of the other Material Water Agreements; notwithstanding anything to the contrary herein the consummation of the Contemplated Peru Amendment shall not constitute a Disposition or termination of any Material Water Agreement that is the subject thereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” shall mean one or more control agreements entered into by the applicable Loan Party, the Administrative Agent and the applicable depositary bank in respect of any deposit account of a Loan Party, each of which (i) provide for “springing” control in favor of the Administrative Agent upon delivery by Administrative Agent to the depositary bank of written notice that an Event of Default has occurred and is continuing, (ii) either (a) in the case of any Control Agreement pertaining to deposit accounts located in the U.S. or state or territory thereof or any other Relevant Jurisdiction with respect to which there is a principle of perfection through control under the Applicable Law that is comparable to Section 9-104 of the UCC, is otherwise sufficient to establish the Administrative Agent’s control pursuant to Section 9-104 of the UCC or such other Applicable Law, or (b) otherwise provides the Administrative Agent with a perfected security interest in the subject deposit accounts, in the case of each of the foregoing clauses (i) and (ii) to the extent (X) customary in the Relevant Jurisdiction, permissible under Applicable Law and achievable on commercially reasonable terms, and (Y) not otherwise achieved under any general security agreement applicable to such Loan Party and (iii) is otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“CRD IV” has the meaning assigned to such term in the definition of “Change in Law”.

“CRR” has the meaning assigned to such term in the definition of “Change in Law”.

“Cuban Assets Control Regulations” has the meaning assigned to such term in Part 515 of Title 31 of the Code of Federal Regulations.

“Curaçao Water Supply Agreement” means the Water Purchase Sales Agreement, dated December 8, 2008, as amended on September 9, 2013 and March 18, 2014, between Air-Fin Holding N.V. and its Affiliates, and Curaçao Refinery Utilities B.V.

“Cure” or “Cures” have the meaning assigned to such term in Section 8.14(c)(i)(B).

“Cure Quarter” has the meaning assigned to such term in Section 8.14(c).

“Debt” means, with respect to any Person (determined without duplication): (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services other than (i) trade payables incurred in the ordinary course of business and not past due for more than 91 days after the date on which each such trade payable was created and (ii) any earn-outs, purchase price adjustment or similar obligation until such obligation appears in the liabilities section of the balance sheet of such Person in accordance with Applicable Accounting Standards, (c) all obligations of such Person under conditional sale or other retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (e) all obligations, contingent or otherwise, of such Person in connection with any securitization of any products, receivables or other Property which obligations are recourse to such Person or such Person’s property, (f) all Capital Lease Obligations and similar obligations under “synthetic leases” of such Person, (g) all obligations, contingent or otherwise, of such Person in respect of bankers acceptances and letters of credit, (h) all obligations of such Person to redeem, retire, defease or otherwise make any payment in respect of any Disqualified Interest of such Person, (i) all obligations of such Person to pay a specified purchase price for goods and services, whether or not delivered or accepted (including take-or-pay and similar obligations), (j) all net obligations of such Person with respect to any Hedging Agreement (valued at the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated on the date of determination), (k) all Debt of other Persons referred to in clauses (a) through (j) or clause (l) that is Guaranteed by such Person and (l) all Debt referred to in clauses (a) through (k) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on Property of such Person even though such Person has not assumed or become liable for the payment of such Debt (and, in connection therewith, the amount of “Debt” under this clause (l) shall be limited to the lesser value of the amount of such Debt and the value of such Property).  For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is non-recourse (either expressly or by operation of law) to such Person.

“Debtor Relief Law” means the Bankruptcy Laws and all other liquidation, bankruptcy, assignment for the benefit of creditors, conservatorship, moratorium, receivership, insolvency, rearrangement, reorganization or similar debtor relief laws of the United States, any Relevant Jurisdiction or other applicable jurisdictions in effect from time to time.

“Default” means an event that, with notice, lapse of time, or both, would become an Event of Default.

“Default Rate” means, at any time of determination, a rate per annum equal to the sum of 2.0% per annum plus the rate of interest otherwise applicable to the Loans.

“Defaulting Lender” means, subject to Section 2.14(b), any Lender that: (a) has failed to: (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) have not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrowers and the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (specifically identified in such writing or public statement together with any applicable default) cannot be satisfied, (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the applicable Borrower, to confirm in writing to the Administrative Agent and such Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the applicable Borrower) or (d) has, or has a direct or indirect parent company that has: (i) become the subject of a proceeding under any Debtor Relief Law, (ii) become the subject of a Bail-In Action or (iii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or any similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such

Lender.  Any determination by the BVI Borrower that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent demonstrable error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.14(b)) upon delivery of written notice of such determination by BVI Borrower to the Administrative Agent.

“Disposition” or “Dispose” mean the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any Property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Institutions” means (a) those Persons that are competitors of the BVI Borrower and its Subsidiaries to the extent identified by the BVI Borrower to the Administrative Agent by name in writing from time to time, (b) those banks, financial institutions and other Persons separately identified by the BVI Borrower by name in writing to the Administrative Agent prior to the Closing Date; provided that, subject to the prior written consent of the Required Lenders (not to be unreasonably withheld), the BVI Borrower may identify additional Persons under this clause (b) from time to time after the Closing Date, or (c) in clause (a) or (b), any of their respective Affiliates, that are (x) clearly identifiable as Affiliates solely by similarity of name or (y) identified by name by the BVI Borrower in writing from time to time; provided that (i) the foregoing shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Loans to the extent such party was not a Disqualified Institution at the time of the applicable assignment or participation, as the case may be, and (ii) no supplements or other modifications to the list of Disqualified Institutions permitted hereunder shall become effective against a Lender hereunder prior to earlier of (1) actual receipt of such supplement or other modification by such Lender, or (2) the first Business Day immediately following the date of delivery of such supplement or other modification to the Administrative Agent.

“Disqualified Interests” means any Equity Interest that, by its terms (or by the terms of any security or other equity interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is or becomes convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date.

“Dollars” and “$” mean the lawful currency for the time being of the U.S.

“Dormant Subsidiary” means each of Seven Seas Water Operating Peru S.A.C. and AquaVenture Intermediate Holdings NV.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA

Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means: (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund or (d) a commercial bank, a finance company, an insurance company or another financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business; provided that notwithstanding anything to the contrary herein, “Eligible Assignee” shall not include at any time any Disqualified Institutions (unless consented to in writing by the Borrower in its sole discretion), any Defaulting Lender, or any natural person.

“Entitled Person” has the meaning assigned to such term in Section 12.15(a).

“Environmental Laws” means any and all Applicable Laws relating in any way to (i) the protection of the environment, natural resources or wildlife, (ii) the Release of, or exposure to, Hazardous Materials or (iii) the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” means any liability or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any of its Subsidiaries resulting from or based upon: (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Cure” has the meaning assigned to such term in Section 8.14(c)(i)(B).

“Equity Cure Amount” has the meaning assigned to such term in Section 8.14(c)(i)(B).

“Equity Interests” means any and all shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust, participations, quotas or other ownership interests in a Person, any and all warrants, options or other rights entitling the holder thereof to purchase any of the foregoing, or any securities convertible into or exchangeable or exercisable for any of the foregoing.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 9.01.

“Excluded Account” means any (i) payroll and other employee wage and benefit accounts with respect to which the granting or perfection of a security interest would reasonably be expected to violate Applicable Law, (ii) tax accounts, including, without limitation, sales tax accounts, income tax accounts, and federal, state or local employment tax accounts with respect to which the granting or perfection of a security interest would reasonably be expected to violate Applicable Law, (iii) contractual escrow accounts held for the benefit of third parties in connection with any Permitted Acquisition, Investment, Asset Sale or other similar transaction not prohibited hereunder, (iv) fiduciary or trust accounts held for the benefit of third parties (including officers and employees), (v) any zero balance or swept account, (vi) deposit accounts (x) in Peru or (y) in the event that the financial institution with which the deposit account is held is unwilling or unable to provide a Control Agreement with respect to such deposit account, in USVI, T&T and such other Relevant Jurisdictions as the Required Lenders shall agree to from time to time in writing, (vii) other accounts with an average aggregate daily balance not in excess of (A) at any time prior to the earlier of (1) December 31, 2017 and (2) the closing of the BVI O&M Account, $3,000,000, or (B) thereafter, $2,500,000, in each case in aggregate during any Fiscal Quarter, and (viii) such other accounts as the as the Required Lenders shall agree to from time to time in writing.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest pursuant to the Collateral Documents to secure, such Swap Obligation (or any guarantee thereof) is or would otherwise have become illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such related Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by its overall net income (however denominated), franchise Taxes and branch profit Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 3.06(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.04, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.04(f), (d) any U.S. federal withholding Taxes imposed under FATCA, and (e) any portion of Peruvian Taxes in excess of the Applicable Withholding Rate except to the extent (i) such Peruvian Taxes are imposed as a result of a change in law after the time the Recipient became a party to this agreement or (ii) such Peruvian Taxes were payable to a Recipient’s assignor or transferor prior to the Recipient becoming a party to this Agreement.

“Existing Project Debt” means the aggregate principal amount of outstanding indebtedness as of the Closing Date under the $43.0 million credit facility of Seven Seas BVI pursuant to the Facility Agreement, dated as of November 14, 2013, as amended on May 7, 2014, June 11, 2015 and September 16, 2015, among Seven Seas BVI, as the company, Barclays Bank PLC, as the original lender, arranger, security trustee and facility agent as in effect on the Closing Date and any refinancing thereof; provided that AquaVenture Water Corporation shall not permit Seven Seas BVI to enter into any agreement with respect to the amendment, extension or refinancing of such Existing Project Debt that would result in the aggregate principal amount of indebtedness made available thereunder to exceed the aggregate principal amount of such Existing Project Debt outstanding on the Closing Date.

“Facility” means any of the term loan facilities made available to the Borrowers hereunder.

“Facilities Increase” has the meaning assigned to such term in Section 2.15(a).

“Facilities Increase Agreement” has the meaning assigned to such term in Section 2.15(d).

“Facilities Increase Date” has the meaning assigned to such term in Section 2.15(c).

“Facilities Increase Request” has the meaning assigned to such term in Section 2.15(a).

“Factoring Investment” means any Investment by a Loan Party or a Subsidiary of a Loan Party consisting of factoring or other receivables financing transactions or programs offered to the customers or distributors of such Loan Party or Subsidiary which Investment is, at the time such Investment is made, intended to be Disposed of to a third party.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such section of the Code, and any law, regulation, or other published administrative guidance implementing such an intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time and published on the next succeeding Business Day by the Federal Reserve Bank of New York) as the federal funds effective rate; provided that if such rate is below zero, the “Federal Funds Effective Rate” for such day shall be deemed to be zero.  The Federal Funds Effective Rate applies only to Obligations denominated in Dollars.

“Fee Letters” means the Arranger Fee Letter and the Agent Fee Letter.

“Financial Action Task Force” means the Financial Action Task Force on Money Laundering, an inter-governmental body the purpose of which is, among other things, the development and promotion of policies, at both national and international levels, to combat money laundering.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of the BVI Borrower, which period shall be the 12-month period ending on December 31 of each year.  References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2017”) refer to the Fiscal Year ending on December 31 of such calendar year.

“Fixed Rate” means, with respect to any Closing Date Loans, the rate per annum equal to 7.667% and, with respect to any 3rd Amendment Date Loans, the rate per annum equal to 8.667%.

“Fixed Rate Loan” means any Loan that bears interest at a Fixed Rate.

“Floating Rate Loan” means any Loan that bears interest at a rate determined by reference to the definition of “LIBO Rate” or “Alternate Base Rate”.

“Foreign Corrupt Practices Laws” means the United States Foreign Corrupt Practices Act of 1977 and any other Applicable Law concerning bribery or corruption.

“Foreign Lender” means any Lender that is not organized under the laws of the United States, any state thereof, or the District of Columbia.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means, (a) with respect to the period from the Closing Date through December 31, 2017, the generally accepted accounting principles in the United States as in effect on the Closing Date and (b) thereafter, the generally accepted accounting principles in the United States as in effect on January 1, 2018.   Anything in this Agreement to the contrary

notwithstanding, any obligation of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) required to be classified and accounted for as a capital lease on the balance sheet of such Person under GAAP as in effect at the time such lease is entered into shall not be treated as a capital lease solely as a result of (x) the adoption of any changes in, or (y) changes in the application of, GAAP after such lease is entered into unless otherwise requested by BVI Borrower pursuant to Section 1.03(b).

“G-7 Country” means the U.S., France, the United Kingdom, Canada, Italy, Germany and Japan.

“Governmental Approval” means any action, order, authorization, consent, approval, license, lease, ruling, permit, tariff, rate, certification, exemption, filing, registration or concession from, by or with any Governmental Authority.

“Governmental Authority” means any nation or government, any state or municipality, international governmental or quasi-governmental agency or authority or any other agency, instrumentality or political subdivision thereof and any entity exercising executive, legislative, judicial, monetary, taxing, regulatory, administrative or police and law enforcement functions of or pertaining to government, including without limitation, OFAC.

“Guarantee” means, as to any Person: (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect: (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning assigned to such term in Section 11.01(a).

“Guarantor” means BVI Borrower and each Restricted Subsidiary of BVI Borrower that has Guaranteed the Obligations pursuant to Article XI or otherwise.

“Guarantor Payment” has the meaning assigned to such term in Section 11.06(a).

“Hazardous Materials” means: (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedge Bank” has the meaning assigned to such term in the definition of “Secured Parties”.

“Hedging Agreement” means, with respect to any Person, any interest rate, commodity price or currency protection agreement or any commodity price, interest rate or currency swap, cap or collar agreement or similar arrangement, or any other derivative arrangement, entered into by such Person providing for the transfer or mitigation of commodity price, interest rate or currency risks either generally or under specific contingencies.

“Hedging Obligation” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under: (a) any and all Hedging Agreements and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Agreement transaction.

“Hovensa Water Supply Agreement” means the Water Sales Agreement, dated October 14, 2011, as amended on December 20, 2013, May 1, 2015 and July 20, 2016 between Seven Seas Water Corporation (USVI) and Limetree Bay Terminals, LLC.

“ICE LIBOR” has the meaning assigned to such term in the definition of “LIBO Rate”.

“IFRS”  means International Financial Reporting Standards as issued by the International Accounting Standards Board and the International Financial Reporting Standards Interpretations Committee as in effect from time to time, applied in accordance with the consistency requirements thereof.

“Immaterial Subsidiary” means, as at any date of determination, any Subsidiary of BVI Borrower (other than another Borrower) that has had less than 5.0% of Consolidated Loan Group EBITDA as of the Applicable Determination Date (or, prior to the first Applicable Determination Date, the Closing Date); provided that Immaterial Subsidiaries shall not (i) account for more than 7.5% of Consolidated Loan Group EBITDA as of the Applicable Determination Date (or, prior to the first Applicable Determination Date, the Closing Date), or (ii) hold more than the greater of $5,000,000 or 10.0% of the Unrestricted Cash of the Loan Group as of the Applicable Determination Date (or, prior to the first Applicable Determination Date, the Closing Date); provided,  further that, for the purpose of calculating the applicable percentage of Consolidated Loan Group EBITDA in this definition of “Immaterial Subsidiary”, any Subsidiary with Consolidated EBITDA as of such Applicable Determination Date less than or equal to $0 shall be deemed to have Consolidated EBITDA of $0.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrowers under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 12.03(b).

“Information” has the meaning assigned to such term in Section 12.23.

“Insurance Proceeds” means all amounts paid or payable to or for the account of a Loan Party pursuant to any insurance policy, including any insurance required to be maintained (or caused to be maintained) under this Agreement, or any other compensation, awards, damages or other payments made to such Person in respect of any Casualty Event but excluding any proceeds from third party liability, employer’s liability or automobile liability insurance to the extent that such proceeds are, or are to be, paid to the Person who incurred the liability or to any Person who has discharged such liability, or from any business interruption or loss of profit insurance.

“Intercompany Subordination Agreement” means the intercompany loan subordination agreement substantially in the form of Exhibit E.

“Interest Election” means an Interest Election substantially in the form of Exhibit B-2.

“Interest Election Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Interest Election.

“Interest Period” means, in connection with a LIBOR Loan, an interest period of one-, two-, or three-months (or, if agreed by all relevant Lenders, any other period), as selected by the applicable Borrower in the applicable Borrowing Request or Interest Election, (a) initially, commencing on the applicable Borrowing Date or Interest Election Date thereof, as the case may be; and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided that (i) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month, and (iv) no Interest Period with respect to any portion of any Class of Loans shall extend beyond such Class’s maturity date.

“Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent demonstrable error) to be equal to the rate that results from interpolating on a linear basis between: (a) the ICE LIBOR for the longest period (for which that ICE LIBOR is available in Dollars) that is shorter than the Impacted Interest Period and (b) the ICE LIBOR for the shortest period (for which that ICE LIBOR is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time; provided that if the Interpolated Rate is less than zero, the “Interpolated Rate” at such time shall be deemed to be zero.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person in another Person, whether by means of: (a) the purchase or other acquisition of any Equity Interest, notes, bonds, debentures or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Debt of, or purchase or other acquisition of any other Debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Judgment Currency” has the meaning assigned to such term in Section 12.15(a).

“Lender” means, collectively, (a) each Person listed on the signature pages hereto as a “Lender” holding a Commitment or a Loan, (b) each Person (other than a natural Person) that becomes a party hereto pursuant to an Assignment and Assumption and holds a Commitment or a Loan and (c) each Person (other than a natural Person) that becomes a party hereto pursuant to an Facilities Increase and holds a Commitment or a Loan.

“Lender Call” has the meaning assigned to such term in Section 7.02(h).

“LIBO Rate” means:

(a)        for any Interest Period with respect to a LIBOR Loan, the ICE Benchmark Administration Limited’s LIBO Rate (“ICE LIBOR”) that appears on the ICE Benchmark Administration Limited’s Internet page (or such other page as may replace such page on that service) as of 11:00 a.m., London time, on the second Business Day prior to such Interest Period for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)        for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to ICE LIBOR that appears on the ICE Benchmark Administration Limited’s Internet page (or such other page as may replace such page on that service) as of 11:00 a.m., London time, on the second Business Day prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing on such day;

provided that, in each case, (i) if such published rate is (A) not available at such time for any reason, not including the published rate no longer being published or no longer existing, “LIBO Rate” for such Interest Period (an “Impacted Interest Period”) shall be the Interpolated Rate; or (B) no longer published or shall at any time no longer exist, the Administrative Agent shall notify the BVI Borrower and the Lenders and, the Lenders, in consultation with the BVI Borrower (in each case, acting reasonably), shall endeavor in good faith to select an alternate rate of interest (such alternate rate of interest, a “LIBO Replacement Rate”) in lieu of the “LIBO Rate” giving due consideration to the then prevailing market convention for determining a rate of interest for loans in the United States at such time, and the BVI Borrower, the Administrative Agent and the Required Lenders (but, for the avoidance of doubt, without the need for consent of any other Person or Lender) shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (provided that, if at any time such published rate is not available for the reasons set forth in this clause (i)(B) of this proviso and the Required Lenders are not able to come to an agreement with respect to a LIBO Replacement Rate as described herein, then the “LIBO Rate” shall be replaced with the Alternate Base Rate until such time as the Required Lenders agree to select such an alternative rate of interest in lieu thereof and notify the Administrative Agent of their intention to enter into an amendment to this Agreement to reflect such LIBO Replacement Rate in accordance this clause (i)(B) of this proviso), and (ii) the applicable “LIBO Rate” (or the alternative rate implemented pursuant to the previous clause (i) of this proviso, if any) in respect of the Loans shall at no time be less than 1.00%.

“LIBO Replacement Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.

“LIBOR Loan” means any Loan that bears interest at a rate determined by reference to clause (a) of the definition of “LIBO Rate”.

“Lien” means any mortgage, lien, pledge, usufruct, fiduciary transfer, deed of trust to secure indebtedness, charge, encumbrance or other security interest or any preferential arrangement (including a securitization) that has the practical effect of creating a security interest.

“Limited Condition Election” has the meaning assigned to such term in Section 1.05(a).

“Limited Condition Test Date” has the meaning assigned to such term in Section 1.05(a).

“Limited Condition Transaction” means any acquisition or investment by one or more of BVI Borrower and its Restricted Subsidiaries of or in any assets, business or Person permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Liquidity Condition” means, as of any date of determination, the aggregate amount of Unrestricted Cash of the Loan Group, on a consolidated basis, is at least $10.0 million.

“Loan” means an advance made by any Lender under (i) the Closing Date Tranche BVI Facility, Closing Date Tranche Peru Facility, or Closing Date Tranche Quench USA Facility, in each case on the Closing Date, (ii) the 3rd Amendment Date Tranche BVI Facility, 3rd Amendment Date Tranche AV USA Facility, in each case on the 3rd Amendment Date, (iii) the 4th Amendment Date Tranche Quench USA Facility on the 4th Amendment Date, or (iv) otherwise, as an Additional Loan under Section 2.15.

“Loan Documents” means, collectively, this Agreement, any Notes, the Fee Letters, the Collateral Documents, the Intercompany Subordination Agreement, and any other document or instrument executed in connection with the foregoing.

“Loan Group” means each Loan Party and each Subsidiary thereof; provided that, the Loan Group shall not include any Project Subsidiary or any Subsidiary thereof.

“Loan Parties” means, collectively, each Borrower and each Guarantor.

“Make-Whole Amount” means, (a) in the case of the Closing Date Loans all interest that would accrue on the portion of the Loans being prepaid from the Prepayment Date through the first anniversary of the Closing Date, computed (i) in the case of any prepayment of Closing Date Loans that are Floating Rate Loans, using the LIBO Rate then in effect on such Prepayment Date for an Interest Period of three (3) months, plus the Applicable Margin on such Prepayment Date, or, (ii) in the case of any prepayment of Closing Date Loans that are Fixed Rate Loans, the Fixed Rate applicable to Closing Date Loans, (b) in the case of the 3rd Amendment Date Loans, all interest that would accrue on the portion of the 3rd Amendment Date Loans being prepaid from the Prepayment Date through the first anniversary of the 3rd Amendment Date computed (i) in the case of any prepayment of the 3rd Amendment Date Loans that are Floating Rate Loans, using the LIBO Rate then in effect on such Prepayment Date for an Interest Period of three (3) months, plus the Applicable Margin on such Prepayment Date, or (ii) in the case of any prepayment of the 3rd Amendment Date Loan that are Fixed Rate Loans, the Fixed Rate applicable to the 3rd Amendment Date Loans and (c) in the case of the 4th Amendment Date Loans, all interest that would accrue on the portion of the 4th Amendment Date Loans being prepaid from the Prepayment Date through the first anniversary of the 4th Amendment Date computed (i) in the case of any prepayment of the 4th Amendment Date Loans that are Floating Rate Loans, using the LIBO Rate then in effect on such Prepayment Date for an Interest Period of three (3) months, plus the Applicable Margin on such Prepayment Date, or (ii) in the case of any prepayment of the 4th Amendment Date Loan that are Fixed Rate Loans, the Fixed Rate applicable to the 3rd Amendment Date Loans.

“Material Acquisition” has the meaning assigned to such term in Section 7.02(b).

“Material Adverse Effect” means a material adverse effect on, or a material adverse change in: (a) the business, assets, liabilities, operations, operating results, or financial condition of the BVI Borrower and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform the Obligations, (c) the rights and/or remedies any of the Secured Parties are purported to have under any Loan Document, taken as a whole, or (d) the validity and enforceability of Loan Documents, taken as a whole.

“Material Water Agreements” means, collectively the: (a) Peru Water Supply Agreement, (b) Peru Construction Agreement, (c) Trinidad Water Supply Agreement, (d) Trinidad Lease Agreement, (e) St. Croix Water Supply Agreement, (f) St. Croix Lease Agreement, (g) St. Thomas Water Supply Agreement, (h) St. Thomas Lease Agreement, (i) Hovensa Water Supply Agreement, (j) Curaçao Water Supply Agreement, (k) Sint Maarten (Cay Bay & Cupecoy) Water Supply Agreement, (l) BVI O&M Agreement, and (m) any guarantee agreement, performance bond or other credit support instrument with respect to any Material Water Agreement.

“Maturity Date” means August 4, 2021.

“Maximum Rate” has the meaning assigned to such term in Section 12.16.

“Minimum Cash Runway” means, with respect to any Affected Loan Party, Project Subsidiary or Project Group, the estimated amount of cash needed to fund (as determined by the BVI Borrower in good faith) for a period of six (6) months, such Affected Loan Party’s, Project Subsidiary’s or Project Group’s (i) payroll obligations, (ii) ordinary course operating expenses and (iii) maintenance Capital Expenditures.

“Model” means the computer spreadsheet financial model titled “Lender Model”, delivered by the BVI Borrower on August 3, 2017 and in the form agreed to between the BVI Borrower and the Arranger as of the Closing Date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Net Cash Proceeds” means, with respect to any Person:

(a)        with respect to any Casualty Event, the excess, if any, of: (i) Insurance Proceeds received by such Person in connection with such Casualty Event less (ii) the reasonable and customary costs and expenses actually incurred or reimbursed by such Person in connection therewith and any Taxes paid or reasonably estimated to be payable by such Person as a result thereof;

(b)        with respect to any Taking, the excess, if any, of: (i) Takings Proceeds received by such Person in connection with such Taking less (ii) the reasonable and customary costs and expenses actually incurred by such Person in connection therewith and any Taxes paid or reasonably estimated to be payable by such Person as a result thereof;

(c)        with respect to any Asset Sale, the excess, if any, of: (i) the aggregate amount of cash proceeds received by such Person in connection with such Asset Sale (including any cash proceeds received by way of a deferred payment pursuant to a note receivable or from the sale or disposal of non-cash consideration or otherwise, but only as and when so received) less (ii) the reasonable and customary costs and expenses actually incurred by such Person in connection therewith and any Taxes paid or reasonably estimated to be payable by such Person as a result thereof;

(d)        with respect to the sale or issuance of any Equity Interest by such Person, or the incurrence or issuance of any Debt by such Person, the excess of: (i) the aggregate amount of cash proceeds received in connection with such issuance of Equity Interests or incurrence of Debt less (ii) the underwriting discounts and commissions, and other reasonable and customary costs and expenses, incurred by such Person in connection therewith; and

(e)        with respect to any Termination Payment, the excess, if any, of: (i) the aggregate amount of cash proceeds received by such Person in connection with such Termination Payment (including any cash proceeds received by way of a deferred payment pursuant to a note receivable or from the sale or disposal of non-cash consideration or otherwise, but only as and when so received) less (ii) the reasonable and customary costs and expenses actually incurred by such Person in connection with the termination of the relevant Material Water Agreement (including legal costs and costs incurred by the Loan Parties in dismantling, removing or shipping any equipment, apparatus, machinery or vehicles owned by the Loan Parties, if applicable) and any Taxes paid or reasonably estimated to be payable by such Person as a result thereof;

provided that, in the case of the events described in clauses (a) and (b) above, if the amount of any estimated Taxes exceeds the amount of Taxes actually required to be paid in cash in connection with such events, the aggregate amount of such excess shall, from and after the time of such determinations, constitute Net Cash Proceeds with respect to such event.

“New Development Entity” shall mean any Person that (a) has either a new project within the Businesses or an existing project within the Businesses that has expanded operations and such new project or expansion, as the case may be, has been operational for at least one full Fiscal Quarter, (b) earns revenue under a water supply agreement that (i) is for a term of no less than three years, (ii) has a minimum take or pay volume purchases required at a price denominated in Dollars (or such other currency as the Required Lenders shall reasonably agree to in writing), and (iii) has customary fuel cost pass through and inflation adjustment mechanisms, and (c) has been operating in compliance with such water supply agreement for at least one full Fiscal Quarter.

“Non-U.S. Loan Party” means any Loan Party that is not organized under the laws of the jurisdiction of the United States or any State or territory thereof.

“Notes” means the NY Law Notes and Peru Law Notes issued from time to time hereunder.

“NY Law Note” means a promissory note made by a Borrower, substantially in the form of Exhibit A-1 hereto.

“Obligations” means, collectively, at any time, (i) all advances and Loans to each Loan Party (whether or not evidenced by any note or instrument and whether or not for the payment of money), including, but not limited to, principal, interest, fees, costs and expenses payable under the Loan Documents (in each case including any amounts that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding), and (ii) all other monetary obligations, whether direct or indirect, of each Loan Party under the Loan Documents (including any obligation or liability to pay fees, expense reimbursements, indemnification obligations, make whole amounts, premiums, breakage costs).

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Official” has the meaning assigned to such term in Section 8.12(c).

“Offtaker” means any Person that is party to a Material Water Agreement as a purchaser of water produced thereunder.

“Organizational Documents” means, with regard to any Person, its by-laws, articles of association or incorporation, estatutos sociales, limited liability company agreement, shareholders agreement or other similar document.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06(b)).

“Outstanding Amount” means on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans, occurring on such date.

“Participant” has the meaning assigned to such term in Section 12.07(e).

“Participant Register” has the meaning assigned to such term in Section 12.07(e).

“Passive Subsidiaries” means each of Aqua Ventures Holdings Curaçao N.V. and Seven Seas Water Peru S.A.C.

“Payment Date” means with respect to (a) any ABR Loan or Fixed Rate Loan, the last day of each calendar quarter (commencing on the last day of the first full Fiscal Quarter to occur after the Closing Date) and the maturity date of such Loan; and (b) any LIBOR Loan, the last day of each Interest Period applicable to such Loan; provided that, in the case of each Interest Period of longer than three months, “Payment Date” with respect to LIBOR Loans shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period (provided, for the avoidance of doubt, that the Interest Period of any Closing Date Loan, 3rd Amendment Date Loan or 4th Amendment Date Loan that is a LIBOR Loan shall be as set forth in Section 12.26).

“Permitted Acquisition” shall mean (X) Project Trinity, and (Y) any transaction or series of related transactions by the BVI Borrower or any Restricted Subsidiary for (a) the direct or indirect acquisition of all or substantially all of the property or assets of any Person, or of any assets constituting a line of business, business unit or division of any Person, (b) the acquisition (including by merger or consolidation) of the Equity Interests (other than director qualifying shares) of any Person that becomes a Restricted Subsidiary after giving effect to such transaction, or (c) a merger or consolidation or any other combination with any Person (so long as a Loan Party, to the extent such Loan Party is a party to such merger or consolidation, is the surviving entity); provided that each of the following conditions shall be met or waived by the Required Lenders: (i) no Default or Event of Default shall exist either at the time of the consummation of such acquisition or execution of applicable acquisition documentation, or in each case would result therefrom, (ii) immediately prior to and after giving effect to such acquisition the Loan Parties shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 8.14 as of the most recently ended Fiscal Quarter or Fiscal Year, as applicable, for which financial statements have been (or, if not delivered in a timely matter, were required to have been) delivered pursuant to Section 7.01(b) or 7.01(d), as applicable, (iii) the BVI Borrower shall have delivered to the Administrative Agent: (A) with respect to any Material Acquisition, at least three (3) Business Days prior to the consummation thereof (or such shorter period as the Administrative Agent or the Required Lenders may reasonably agree to), (1) a due diligence package comprising such material and information that the Loan Parties have obtained during the course of their own diligence process, and (2) notice of such acquisition setting forth in reasonable detail the terms and conditions of such acquisition, (B) with respect to any Material Acquisition, at least one (1) Business Day prior to the consummation (or such shorter period as the Required Lenders may reasonably agree to in writing) thereof a pro forma balance sheet and income statement of the BVI Borrower and its Subsidiaries after giving effect to the consummation of such acquisition (which pro forma financial statements may, at the election of the BVI Borrower, be prepared without accounting for any other Permitted Acquisitions that were not Material Acquisitions), and (C) within (5) Business Days following the consummation of such acquisition, executed counterparts of the respective material agreements, documents, consents and approvals pursuant to which such acquisition is to be consummated, (iv) after giving effect to such acquisition, the Loan Parties, including the target shall be in compliance with Section 8.07, and (v) within sixty (60) days following the consummation of such acquisition (or such later date as the Administrative Agent or the Required Lenders may reasonably agree to), any such newly created or acquired Subsidiary or property shall, to the extent required by Section 7.11 or Section 7.12, as applicable, become a Loan Party and comply with the requirements of Section 7.11 or become part of the “Collateral” and be subject to the requirements of Section 7.12.

Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Hedging Obligations” means Hedging Obligations not entered into for speculative purposes.

“Permitted Holders” means (a) Element Partners and its Affiliates, and investment partnerships or funds affiliated with, or managed by, Element Partners and its Affiliates (including, as of the Closing Date, Element Partners II, L.P., Element Partners II Intrafund, L.P., Element Partners II-A, L.P., DFJ Element, L.P. and DFJ Element Intrafund, L.P.), (b) Virgin Green Fund and its Affiliates, and investment partnerships or funds affiliated with, or managed by, Virgin Green Fund and its Affiliates (including, as of the Closing Date, Virgin Green Fund I, L.P.), (c) Virgin Group Holdings Limited and its Affiliates and (d) Douglas R. Brown and investment partnerships or funds affiliated with, or managed by, Douglas R. Brown.

“Permitted Liens” has the meaning assigned to such term in Section 8.02.

“Permitted Performance Guarantee” has the meaning assigned to such term in Section 8.01(g).

“Permitted Project Debt” means (a) the Existing Project Debt and (b) Debt incurred or assumed after the Closing Date by any member of a Project Group for the purpose of financing a Project (including any costs, expenses and working capital related to such Project), which meets the following conditions: (i) the rights and recourse of the Person or Persons to whom such Debt is owed (the “non-recourse creditors”) are limited, in connection with such Debt, to the assets of the relevant Project, Equity Interests held by any Person in, and any asset of, any Person in the applicable Project Group (including Equity Interests held by any Loan Party in a Project Subsidiary), (ii) the Liens, if any, granted to the non-recourse creditors or for their benefit, in order to secure such Debt do not charge any asset or right of the BVI Borrower or its Subsidiaries other than the assets and rights described in the preceding clause (i), (iii) neither the BVI Borrower nor any of its Subsidiaries (other than any Project Subsidiary) has Guaranteed or otherwise agreed to become liable to pay, provide credit enhancement in the form of any performance guarantee, indemnity obligation, keep well agreements, equity commitment letters or similar arrangements in respect of such Debt, (iv) the acceleration or demand for payment prior to scheduled maturity of such Debt after a default does not constitute an event of default under any Debt of the BVI Borrower and its Subsidiaries, except for such Debt and any other Permitted Project Debt, (v) the BVI Borrower will use commercially reasonable efforts to ensure that such Debt shall not contain any change of control or similar provision that would create an impediment to the enforcement of the rights of the Secured Parties hereunder or under any other Loan Document, including with respect to a sale of the indirect Equity Interests held by any Loan Party in a Project Subsidiary, provided, however, that this clause (b)(v) will not apply to Debt incurred or assumed in connection with Project Salt that would otherwise be permitted under this definition of “Permitted Project Debt”, and (vi) the Project Subsidiary that is an obligor under such Debt shall use commercially reasonable efforts to negotiate the ability to pay dividends and similar distributions to the Loan Group under the definitive documentation for such Debt.

“Permitted Uses” means, the use of the proceeds of the Loans solely: (a) in the case of the Loans (other than Additional Loans), to finance (i) the Refinancing, (ii) fees and expenses related to the transactions contemplated by the Loan Documents and (iii) general corporate purposes and (b) in the case of Additional Loans, for the purposes described in Section 2.15(a)(iii).

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization, Governmental Authority or other entity of whatever nature.

“Peru Borrower” has the meaning assigned to such term in the Preamble hereto.

“Peru Construction Agreement” means the Contrato BA-31-2008: Diseno y Construccion de Instalaciones para el Suministro de Agua, dated August 31, 2009, as amended on December 16, 2009, February 15, 2010 and October 31, 2016, between Compania Minera Miski Mayo, S.R.L., and Aquaventure Holdings Peru S.A.C. as in effect on the Closing Date.

“Peru Completion Agreement” means a completion agreement with respect to a Peru Law Note substantially in the form of Exhibit A-3 hereto, with respect to any LIBOR Loan, Exhibit A-5 hereto, with respect to any ABR Loan or Exhibit A-7 hereto, with respect to any Fixed Rate Loans, as applicable.

“Peru Construction Assignment Agreement” means the Contrato de Cesion de Posicion Contractual y Cuarta Adenda al Contrato de Construccion, dated October 31, 2016, among Compania Minera Miski Mayo, S.R.L., Andrade Gutierrez Engenharia S.A., Sucursal del Peru (before Constructora Andrade Gutierrez S.A., Sucursal del Peru) and Aquaventure Holdings Peru S.A.C.

“Peru Law Note” or a promissory note made by Peru Borrower, substantially in the form of Exhibit A-2 hereto, with respect to any LIBOR Loan, Exhibit A-4 hereto, with respect to any ABR Loan, or Exhibit A-6 hereto, with respect to any Fixed Rate Loans, as applicable, in each case in favor of a Lender evidencing Loans made by such Lender.

“Peru Loans” means the Closing Date Tranche Peru Loans or any other Class of Loans made to the Peru Borrower.

“Peru Note Receivables” has the meaning assigned to such term in the definition of “Consolidated Net Income”.

“Peru Water Supply Agreement” means the Contrato de Suministro de Agua, dated July 10, 2010, as amended on October 31, 2016, between Compania Minera Miski Mayo, S.R.L. and Aguas de Bayovar, S.A.C.

“Platform” has the meaning assigned to such term in Section 12.02(b).

“Prepayment Date” means, with respect to the principal amount of any Loan being prepaid, the date on which such principal amount is actually prepaid.

“Prepayment Premium” means (i) in the case of any Closing Date Loans, as of any Prepayment Date if such date occurs before the first anniversary of the Closing Date, (ii), in the case of any 3rd Amendment Date Loan, as of any Prepayment Date if such date occurs before the first anniversary of the 3rd Amendment Date, or (iii) in the case of any 4th Amendment Date Loan, as of any Prepayment Date if such date occurs before the first anniversary of the 4th Amendment Date, the applicable Make-Whole Amount.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).  The Prime Rate is not necessarily the lowest rate charged by any financial institution to its customers.

“Pro Forma Basis” means, as to any Person, for any Specified Transaction that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive Fiscal Quarter period ended on or before the occurrence of such event (the “Reference Period”):

(a)        in making any determination of Consolidated Loan Group EBITDA on a Pro Forma Basis, (i) pro forma effect shall be given to any Specified Transaction (or other similar transaction or transactions that would require a waiver or consent of the Required Lenders pursuant to the terms of this Agreement), in each case that occurred during the Reference Period (or, unless the context otherwise requires, occurring during the Reference Period or thereafter and through and including the date upon which the respective Specified Transaction is consummated) and (ii) if at any time during the Reference Period any New Development Entity shall either begin operations on a new project with a line of business substantially similar to the Businesses or expand the operations of an existing project within the Businesses, Consolidated Loan Group EBITDA for such period shall be calculated after giving pro forma effect thereto as if such new project began operations or the operations of such existing project were expanded, as the case may be, on the first day of such period (so long as such pro forma treatment does not result in an annualized amount that exceeds the amount actually estimated thereof for such Reference Period as determined by the BVI Borrower in good faith); and

(b)        in making any determination on a Pro Forma Basis, (i) all Debt (including Debt incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Debt incurred for working capital purposes) incurred or permanently repaid during the Reference Period (or, unless the context otherwise requires, incurred or permanently repaid during the Reference Period or thereafter and through and including the date upon which such incurrence or repayment is consummated) shall be deemed to have been incurred or repaid at the beginning of such period and (ii) Consolidated Interest Expense of such Person attributable to interest on any Debt for which pro forma effect is being given as provided in the preceding clause (i) bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such period.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the BVI Borrower.  For the avoidance of doubt, other than as explicitly contemplated by Section 8.14,  pro forma effect will not be given with respect to any events described in this definition of “Pro Forma Basis” that occurred subsequent to the applicable Reference Period when calculating compliance with the financial covenants set forth in Section 8.14.  For the purposes of determining compliance on a Pro Forma Basis with any financial covenant set forth in Section 8.14 for any reason under this Agreement as of any date prior to the first date on which such financial covenant is to be tested under Section 8.14, the level of any such financial covenant shall be deemed to be the covenant level applicable to the first date on which such covenant is to be tested.

“Process Agent” has the meaning assigned to such term in Section 12.12(b).

“Prohibited Nations Acts” means the Trading with the Enemy Act, 50 U.S.C. app. §§ 1-44 (2006), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701- 1707 (2006), the USA Patriot Act, the Cuban Liberty and Democratic Solidarity Act (Helms-Burton Act), Pub. L. No. 104-114, 110 Stat. 785 (1996), related regulations issued by OFAC, including the Cuban Assets Control Regulations, and any similar acts or governmental actions of the U.S. state, federal or of any other Relevant Jurisdiction to the extent applicable, but shall not include the Arab League Boycott of Israel or any law implemented to further the same.

“Prohibited Payments” has the meaning assigned to such term in Section 6.29(b).

“Project” means (a) the acquisition, construction, development or expansion of assets by a Project Subsidiary forming an undertaking capable (on the basis of reasonable initial assumptions) to generate sufficient cash flow to cover the operating costs and debt service required to finance such undertaking and the subsequent commercial operation for which such assets were so acquired, constructed, developed or expanded, or (b) any business undertaking which, at the time of its acquisition, construction, development or expansion by the applicable Person, satisfied the criteria set forth in the foregoing clause (a).

“Project Available Cash” means, at any time, all cash internally generated by a Project Group, to the extent:

(a)        in excess of the sum of (i) Minimum Cash Runway of such Project Group and (ii) cash reserves actually maintained for the purpose of debt service payments in respect of such Project Group’s Permitted Project Debt;

(b)        such cash is available for distribution in accordance with the applicable Permitted Project Debt and other applicable contractual restrictions; and

(c)        the distribution of such cash (i) would not result in material adverse tax consequences to a Loan Party or its Subsidiaries as reasonably determined by the BVI Borrower, (ii) would not contravene Applicable Law, (iii) would not be delayed by Applicable Law from being repatriated to the applicable Relevant Jurisdiction, (iv) could not reasonable be expected to give rise to a risk of liability for the officers or directors of the applicable Project Subsidiaries, or (v) is not prohibited by the organizational document restrictions of any entity that is not a Subsidiary of a Loan Party, in each such case as reasonably determined by the applicable Loan Parties acting in good faith.

“Project Group” means each group of one or more Project Subsidiaries supporting, participating in, or otherwise relating to a single Project; for example, as of the Closing Date, AquaVenture (BVI) Holdings Limited and Seven Seas Water (BVI) Limited, together, constitute a single Project Group.

“Project Salt” means the Project identified to the Required Lenders and the Administrative Agent as ‘Project Salt’ prior to the Closing Date.

“Project Subsidiary” means (a) AquaVenture (BVI) Holdings Limited and Seven Seas Water (BVI) Limited, and (b) each other Subsidiary of the BVI Borrower that is formed or acquired after the Closing Date and is designated a Project Subsidiary by BVI Borrower.

“Project Trinity” means the acquisition of all of the membership interests of the Project Trinity Target by the AV USA Borrower pursuant to the Project Trinity Agreement.

“Project Trinity Agreement” means that certain Membership Interest Purchase Agreement, dated as of 3rd Amendment Date, by and among the AV USA Borrower, the BVI Borrower and the members of the Project Trinity Target.

“Project Trinity Target” means AUC Acquisition Holdings, L.L.C., a Delaware limited liability company.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Public Company Costs” means one-time non-recurring costs associated with becoming a public company (including, for the avoidance of doubt, charges in anticipation of, or in preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and one-time charges in anticipation of, or in preparation for, compliance with the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchanges for companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, charges relating to investor relations, shareholder meetings and reports to shareholders and debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees).

“Public Lender” has the meaning assigned to such term in Section 12.02(b).

“Quench USA Borrower” has the meaning assigned to such term in the Preamble hereto.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Reference Period” has the meaning assigned to such term in the definition of “Pro Forma Basis”.

“Refinancing” has the meaning assigned to such term in Section 7.15(a).

“Refinancing Debt” means the obligations outstanding under each of:

(a)   the Credit Agreement, dated as of March 27, 2013 (as amended, restated, amended and restated, or modified or supplemented from time to time), by and among Seven Seas Water Corporation (USVI), as borrower, BVI Borrower, as guarantor, Firstbank Puerto Rico, as a lender and The Bank of Nova Scotia, as a lender and as administrative agent for the lenders (the “USVI Refinancing Debt”);

(b)   the Credit Agreement, dated as of April 9, 2012 (as amended, restated, amended and restated, or modified or supplemented from time to time), by and among Seven Seas Water (Trinidad) Unlimited, as borrower, BVI Borrower, as guarantor, and The Bank of Nova Scotia, as lender;

(c)   the Credit Agreement, dated as of June 18, 2015 (as amended, restated, amended and restated, or modified or supplemented from time to time), by and among Aqua Ventures Holdings Curaçao N.V., as borrower, BVI Borrower, Seven Seas Water Corporation, AquaVenture Capital Limited, AquaVenture Holdings Limited and Citibank, N.A. as a Lender and as administrative agent; and

(d)   the Loan and Security Agreement, dated as of October 7, 2011 (as amended, restated, amended and restated, or modified or supplemented from time to time), by and among the Quench USA Borrower and ORIX Ventures, LLC.

“Register” has the meaning assigned to such term in Section 12.07(d).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, or leaching into the environment.

“Relevant Jurisdiction” means any jurisdiction of incorporation, formation or organization of any Loan Party, including but not limited to the State of Delaware, BVI, Curaçao, Peru, Sint Maarten, T&T and USVI.

“Removal Effective Date” has the meaning assigned to such term in Section 10.09(b).

“Required Lenders” means, as of any date of determination, as to any Class of Loans, the Lenders having an aggregate Applicable Percentage of at least a majority of such Class of Loans (or unused Commitments in respect thereof), and, as to all Loans, the Lenders having an aggregate Applicable Percentage of at least a majority of all Loans (or unused Commitments in respect thereof); provided that (i) the portion of the aggregate outstanding principal amount of Loans (or unused Commitments in respect thereof) held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders and (ii) at any time there are two or more Lenders (who are not Affiliates of one another or Defaulting Lenders), “Required Lenders” must include at least two Lenders (who are not Affiliates or Approved Funds of one another or Affiliates of any Borrower).

“Resignation Effective Date” has the meaning assigned to such term in Section 10.09(a).

“Responsible Officer” means the chief executive officer, president, chief financial officer, vice president, treasurer, assistant treasurer, controller, director or managing director of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan

Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Account Breach” has the meaning assigned to such term in Section 8.17.

“Restricted Payment” means (a) any declaration or payment of any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests of the BVI Borrower or any Subsidiary, (b) any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance, retirement, acquisition, cancellation or termination of any Equity Interest of the BVI Borrower or any Subsidiary or (c) any payment of any principal, interest or other amount on or in relation to any Debt owed by any Loan Party to an Affiliate.

“Restricted Subsidiary” means any Subsidiary other than any Project Subsidiary or Dormant Subsidiary; provided that the BVI Borrower may, subject to Sections 7.07 and 7.11, elect to re-designate any Project Subsidiary or Dormant Subsidiary as a Restricted Subsidiary; unless otherwise specified, all references herein to a “Restricted Subsidiary” or to “Restricted Subsidiaries” shall refer to a Restricted Subsidiary or Restricted Subsidiaries of BVI Borrower.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanctioned Jurisdictions” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive sanctions (at the time of this Agreement, Iran, Cuba, Sudan, Syria, North Korea, and the Crimea region of Ukraine) broadly restricting or prohibiting dealings in or involving such country or territory.

“Sanctioned Person” means (a) any Person that is the subject or target of sanctions administered by the Office of Foreign Assets Control (OFAC) including the “Specially Designated Nationals and Blocked Person List” as set forth on http://www.ustreas.gov/offices/enforcement/ofac/sdn/, the United Nations (UN), the European Union (EU), Her Majesty’s Treasury (UK HMT), the Swiss Secretariat of Economic Affairs (SECO), the Hong Kong Monetary Authority (HKMA), the Monetary Authority of Singapore (MAS) and any other relevant national or supra-national governmental body with jurisdiction over the Administrative Agent, the Borrower, any of the Borrower’s Subsidiaries or any Lender. (such authorities hereinafter, “Sanctions Authorities” and such sanctions, “Sanctions Programs”), (b) any Person owned or controlled, or acting on behalf of, directly or indirectly, a Person that is the subject or target of sanctions imposed by the Sanctions Programs, (c) any person domiciled, resident, or located in a Sanctioned Jurisdiction, (d) any other Person with whom a U.S. Person may not engage under any Prohibited Nations Act in the absence of specific governmental authorization, or (e) any Person on any Sanctions List.

“Sanctions Authorities” has the meaning assigned to such term in the definition of Sanctioned Person.

“Sanctions List” means any list of designated individuals or entities maintained by any Sanctions Authority, including, but not limited to, the Specially Designated Nationals and Blocked Persons List and the Consolidated Non-SDN List, each maintained by OFAC, and any Sanctions-related list maintained by the United Nations Security Council, the European Union, or any European Union member state including the Consolidated List of Financial Sanctions Targets maintained by Her Majesty’s Treasury of the United Kingdom.

“Sanctions Programs” has the meaning assigned to such term in the definition of Sanctioned Person.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedging Agreement” means any Hedging Agreement that is entered into by and between any Loan Party and any Hedge Bank that is designated by the BVI Borrower as a “Secured Hedging Agreement”.

“Secured Obligations” means (a) the Obligations and (b) the payment of all obligations of the Borrowers and the other Loan Parties under each Secured Hedging Agreement entered into with any counterparty that is a Secured Party; provided that, notwithstanding anything herein to the contrary, the Secured Obligations shall exclude any Excluded Swap Obligations.

“Secured Parties” means, collectively, (a) the Lenders, (b) the Administrative Agent and (c) each counterparty to a Secured Hedging Agreement that is a Lender that holds, together with its Affiliates, Loans in an aggregate principal amount outstanding hereunder equal to at least the lesser of (i) $10,000,000 or (ii) six and two-thirds percent (6⅔%) of the Loans outstanding hereunder at such time (each such counterparty, a “Hedge Bank”).

“Security Agreements” means the USA Security Agreement and the other general security agreements entered into among the Loan Parties and the Administrative Agent as set forth on Schedule 7.11.

“Security Principles” means the principles outlined on Schedule 7.11 hereto.

“Seven Seas BVI” means Seven Seas Water (BVI) Ltd. (f/k/a BiWater (BVI) Ltd.).

“Seven Seas Water Business” means the operating platform and related reportable segment of the BVI Borrower and its Subsidiaries providing outsourced desalination and wastewater treatment for governmental, municipal, industrial and hospitality customers.

“Sint Maarten (Cay Bay & Cupecoy) Water Supply Agreement” means the Water Supply Agreement, dated June 27, 2007, as amended on February 13, 2008, November 27, 2012 and July 25, 2012 between the Sint Maarten and Air-Fin Holding Sint Maarten N.V.

“Solvent” means, with respect to any Person on any date of determination, that on such date: (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that is reasonably be expected to become an actual or matured liability.

“Specified Event of Default” means any Event of Default occurring pursuant to Section 9.01(a),  Section 9.01(h) or Section 9.01(i).

“Specified Bridge Debt” means Debt incurred from one or more Lenders during the period beginning on 3rd Amendment Date and ending on March 31, 2019 and used to finance Permitted Acquisitions and/or Project Salt during such period; provided that (i) all Lenders shall be offered an opportunity to commit to participate in such Specified Bridge Debt and the commitments to be made as part of the Specified Bridge Debt shall be allocated to the Lenders providing such commitments on a pro rata basis, and (ii) such Debt is otherwise incurred in accordance with the Loan Documents.

“Specified Equity Proceeds” means Net Cash Proceeds received by BVI Borrower from the issuance of Equity Interests (other than Disqualified Interests) issued by BVI Borrower; provided that (i) such proceeds were intended at the time of such issuance of Equity Interests to be applied in repayment of Specified Bridge Debt (and were not, for the avoidance of doubt, proceeds of an Equity Cure) and (ii) either (A) such Net Cash Proceeds are promptly applied to the repayment of Specified Bridge Debt or (B) such Net Cash Proceeds are held in a designated account of the BVI Borrower (and not, for the avoidance of doubt, comingled with any other funds of the Loan Parties or any other Person) pending application in repayment of Specified Bridge Debt.

“Specified Receivables”  means long-term receivables created under service concession arrangements or from Capital Lease accounting.

“Specified Transaction” means (i) any Investment permitted under the Loan Documents (including, without limitation, any Permitted Acquisition) resulting in the acquisition of a Person or all or substantially all of the assets of a Person (or a division or a line of business of a Person), (ii) the incurrence or assumption of any Debt, (iii) any disposition of all or substantially all of the Equity Interests of a Person or all or substantially all of the assets of a Person (or a division or line of business of a Person), (iv) the repayment of any Debt, (v) any reclassification of any Subsidiary that is not a Restricted Subsidiary as a Restricted Subsidiary (and vice versa) and (vi) to the extent approved by the Required Lenders in writing, any other event that by the terms of this agreement requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis with respect to any such transaction or event.

“St. Croix Lease Agreement” means the Lease Agreement, dated April 5, 2012, between Virgin Islands Water and Power Authority, and Seven Seas Water Corporation (USVI).

“St. Croix Water Supply Agreement” means the Water Purchase Agreement, dated April 5, 2012, as amended on August 27, 2012, June 12, 2013 and February 4, 2015 between Virgin Islands Water and Power Authority, and Seven Seas Water Corporation (USVI).

“St. Thomas Lease Agreement” means the Lease Agreement, dated May 12, 2011, between Virgin Islands Water and Power Authority, and Seven Seas Water Corporation (USVI).

“St. Thomas Water Supply Agreement” means the Water Purchase Agreement, dated May 12, 2011, as amended on July 8, 2011, November 25, 2011, December 30, 2011 and February 4, 2015 between Virgin Islands Water and Power Authority, and Seven Seas Water Corporation (USVI).

“Subordinated Debt” has the meaning assigned to such term in Section 8.01(e).

“Subsidiary” means, with respect to any Person at any time, any corporation or other entity: (a) more than 50% of the Voting Equity Interests in which is owned or controlled, directly or indirectly, by such Person and/or by any Subsidiary of such Person or (b) which is otherwise controlled, directly or indirectly, by such Person and/or by any Subsidiary of such Person in accordance with the Applicable Law of such controlled Person’s jurisdiction; unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the BVI Borrower.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taking” means, with respect to any Person, any circumstance or event, or series of circumstances or events as a result of which all or any portion of the Property of such Person shall be condemned, nationalized, confiscated, seized, compulsorily acquired or otherwise expropriated by any Governmental Authority under power of eminent domain or otherwise, other than pursuant to and in accordance with, a Material Water Agreement.

“Takings Proceeds” means, with respect to any Person, all condemnation awards or other compensation, awards, damages and other payments or relief with respect to: (a) any condemnation, nationalization, seizure or expropriation by a Governmental Authority (including by eminent domain) of all or any portion of the Property of such Person (including any rights under or associated with any Governmental Approval and any Collateral), (b) any assumption by a Governmental Authority of control of all or any portion of the Property or business operations of such Person, (c) any Taking or any action by a Governmental Authority for the dissolution or disestablishment of such Person or (d) any Taking or any action by a Governmental Authority that would prevent such Person from carrying on its business or operations or a substantial part thereof, in each case other than pursuant to, and in accordance with, a Material Water Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding and value-added tax), assessments, fees or other charges imposed by any Governmental Authority, irrespective of the manner in which they are collected or assessed, including any interest, additions to tax or penalties applicable thereto.

“Termination Payment” means any payment as a result of, or in connection with, the termination of the Material Water Agreements, including any buy-out amounts, amounts to compensate any unrecovered or unamortized capital expenditures or investments or any penalty payable in favor of the Loan Parties under the Material Water Agreements.

“Threshold Amount” means $10,000,000 (or its equivalent in other currencies).

“Trinidad Lease Agreement” means the Deed of Sub-Lease dated October 28, 2011, between Water and Sewerage Authority and Seven Seas Water (Trinidad) Unlimited, and the Deed of Variation of Deed of Sub-Lease dated January 20, 2017, between Water and Sewerage Authority and Seven Seas Water (Trinidad) Unlimited.

“Trinidad Water Supply Agreement” means the Water Sale Agreement, dated May 7, 2010, as amended October 7, 2010, January 11, 2013, January 29, 2014 and September 3, 2015 between Water and Sewerage Authority and Seven Seas Water (Trinidad) Unlimited, Seven Seas Water Corporation and its Affiliates, members of the Seven Seas Water Group (as defined therein).

“Type” means, when used in reference to any Loan or Borrowing, whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate, the Alternate Base Rate or a Fixed Rate.

“T&T” means the Republic of Trinidad and Tobago.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State of New York; provided that if by reason of mandatory provisions of Applicable Law, the perfection or priority of a security interest is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for the purposes of the provisions in the Loan Documents relating to such perfection or priority.

“Unrestricted Cash” means, as of any date of determination, the aggregate amount of cash and Cash Equivalents (in each case, free and clear of all Liens other than Permitted Liens) included in the consolidated balance sheet of the BVI Borrower and its Subsidiaries (but excluding any such Unrestricted Cash on the balance sheet of any Project Subsidiaries) as of such date.

“U.S.” and “United States” mean the United States of America.

“U.S. Person” means: (a) a U.S. citizen, (b) a U.S. resident, (c) an individual or entity located in the U.S., (d) an entity organized under U.S. law or (e) an entity owned or controlled by any of the above.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.04(f)(ii)(B)(3).

“USA Borrower” means each of the Quench USA Borrower and the AV USA Borrower.

“USA Loan Party” means any Loan Party that is a U.S. Person.

“USA Security Agreement” means the Security Agreement, dated as of the Closing Date (as amended, supplemented or otherwise modified from time to time), between the Quench USA Borrower, the other Loan Parties party thereto and the Administrative Agent.

“USA Patriot Act” has the meaning assigned to such term in Section 12.22.

“USVI” means United States Virgin Islands.

“USVI Refinancing Debt” has the meaning assigned to such term in the definition of “Refinancing Debt”.

“USVI Loan Party” means Seven Seas Water Corporation (USVI) and each other Loan Party incorporated, formed or otherwise organized under the laws of USVI.

“Vale Guarantee” means the Guaranty, dated January 10, 2010,  between Vale, S.A., and Andrade Gutierrez Engenharia S.A., Sucursal del Peru and the Assignment of Guaranty Agreement, dated October 31, 2016, among Vale, S.A., Andrade Gutierrez Engenharia S.A., Sucursal del Peru and AquaVenture Holdings Peru S.A.C.

“Vale Permitted Transferee” means (1) The Mosaic Company and its Affiliates, and (2) any other transferee of the obligations of Vale S.A. under the Vale Guarantee that is at least as creditworthy as Vale S.A, as reasonably determined by the Required Lenders in consultation with the Borrowers.

“Vehicles” means all cars, trucks, vans, trailers, construction, motor vehicles, and earth moving equipment and other assets  covered by a certificate of title law.

“Voting Equity Interest” of a Person means the Equity Interest in such Person having power to vote for the election of directors or similar officials of such Person or otherwise voting with respect to actions of such Person (other than such Equity Interests having such power only by reason of the happening of a contingency).

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yield” means, as to any Loans the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, arrangement fees, any floor to which the LIBO Rate or Alternate Base Rate may be subject, or otherwise, in each case, incurred or payable by the Borrowers generally to all the Lenders providing such Loans; provided that upfront fees and original issue discount shall be equated to interest rate based upon an assumed four year average life to maturity (e.g. 100 basis points of original issue discount equals 25 basis points of interest rate margin for a four year average life to maturity) or, if less, the remaining life to maturity; provided,  further, that “Yield” shall exclude any ticking, letter of credit fee, unused line, advisory or consent fees.

SECTION 1.02         Other Interpretive Provisions.

(a)  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)  The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement, and any subsection, Section, Article, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)  The term “documents” includes any and all documents, instruments, written agreements, certificates, indentures, notices and other writings, however evidenced (including electronically).

(d)  The term “including” is not limiting and (except to the extent specifically provided otherwise) means “including without limitation.”

(e)  Unless otherwise specified, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each means “to but excluding,” and the word “through” means “to and including.”

(f)  The terms “may” and “might” and similar terms used with respect to the taking of an action by any Person shall reflect that such action is optional and not required to be taken by such Person.

(g)  Unless otherwise expressly provided herein: (i) references to agreements (including this Agreement) and other documents shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent that such amendments and other modifications are not prohibited by any Loan Document and (ii) references to any Applicable Law are to be construed as including all statutory and regulatory provisions or rules consolidating, amending, replacing, supplementing, interpreting or implementing such Applicable Law.

(h)  References to any Person shall include such Person’s successors and permitted assigns (and in the case of any Governmental Authority, any Person succeeding to such Governmental Authority’s functions and capacities).

(i)  The Loan Documents are the result of negotiations among, and have been reviewed by, counsel to the Administrative Agent, the Arranger, the Loan Parties and the Lenders, and are the products of all such Persons.  Accordingly, they shall not be construed against any Person merely because of any such Person’s involvement in their preparation.

(j)  Unless otherwise specified, all references herein to times of day shall be references to such time in New York, New York.

(k)  If any obligation under this Agreement is stated to be due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day; provided that, in the case of interest and fees (as applicable, such extension of time shall be included in the computation thereof); provided,  further that, if such extension would cause payment of interest, fees or principal to be made in the next calendar month following such original due date, such payment shall instead be made on the Business Day immediately preceding such original due date.

SECTION 1.03           Accounting Terms.

(a)  Generally.  Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 8.14 and the definitions used in such calculations) shall be made, in accordance with Applicable Accounting Standards.

(b)  Changes in Applicable Accounting Standards.  If at any time any change in Applicable Accounting Standards would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in Applicable Accounting Standards (subject to the approval of the Required Lenders); provided that, until so amended: (i) such ratio or requirement shall continue to be computed in accordance with Applicable Accounting Standards prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in Applicable Accounting Standards.

SECTION 1.04            Currency Equivalents.  In this Agreement, whenever the equivalent amount in any currency of an amount in another currency is to be determined, such equivalent amount shall be determined: (a) if the equivalent amount of any non-U.S. currency is to be expressed in Dollars, as the amount of Dollars that could be purchased with such amount at the Administrative Agent’s foreign exchange spot rate at the time of determination and (b) if the equivalent amount of any currency is to be expressed in a currency other than Dollars, as the amount of such second currency that could be purchased with such amount of the first currency at the prevailing foreign exchange spot rate at the time of determination.  All amounts herein expressed as Dollar amounts shall be calculated at the Dollar equivalent amount thereof, which for the avoidance of doubt, shall include, after conversion, any stamp duty charges and other costs needed to yield the equivalent Dollar amount.

SECTION 1.05           Limited Condition Transactions.

(a)   In connection with any Limited Condition Transaction, for purposes of determining compliance with (a) any representation, warranty or absence of Default or Event of Default requirement or (b) any financial test or covenant contained in this Agreement during any period which requires the calculation of any of the foregoing ratios, at the option of the BVI Borrower (the BVI Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “Limited Condition Election”) the date of determination for any such compliance shall be deemed to be (i) the date the definitive agreements for such Limited Condition Transaction are entered into or (ii) if such Limited Condition Transaction is not consummated within 120 days following such date in the preceding clause (i), a date that is within the period beginning 120 days prior to the date such Limited Condition Transaction is consummated (the “Limited Condition Test Date”).  For the avoidance of doubt, if the BVI Borrower has made a Limited Condition Election and any of the terms for which compliance was determined or tested as of the Limited Condition Test Date are thereafter no longer satisfied, including due to fluctuations in Consolidated EBITDA, at or prior to the consummation of the relevant Limited Condition Transaction, such terms will nevertheless be deemed to have been satisfied.

(b)  If the BVI Borrower has made a Limited Condition Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio with respect to any other transactions on or following the relevant Limited Condition Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for, or offer in respect of, such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio shall be calculated (and tested) on a Pro Forma Basis (X) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Debt and the use of proceeds thereof) had been consummated on the Limited Condition Test Date and (Y) solely to the extent such ratio is being calculated and tested in connection with a Restricted Payment, assuming such Limited Condition Transaction and other transactions in connection therewith (excluding any Consolidated EBITDA and Consolidated Net Income of the target and any incurrence of Debt) had not been consummated on the Limited Condition Test Date.

ARTICLE II

THE COMMITMENTS AND LOANS

SECTION 2.01            The Closing Date, 3rd Amendment Date Loans and 4th Amendment Loans.

(a)  The Closing Date Loans.

(i)  Subject to the terms and conditions set forth herein (including as set forth in Article V), each Lender severally, and not jointly, agrees to make Closing Date Loans to the Borrowers on the Closing Date, in a principal amount that (a) does not exceed such Lender’s Commitment in respect thereof and (b) will not cause such Lender’s share of the Closing Date Loans to exceed the total Commitments in respect thereof of all Lenders.

(ii)  The Closing Date Loans shall be made by the Lenders ratably in accordance with their respective Commitments in respect thereof.  The failure of any

Lender to make the portion of the Closing Date Loans required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders to make Closing Date Loans are several and no Lender shall be responsible for any other Lender’s failure to make its share of the Loans as required.

(b)  The 3rd Amendment Date Loans.

(i)  Subject to the terms and conditions set forth herein and in the 3rd Amendment, each Lender severally, and not jointly, agrees to make the 3rd Amendment Date Loans to the applicable Borrowers on the 3rd Amendment Date, in a principal amount that (a) does not exceed such Lender’s Commitment in respect thereof and (b) will not cause such Lender’s share of the 3rd Amendment Date Loans to exceed the total Commitments in respect thereof of all Lenders.

(ii)  The 3rd Amendment Date Loans shall be made by the Lenders ratably in accordance with their respective Commitments in respect thereof.  The failure of any Lender to make the portion of the 3rd Amendment Date Loans required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders to make the 3rd Amendment Date Loans are several and no Lender shall be responsible for any other Lender’s failure to make its share of the Loans as required.

(c)  The 4th Amendment Date Loans.

(i)  Subject to the terms and conditions set forth herein and in the 4th Amendment, each Lender severally, and not jointly, agrees to make the 4th Amendment Date Loans to the applicable Borrowers on the 4th Amendment Date, in a principal amount that (a) does not exceed such Lender’s Commitment in respect thereof and (b) will not cause such Lender’s share of the 4th Amendment Date Loans to exceed the total Commitments in respect thereof of all Lenders.

(ii)  The 4th Amendment Date Loans shall be made by the Lenders ratably in accordance with their respective Commitments in respect thereof.  The failure of any Lender to make the portion of the 4th Amendment Date Loans required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders to make the 4th Amendment Date Loans are several and no Lender shall be responsible for any other Lender’s failure to make its share of the Loans as required.

(d)  No Reborrowing. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

SECTION 2.02           Borrowings of Loans.

(a)  To request a Borrowing, each Borrower requesting a Borrowing shall give written notice (a “Borrowing Request”) substantially in the form of Exhibit B-1 hereto to the Administrative Agent of each proposed Borrowing not later than 12:00 noon, New York City time, one (1) Business Day prior to the requested date of such Borrowing, which, in the case of the initial Borrowing, shall be the Closing Date.

(b)  Each Borrowing Request shall specify: (i) the aggregate amount of the requested Borrowing, (ii) the principal amount of Loans to be borrowed, which shall not be in excess of the unadvanced and uncancelled Commitments on the proposed Borrowing Date, (iii) the portions of such Borrowing that shall be comprised of LIBOR Loans and/or ABR Loans, as applicable, (iv) with respect to any LIBOR Loans under the requested Borrowing, the Interest Period to be applied for purposes of calculating the LIBO Rate for such Loans (which, in the case of the Closing Date Loans, shall be as set forth in clause (i) of Section 12.26(c), in the case of the 3rd Amendment Date Loans, shall be as set forth in clause (ii) of Section 12.26(c), and, in the case of the 4th Amendment Date Loans, shall be as set forth in clause (iii) of Section 12.26(c)), (v) the requested Borrowing Date, which shall be a Business Day, and (vi) the location and number of the accounts to which funds are to be disbursed (which account information may be updated by notice to the Administrative Agent).

(c)  Each Borrowing Request shall be effective upon receipt by the Administrative Agent and shall be irrevocable and binding on the Borrowers; provided that such Borrowing Request may state that it is conditioned upon the consummation of a specified event, in which case such Borrowing Request may be revoked by the BVI Borrower if such condition is not satisfied.

(d)  Following receipt of a Borrowing Request, the Administrative Agent shall promptly notify each applicable Lender of the amount of its Applicable Percentage of the requested Borrowing.  Unless BVI Borrower, the Administrative Agent and each applicable Lender shall have agreed to alternate borrowing procedures, each applicable Lender shall make the amount of its applicable Loan available to the Administrative Agent in immediately available funds at the office specified by the Administrative Agent not later than 11:00 a.m. on the Business Day specified in the applicable Borrowing Request.  Upon satisfaction of the applicable conditions set forth in Section 5.01 or 5.02, as applicable, the Administrative Agent shall remit all funds so received in like funds as received by the Administrative Agent by wire transfer of such funds to the account of the applicable Borrower in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Borrower in the applicable Borrowing Request.

(e)  Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall give notice thereof to the Lenders and to the Borrowers (it being understood that the Administrative Agent’s failure to do so shall not affect any interest rate applicable hereunder).

SECTION 2.03            Optional Prepayments.  The Borrowers may, subject to Section 12.26, upon irrevocable written notice to the Administrative Agent, prepay Loans of any Class or Type, in whole or in part; provided that: (a) (i) in the case of any such voluntary prepayment of the Closing Date Loans made during the period after the Closing Date to and including the first anniversary of the Closing Date, (ii) in the case of any such voluntary prepayment of the 3rd Amendment Date Loans made during the period after the 3rd Amendment Date to and including the first anniversary of the 3rd Amendment Date, or (iii) in the case of any such voluntary prepayment of the 4th Amendment Date Loans made during the period after the 4th Amendment Date to and including the first anniversary of the 4th Amendment Date, such prepayment shall be made together with the applicable Prepayment Premium, (b) such notice must be received by the Administrative Agent not later than 2:00 p.m. three (3) Business Days prior to any Prepayment Date, (c) any prepayment of the Loans shall be in a minimum principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or if less, the entire principal amount thereof then outstanding, and (d) any voluntary prepayment of any Loan (whether or not such prepayment was designated to be made with respect to any particular Loan, Class or Type) shall be applied on a pro rata basis across all Loans (and not just to such Loan); provided that if the terms of an Additional Loan provide for a smaller portion (or no portion) of any such prepayment, only such smaller portion (or no portion, if applicable) shall be allocated to such Additional Loan and the excess shall be allocated to the other Loans on a pro rata basis across all such other Loans.  Each such notice shall specify the date of such prepayment and the amount of such prepayment, and such notice of prepayment may state that it is conditioned upon the consummation of a specified event, in which case such notice of prepayment may be revoked by the BVI Borrower if such condition is not satisfied.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage).  If such notice is given by any Borrower, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Each prepayment shall be accompanied by all accrued interest on the amount prepaid, together with any Prepayment Premium and any additional amounts required pursuant to Section 3.03.  Each prepayment of any Class of outstanding Loans pursuant to this Section 2.03 shall be paid to the Lenders in accordance with their respective Applicable Percentages and, in the case of any prepayment of any Closing Date Loans, 3rd Amendment Date Loans or 4th Amendment Loans pursuant to this Section 2.03, shall be further subject to Section 12.26(a).

SECTION 2.04           Mandatory Prepayments.

(a)  Concurrently with the receipt by any Loan Party or any of its Subsidiaries of any Net Cash Proceeds from any Casualty Event, Taking, Asset Sale or Termination Payment, in excess of $10,000,000 in aggregate following the Closing Date, such Loan Party shall, or shall cause its applicable Subsidiaries to, promptly prepay the outstanding principal amount of the Loans in an amount equal to 100% of such excess Net Cash Proceeds; provided that, so long as (i) no Specified Event of Default or Event of Default occurring pursuant to Section 9.01(c) as a result of a violation of Section 7.01(b),  Section 7.01(d),  clause (i) of Section 7.02(a), or Section 8.14 shall have occurred and be continuing and (ii) the Obligations have not been accelerated Pursuant to Section 9.02(b) following the occurrence and during the continuance of any other Event of Default, the Borrowers shall have the option, directly or through one or more of their Subsidiaries, to invest such excess Net Cash Proceeds within three hundred sixty-five (365) days of receipt thereof in assets used or useful in the Businesses (including Permitted Acquisitions and other permitted Investments); provided,  further, that if Borrower or any of its Subsidiaries enters into a legally binding commitment (and has provided the Administrative Agent a copy of such binding commitment for distribution to the Lenders) to invest such excess Net Cash Proceeds within such 365-day period, it may directly or through one or more of its Subsidiaries so invest such excess Net Cash Proceeds within the later of (X) three hundred sixty-five (365) days following the receipt of such excess Net Cash Proceeds or (Y) one hundred eighty (180) days following the date such Borrower or Subsidiary entered into such legally binding commitment.

(b)  Concurrently with the incurrence or issuance by any Loan Party or any of its Subsidiaries of any Debt (other than Debt expressly permitted to be incurred or issued pursuant to Section 8.01), such Loan Party shall, or shall cause its applicable Subsidiaries to, prepay the outstanding principal amount of the Loans in an amount equal to 100% of all Net Cash Proceeds received by such Loan Party or such Subsidiary from such incurrence or issuance.

(c)  Immediately upon a Change in Control, the Loan Parties shall prepay the Loans in full together with all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document.

(d)  The BVI Borrower shall give the Administrative Agent immediate notice of the occurrence of any event requiring mandatory prepayment under this Section 2.04.  Such notice must be received by the Administrative Agent not later than 2:00 p.m. at least three (3) Business Days prior to any Prepayment Date.  Each such notice shall specify the date and the amount of such prepayment.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage in respect of the relevant Facility of such prepayment.  If such notice is given by the BVI Borrower, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Each prepayment shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.03 and, in the case of any mandatory prepayment of the Loans with Net Cash Proceeds of an Asset Sale or, to the extent resulting from voluntary termination of a Material Water Contract by any Loan Party, Termination Payment pursuant to Section 2.04(a) above and any mandatory prepayment pursuant to Sections 2.04(b) and 2.04(c) above, in each case, any applicable Prepayment Premium in respect of the Loans so prepaid.  Each mandatory prepayment of any Loan (whether or not such prepayment was designated to be made with respect to any particular Loan, Class or Type) shall be applied on a pro rata basis across all Loans (and not just to such Loan); provided that if the terms of an Additional Loan provide for a smaller portion (or no portion) of any such prepayment, only such smaller portion (or no portion, if applicable) shall be allocated to such Additional Loan and the excess shall be allocated to the other Loans on a pro rata basis across all such other Loans.  Each prepayment of any Class of outstanding Loans pursuant to this Section 2.04 shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of the relevant Facilities and, in the case of any prepayment of any Closing Date Loans, 3rd Amendment Date Loans or 4th Amendment Date Loans pursuant to this Section 2.04, shall be further subject to Section 12.26(a).

SECTION 2.05           Interest Elections.

(a)  Subject to Section 12.26 (and, for the avoidance of doubt, in the case of any Closing Date Loan, only pursuant to Section 12.26(d) on the 1st Amendment Date), the Borrowers shall have the option to (i) convert at any time all or any part of any Class of Loan from one Type of Loan to another Type of Loan, and (ii) upon the expiration of any Interest Period applicable to any LIBOR Loan, to continue all or any portion of such Loan equal as a LIBOR Loan (provided, for the avoidance of doubt, that, except as otherwise expressly provided for in Section 12.26 upon the expiration of any Interest Period applicable to any LIBOR Loan that is a Closing Date Loan, 3rd Amendment Date Loan or 4th Amendment Date Loan, all of such Loan shall be automatically continued as a LIBOR Loan with an Interest Period of three (3) months).

(b)   The applicable Borrower (or BVI Borrower) shall deliver an Interest Election to the Administrative Agent by no later than 12:00 noon, New York City time on the proposed Interest Election Date (in the case of a conversion to an ABR Loan or a Fixed Rate Loan) and at least three (3) Business Days in advance of the proposed Interest Election (in the case of a conversion to, or a continuation of, a LIBOR Loan).

SECTION 2.06           Repayment of Loans.

(a)   The Borrowers shall repay to the Administrative Agent for the account of the Lenders the aggregate principal amount of all Loans outstanding on the Maturity Date (which amount shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.03 and 2.04).

(b)   The Borrowers’ obligations under this Agreement and the other Loan Documents are general obligations of the Borrowers, and the recourse of the Lenders and the Administrative Agent in respect thereof is not limited to the Collateral or any portion thereof or to any particular Property of the Borrower.

SECTION 2.07           Interest.

(a)   Subject to the provisions of clause (b) below, (i) each LIBOR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBO Rate for such Interest Period plus the Applicable Margin, (ii) each ABR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Alternate Base Rate as of the first Business Day of the relevant Interest Period, plus the Applicable Margin, and (iii) each Fixed Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Fixed Rate applicable thereto.

(b)   While any Event of Default exists, the Borrowers shall pay interest on all outstanding Obligations hereunder at a fluctuating interest rate (in respect of any Floating Rate Loan) or a fixed interest rate (in respect of any Fixed Rate Loan) per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Law.

(c)   Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(d)   Interest on each Loan shall be due and payable in arrears on each Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(e)   The basis for determining the rate of interest with respect to any Loan and the Interest Period with respect to any LIBOR Loan shall be selected by the BVI Borrower and notified to the Administrative Agent (who shall provide notice to the relevant Lenders) pursuant to the applicable Borrowing Request or Interest Election delivered pursuant to Section 2.02 or Section 2.06, as the case may be.  If on any day a Loan is outstanding with respect to which a Borrowing Request or an Interest Election has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then such Loan shall be an LIBOR Loan with an Interest Period of (i) in the case of Closing Date Loans, the 3rd Amendment Date Loans or the 4th Amendment Date Loans, three (3) months, or (ii) in the case of any other Loan, one (1) month.

(f)   In connection with LIBOR Loans there shall be no more than two (2) Interest Periods outstanding in respect of any Class of such Loans at any time.  In the event the Borrower fails to specify between an ABR Loan or a LIBOR Loan in the applicable Borrowing Request or Interest Election, such Loan (i) if outstanding as LIBOR Loan, will be automatically continued as a LIBOR Loan on the last day of the then-current Interest Period for such Loan, (ii) if outstanding as an ABR Loan, will remain as an ABR Loan, or (iii) if not then-outstanding, will be made as a LIBOR Loan with an Interest Period of three (3) months.

SECTION 2.08           Fees.  The Borrowers shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the applicable Fee Letter.

SECTION 2.09           Computation of Interest and Fees.  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to clause (a) or (b) of the definition of “Alternate Base Rate” shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed.  The applicable LIBO Rate or Alternate Base Rate shall be determined by the Administrative Agent.  Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which such Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent demonstrable error.

SECTION 2.10           Notes.

(a)  The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent demonstrable error of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of demonstrable error.  In addition to such accounts or records, upon the request of any Lender made through the Administrative Agent, the applicable Borrower shall execute and deliver to such Lender (through the Administrative Agent) a NY Law Note, which shall evidence such Lender’s Loans.  Each Lender may attach schedules to its Note and endorse thereon the date, type, amount and maturity of its Loans and payments with respect thereto; provided that BVI Borrower is promptly given a copy of any such schedule and any updates made thereto.  The mutilation, loss, theft or destruction of a Note shall not imply or be deemed to constitute a cancellation of debt or of any other Obligation under or in respect of this Agreement or any Loan, even if any such event has occurred due to acts attributable to any of the Lenders or the Administrative Agent.  If a Note is mutilated, the applicable Borrower shall issue and deliver a new Note of the same principal amount and maturity as the mutilated Note, provided that such mutilated Note shall be returned to such Borrower.  If a Note is lost, stolen or destroyed, the applicable Borrower shall, promptly upon the written request of the Administrative Agent, issue and deliver to the applicable Lender a new Note of the same principal amount and maturity as the lost, stolen or destroyed Note subject to receipt of a customary lost note affidavit from such Lender and indemnity satisfactory to the Borrowers and the Administrative Agent, and the satisfaction by the applicable Lender of any other action or requirement that may be applicable according to the Applicable Law.  In the event that one or more Notes shall be issued after the date hereof, it shall not be necessary to tender or present any such Note to the Administrative Agent for any payment hereunder, except in connection with (but, for the avoidance of doubt, subject to) the payment in full of the Obligations thereunder.

(b)  The Peru Borrower shall promptly, and in any event within five (5) Business Days of (i) the disbursement of any Peru Loan, (ii) notice of the effectiveness of the assignment of any Peru Loan in accordance with Section 12.07, or (iii) the creation of any new Class of Peru Loans, as applicable, deliver to the Administrative Agent in escrow each of (A) an executed blank Peru Law Note substantially in the form of Exhibit A-2 hereto and (B) an executed blank Peru Law Note substantially in the form of Exhibit A-4 hereto, in each case, together with (C) executed Peru Completion Agreements in favor of each Lender holding the applicable Class of Peru Loans, in the case of the foregoing clause (ii), subject to the surrender of any Peru Law Notes held by the Administrative Agent in escrow on behalf of any Lender that assigns 100% of its outstanding Peru Loans in connection with such assignment; provided that (i) no such Peru Law Note or Peru Completion Agreement shall be effective until released from escrow in accordance with Section 9.02(e) and (ii) at no time shall the Peru Borrower be required to deliver more Peru Law Notes or Peru Completion Agreements than are necessary to ensure that each Lender has one original of each of the documents described in the foregoing clauses (A) through (C) in respect of each Class of Peru Loans it holds.

SECTION 2.11           Payments Generally; Administrative Agent’s Claw-back.

(a)  General.  All payments to be made by each Loan Party shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by such Loan Party hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed.  All payments shall be made in immediately available funds in Dollars not later than 2:00 p.m. on the date specified herein to the Administrative Agent’s Account.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Class (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Applicable Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  For the avoidance of doubt, notwithstanding any other provision of any Loan Document to the contrary, no payment received directly or indirectly from any Loan Party that is not a Qualified ECP Guarantor shall be applied directly or indirectly by the Administrative Agent or otherwise to the payment of any Excluded Swap Obligations.

(b)  Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02(d) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the each of applicable Lender and the applicable Borrower severally agrees to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at: (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by the applicable Borrower, the interest rate applicable to ABR Loans.  If the applicable Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the applicable Borrower the amount of such interest paid by such Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the applicable Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c)  Payments by Borrowers; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the applicable Lenders that the applicable Borrower will not make such payment, the Administrative Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Lenders the amount due.  In such event, if the applicable Borrower has not in fact made such payment, then each of the applicable Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  A notice of the Administrative Agent to any Lender or the applicable Borrower with respect to any amount owing under this clause (c) shall be conclusive, absent demonstrable error.

(d)  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)  Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 12.03(c) are several and not joint.  The failure of any Lender to make any Loan or to make any payment under Section 12.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 12.03(c).

(f)  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)  Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied: first (in each case on a pro rata basis to the recipients thereof based upon the amounts then owed to them) to pay fees and expenses due to the Secured Parties under the Loan Documents, then to pay accrued and unpaid interest on the Loans, then to pay principal of the Loans and then to pay any and all other amounts payable to the Secured Parties under the Loan Documents.

(h)  Borrowing Agency.  Each Borrower (other than the BVI Borrower) hereby irrevocably appoints the BVI Borrower as its agent, attorney-in-fact and representative for the purpose of (A) the giving and receipt of notices by and to the Borrowers under this Agreement and any other Loan Document, (B) the delivery of all documents, reports, financial statements and written materials required to be delivered by the Borrowers under this Agreement and any other Loan Documents and (C) all other purposes incidental to any of the foregoing; each such Borrower hereby agrees that any action taken by the BVI Borrower as its agent, attorney-in-fact and representative shall be binding upon such Borrower to the same extent as if directly taken by it.

SECTION 2.12           Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal or interest on any of its Loans or other Obligations resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligations greater than its ratable share thereof (according to its Applicable Percentages) then the Lender receiving such greater proportion shall: (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Loans of the other applicable Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other Obligations owing to them; provided that:

(a)  if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b)  the provisions of this Section 2.12 shall not be construed to apply to: (A) any payment made by or on behalf of the applicable Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the applicable Borrower or any Subsidiary thereof.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

SECTION 2.13          Rights of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff: (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (b) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and its Affiliates under this Section 2.13 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have.  Each Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 2.14           Defaulting Lenders.

(a)  Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)   such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders; and

(ii)  any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 2.13 shall be applied at such time or times as may be determined by the Required Lenders as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Required Lenders; third, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Lenders that are not Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their Applicable Percentages in respect of the relevant Class.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this clause (ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)  Defaulting Lender Cure.  If the Borrowers and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their Applicable Percentages of the relevant Class, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while such Lender was a Defaulting Lender; and provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.15           Increase in Commitments.

(a)  Any Borrower may at any time after the Closing Date, deliver to the Administrative Agent a request (a “Facilities Increase Request”) to incur additional Loans

(“Additional Loans”; any such increase or incremental incurrence being a “Facilities Increase”); provided that:

(i)   Any such Facilities Increase shall be in an amount not to exceed an aggregate principal amount of Additional Loans such that, after giving effect to the incurrence of such Additional Loans, the Consolidated Senior Leverage Ratio and Consolidated Total Leverage Ratio, each calculated on a Pro Forma Basis as of the Applicable Determination Date (giving effect to the incurrence of such Additional Loans on a Pro Forma Basis in the calculation of Consolidated Total Debt) would not respectively exceed 4.30:1.00 or 5.00:1.00.

(ii)   no such Facilities Increase shall be effective earlier than twenty (20) Business Days (or such shorter time as the Lenders providing such Facilities Increase may agree) after the delivery of the Facilities Increase Request to the Administrative Agent;

(iii)  such Facilities Increase shall be used to finance Permitted Acquisitions (or other acquisitions approved by the Required Lenders) and related closing costs, permitted Investments, Capital Expenditures, working capital and other general corporate purposes;

(iv)   prior to consummating a Facilities Increase, the applicable Borrower shall have delivered to the Administrative Agent a Compliance Certificate demonstrating that, upon giving effect to such Facilities Increase, on a Pro Forma Basis, the Borrowers would be in compliance with the financial covenants set forth in Section 8.14 as of the most recently ended Fiscal Quarter or Fiscal Year, as applicable, for which financial statements have been (or, if not delivered in a timely matter, were required to have been) delivered pursuant to Section 7.01(b) or 7.01(d), as applicable;

(v)   both before and after giving effect to any such Facilities Increase, no Default or Event of Default shall have occurred and be continuing;

(vi)  such Facilities Increase shall be in a minimum amount of $5.0 million; and

(vii) in the event that the Yield for any Additional Loans is higher than the Yield for the Closing Date Loans, the 3rd Amendment Date Loans and the 4th Amendment Date Loans that are LIBOR Loans by more than 50 basis points, then (A) the Applicable Margin for such Closing Date Loans, the 3rd Amendment Date Loans and the 4th Amendment Date Loans shall be increased to the extent necessary so that the Yield for such Closing Date Loans, the 3rd Amendment Date Loans and the 4th Amendment Date Loans is equal to the Yield for such Additional Loans minus 50 basis points, and (B) the interest rate applicable to any Closing Date Loans, the 3rd Amendment Date Loans and the 4th Amendment Date Loans that are Fixed Rate Loans shall be increased by the amount calculated pursuant to the preceding clause (A); and

(viii) Additional Loans shall otherwise be on non-economic terms and conditions no more favorable to the Lenders providing such Additional Loans than those applicable to the Closing Date Loans, the 3rd Amendment Date Loans and the 4th Amendment Date Loans unless otherwise consented to by the Required Lenders (including, without limitation, any such terms and conditions that would result in any payment of principal hereunder being applied on a greater than ratable basis to such Additional Loans); provided that to the extent any more favorable term is added for the benefit of the Lenders providing such Additional Loans no consent shall be required by the Required Lenders to the extent (1) such terms are conformed (or added) in this Agreement for the benefit of the Lenders hereunder pursuant to an amendment hereto subject solely to the reasonable satisfaction of the Administrative Agent or (2) applicable solely to periods after the Maturity Date.

(b)   The Administrative Agent shall promptly notify each Lender of any Facilities Increase Request it receives from any Borrower in connection with a proposed Facilities Increase.  Each such Lender may, in its sole discretion, commit to participate in such Facilities Increase by forwarding its commitment thereto to the Administrative Agent, in form and substance satisfactory to the BVI Borrower, within the time period specified in such Facilities Increase Request.  The commitments to be made as part of the Facilities Increase shall be allocated to the Lenders providing such commitments on a pro rata basis.  If the Administrative Agent does not receive (i) notice from existing Lenders indicating such Lenders’ interest in providing sufficient commitments to effectuate the Facilities Increase within five (5) Business Days of delivery of the applicable Facilities Increase Request and (ii) sufficient commitments from existing Lenders to effectuate the Facilities Increase within fifteen (15) Business Days of delivery of the applicable Facilities Increase Request, the applicable Borrower may seek commitments therefor  from other Persons (each such Person, an “Additional Lender”); provided that, such commitments shall be on terms no better than those offered to the existing Lenders, including but not limited to any fees, side fees or other arrangements; provided,  further that, the Administrative Agent shall have consented (such consent not to be unreasonably conditioned, withheld or delayed) to such Additional Lender receiving such commitment if such consent would be required under Section 12.07 for an assignment of Loans to such Additional Lender.  For the avoidance of doubt, nothing in this Agreement shall be construed to obligate any Lender to participate in any Facilities Increase.

(c)   Any such Facilities Increase shall become effective on a date agreed by the applicable Borrower and the Lenders providing such Facilities Increase (a “Facilities Increase Date”), subject to the satisfaction of the conditions precedent set forth in Section 5.02;  provided that, if the proceeds of a Facilities Increase are used to finance a Limited Condition Transaction, the Lenders providing such Facilities Increase may agree to limit the condition precedent requiring the representations and warranties herein to be true as of the date of such Facilities Increase to certain specified representations and, to the extent applicable, acquisition agreement representations.

(d)   The Facilities Increase shall be evidenced by an amendment or supplement to this Agreement executed by the Borrowers (and consented to by all other Loan Parties), the Administrative Agent and the Lenders providing such Facilities Increase (each such amendment or supplement, a “Facilities Increase Agreement”).  For the avoidance of doubt, upon closing of a Facilities Increase, new Lenders participating in such Facilities Increase shall for all purposes be deemed to be Lenders, and the Additional Loans made pursuant to such Facilities Increase shall for all purposes be deemed to be Loans hereunder.

ARTICLE III

YIELD PROTECTION, ILLEGALITY AND TAXES

SECTION 3.01           Increased Costs.

(a)  Increased Costs Generally.  If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBO Rate);

(ii)   subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any LIBOR Loan made by it (or on its loans, loan principal, letters of credit, commitments or other obligations, deposits, reserves, other liabilities or capital attributable thereto), or change the basis of taxation in respect thereof (except for Indemnified Taxes covered by Section 3.04 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)  impose on any Lender, its Applicable Lending Office or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or its Applicable Lending Office of making, converting to, continuing or maintaining any LIBOR Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or its Applicable Lending Office hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the applicable Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or its Applicable Lending Office for such additional costs incurred or reduction suffered.

(b)   Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender, its Applicable Lending Office or such Lender’s holding company, if any, regarding capital requirements, has or would have the effect of reducing the rate of return on the capital of such Lender, its Applicable Lending Office or such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender, its Applicable Lending Office or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration the policies of such Lender, its Applicable Lending Office or such Lender’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender, its Applicable Lending Office or such Lender’s holding company for any such reduction suffered.

(c)   Certificates for Reimbursement.  A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 3.01(a) or Section 3.01(b) and delivered to the Borrowers, shall be conclusive and binding upon the Borrowers absent demonstrable error.

The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)   Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.01 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the applicable Borrower shall not be required to compensate a Lender pursuant to this Section 3.01 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the applicable Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)   General Application.  Notwithstanding the foregoing, no Lender shall be entitled to demand compensation pursuant to this Section 3.01 unless it is such Lender’s general policy or practice to demand compensation in similar circumstances under comparable provisions of other credit, loan or other similar agreements, if any.

SECTION 3.02           Illegality.  Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain its LIBOR Loans hereunder, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market (and, in the opinion of such Lender, the designation of a different Applicable Lending Office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify the Borrowers thereof (with a copy to the Administrative Agent) and, following which notice: (a) such Lender’s Commitments (if still available) to make LIBOR Loans shall be suspended until such time as such Lender may again make and maintain its LIBOR Loans or (b) to the extent necessary to comply with such Change in Law, such Lender’s LIBOR Loans shall be prepaid by the Borrowers, together with accrued and unpaid interest thereon, any amounts due under Section 3.03 and all other amounts payable to such Lender by the Borrowers under the Loan Documents, on or before such date as shall be mandated by such Change in Law (such prepayment not being shared as described in Section 2.03 or 2.04 with any Lenders not so affected).

SECTION 3.03            Funding Losses.  Each Borrower agrees to pay to the Administrative Agent for the account of each Lender, upon the request of such Lender through the Administrative Agent, such amount as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense (including any such actual loss, cost, premium, penalty or expense arising from, without duplication, (a) the liquidation or reemployment of funds obtained by such Lender to make, maintain or fund all or any part of its Loan, (b) “broken funding”, (c) fees payable to terminate the deposits from which such funds were obtained or (d) amounts incurred to terminate, settle or re-establish hedging arrangements or related trading positions (irrespective of the currency thereof)), together with customary administrative fees charged by such Lender in connection with the foregoing, that such Lender determines are attributable to:

(i)    the payment of any principal of any Loan other than on a Payment Date (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(ii)   any failure by any Borrower for any reason (including the failure of any of the conditions precedent specified in Article V to be satisfied) to make a requested borrowing of Loans hereunder on the requested Borrowing Date specified in the Borrowing Request given pursuant to Section 2.02(b).

Each Lender shall furnish a notice to the Borrowers setting forth the basis and amount of each request by such Lender for compensation under this Section 3.03, which notice shall provide reasonable detail as to the calculation of such loss, cost or expense, and shall be conclusive and binding upon the Borrowers in the absence of demonstrable error.  In the case of the Borrowers’ repayment of any part of the Loan on any date other than a Payment Date, the “loss, cost or expense” incurred by the Lenders shall include, and the Borrowers shall pay to the Lenders, in addition to any other amounts payable by the Borrowers under this Section 3.03, the amount determined by a Lender to be equal to the excess, if any, of (x) the amount of interest that would have accrued on the principal amount of the Loan, as the case may be, had such repayment not occurred, at the rate of interest then in effect under this Agreement, as the case may be, for the remainder of the Interest Period during which the relevant repayment is made over (y) the amount of interest that such Lender would earn on such principal amount repaid for the remainder of such Interest Period if such principal amount were invested for such remaining period at the interest rate that would be bid to such Lender from banks in the London interbank market at the time repayment occurs.

SECTION 3.04           Taxes.

(a)   Payments Free of Taxes.  Any and all payments by or on account of any Obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Taxes from any such payment by any Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Taxes deducted or withheld are Indemnified Taxes, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including deductions applicable to additional sums payable under this Section 3.04) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)   Payment of Other Taxes.  Without limiting clause (a) above, each Loan Party shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrative Agent, timely reimburse the Administrative Agent for the payment of any Other Taxes.

(c)   Indemnification by the Loan Parties.  Each Loan Party shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.04) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent demonstrable error.

(d)   Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, against (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with Section 12.07(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent demonstrable error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(e)   Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.04, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)   Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under any Loan Document shall deliver to the applicable Loan Party and the Administrative Agent, at the time or times reasonably requested by such Loan Party or the Administrative Agent such properly completed and executed documentation reasonably required by such Loan Party or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by such Loan Party or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by such Loan Party or the Administrative Agent as will enable such Loan Party or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.04(f)(ii)(A),  (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expenses or would materially prejudice the legal or commercial position of such Lender.

(ii)  Without limiting the generality of the foregoing, with respect to the USA Borrowers,

(A)  any Lender that is a U.S. Person shall deliver to the USA Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of a USA Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)  any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the USA Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of a USA Borrower or the Administrative Agent), whichever of the following is applicable:

(1)  in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E or W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)  executed copies of IRS Form W-8ECI;

(3)  in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any USA Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E or W-8BEN; or

(4)  to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, W-8BEN, a U.S. Tax Compliance Certificate as described in Section 3.04(f)(ii)(B)(3) above, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate as described in Section 3.04(f)(ii)(B)(3) above on behalf of each such direct and indirect partner;

(C)   any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the USA Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of a USA Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the USA Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)   if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the USA Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by a USA Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by a USA Borrower or the Administrative Agent as may be necessary for USA Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)   Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 3.04 (including by the payment of additional amounts pursuant to this Section 3.04), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.04 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes or Other Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of the indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this clause (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require the any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)   Survival.  Each party’s obligations under this Section 3.04 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of the Obligations.

SECTION 3.05           Alternate Rate of Interest.  If, on or before the Business Day immediately prior to any requested Interest Period (an “Affected Interest Period”):

(a)   the Administrative Agent determines (which determination shall be conclusive absent demonstrable error) that: (i) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount of an existing or proposed LIBOR Loan for the Affected Interest Period or (ii) adequate and reasonable means do not exist for determining the LIBO Rate for such Affected Interest Period with respect to an existing or proposed LIBOR Loan; or

(b)   the Required Lenders determine and notify the Administrative Agent that the LIBO Rate for such Affected Interest Period does not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans for such Affected Interest Period, then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders by e-mail as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist: (i) the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended and the applicable Borrower may revoke any pending Borrowing Request of LIBOR Loans (or, failing that, will be deemed to have converted such request into a request for an ABR Loan) and (ii) in the event of a determination described in this Section 3.05 with respect to the LIBO Rate component of the Alternate Base Rate, the utilization of the LIBO Rate component in determining the Alternate Base Rate shall be suspended.

SECTION 3.06           Mitigation; Replacement of Lenders.

(a)   If any Lender requests compensation under Section 3.01, or requires a Borrower to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.04, then such Lender shall (at the request of such Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment: (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)   If any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or 3.04 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with clause (a) above or any Lender is a Defaulting Lender, then such Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)   the Borrowers shall have paid to the Administrative Agent a transaction/activity fee (as described in the Agent Fee Letter);

(ii)  such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.03), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii)  in the case of any such assignment resulting from a requirement for payments to be made pursuant to Section 3.01 or 3.04, such assignment will result in a reduction in such payments thereafter; and

(iv)  such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

ARTICLE IV

[RESERVED]

ARTICLE V

CONDITIONS PRECEDENT

SECTION 5.01           Conditions Precedent to the Initial Borrowing.  The obligation of each Lender to make its initial Loan hereunder is subject to satisfaction of the following conditions precedent, each in form and substance satisfactory to the Administrative Agent and the Arranger (other than any Fee Letter, which shall be in form and substance satisfactory to the Arranger in the case of the Arranger Fee Letter or the Administrative Agent in the case of the Agent Fee Letter):

(a)  The Administrative Agent or its designees shall have received the following documents, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date):

(i)  Credit Agreement.  This Agreement, duly executed and delivered by the parties hereto;

(ii)  Notes.  Each requested NY Law Note duly authorized, executed and delivered by the Borrowers, in accordance with Section 2.10;

(iii)  Collateral Documents.

(A)   Each of the Collateral Documents to be entered into on the Closing Date, duly executed and delivered by the parties thereto, together with, to the extent consistent with market practice in the applicable Relevant Jurisdiction, evidence of the taking of all such other action as may be required on or prior to the Closing Date (such as recordings, filings (including filings under the Uniform Commercial Code) and registrations), in the reasonable opinion of counsel to the Administrative Agent, under the laws of each Relevant Jurisdiction, to perfect the Liens created thereby; provided that the Collateral Documents to be executed in or under the laws of Peru shall be duly executed as private documents (Minuta de Contrato de Garantía) and not as public deeds;

(B)   there shall be no outstanding governmental filings (including financing statements under the Uniform Commercial Code) against any of the Collateral, except as otherwise expressly permitted hereby;

(iv)  Fee Letters.  The Fee Letters, duly executed and delivered by the parties thereto;

(v)  Corporate Documents.  Certified copies of the Organizational Documents of each Loan Party and of documents (including appropriate resolutions of the Board of Directors or similar body of each Loan Party and, if necessary, shareholder or similar approval) evidencing the due authorization by it of the making and performance by it of the Loan Documents to which it is a party and the authority of the persons signing the Loan Documents on its behalf;

(vi) Officer’s Certificates.  A certificate signed by a Responsible Officer of BVI Borrower (A) to the effect that on and as of the Closing Date all representations and warranties made by the Loan Parties contained in each of the Loan Documents to which it is a party are true and correct in all respects, and (3) no Default exists and (B) covering the authority, incumbency and copies of specimen signatures of the individuals who have executed or are otherwise authorized to execute Loan Documents on behalf of such Loan Party;

(vii) Good Standing Certificate.  A certificate of good standing (or, to the extent available, other equivalent certificate in any applicable Relevant Jurisdiction), including, to the extent customary in the applicable Relevant Jurisdiction, verification of tax status, of each Loan Party from the appropriate Governmental Authority of the applicable Relevant Jurisdiction in which such Loan Party is incorporated, formed or otherwise organized, dated as of a date no earlier than thirty (30) days prior to the Closing Date;

(viii)  Legal Opinions.

(A)  an opinion of Goodwin Procter LLP, special New York counsel to the Loan Parties;

(B) an opinion of Conyers Dill & Pearman, special BVI counsel to the Loan Parties;

(C)  an opinion of Spigt Dutch Caribbean, special Curaçao counsel to the Loan Parties;

(D)  an opinion of Muñiz Ramirez Perez-Taiman & Olaya, special Peru counsel to the Loan Parties;

(E)  an opinion of BZSE Law, special Sint Maarten counsel to the Loan Parties;

(F)  an opinion of Johnson, Camacho & Singh, special T&T counsel to the Loan Parties;

(G)  an opinion of Moore, Dodson & Russell, P.C., special USVI counsel to the Loan Parties; and

(H)  an opinion of Chancery Chambers, special Barbados counsel to the Loan Parties.

(ix)   Model.  An electronic copy of the Model; and

(x)    Refinancing.  The Administrative Agent shall have received fully executed pay off letters in contemplation of the Refinancing providing for the release of all Liens securing obligations in respect of the Refinancing Debt.

(b)  no Applicable Law shall, in the reasonable judgment of the Required Lenders, restrain, prevent or impose materially adverse conditions upon, the transactions contemplated by the Loan Documents;

(c)  the Administrative Agent and each Lender shall have received, to the extent requested at least ten (10) Business Days prior to the Closing Date, all documentation and other information required by any Governmental Authority under applicable “know your customer” and Anti-Money Laundering Laws, rules and regulations, including the USA Patriot Act and the Lenders shall have otherwise completed their due diligence investigation of each Loan Party and its Subsidiaries on terms satisfactory to the Lenders;

(d)  [reserved];

(e)  the representations and warranties of each Loan Party contained in Article VI or any other provision of any Loan Document, shall be true and correct on and as of the date of such Borrowing, except to the extent that any such representation or warranty specifically refer to an earlier date, in which case such representations and/or warranties shall be true and correct as of such earlier date;

(f)  no Default shall exist, or would result from the proposed Borrowing or from the application of the proceeds thereof;

(g)  the Administrative Agent shall have received the Borrowing Request in accordance with the requirements hereof; and

(h)  the Administrative Agent shall have received evidence (or evidence that any such payment will be made out of the Loan proceeds) of payment of the fees and expenses then due and payable under Section 2.08 (including any fees and other amounts due under the Fee Letters), and of any and all stamp taxes or similar taxes payable in connection with the transactions contemplated hereby or by any other Loan Document.

SECTION 5.02          Conditions Precedent to Additional Loans.  The obligation of any Lender to honor any borrowing request with respect to any Additional Loans permitted to be incurred in connection with a Facilities Increase in accordance with Section 2.15 shall be subject to satisfaction the conditions set forth in Section 2.15 hereof and such other conditions as shall be agreed to in the applicable Facilities Increase Agreement.

SECTION 5.03          Satisfaction of Conditions Precedent.

(a)   Each Lender shall be deemed to have agreed to and accepted each document, and to have approved or accepted each other matter delivered or occurring pursuant to Sections 5.01 and 5.02, unless such Lender (before making the amount of its Loans available to the Administrative Agent) notifies the Administrative Agent in writing that it does not so agree with or accept such document or other matters.

(b)   For purposes of determining whether any conditions set forth in this Article V have been satisfied, by releasing its signature page hereto or to an Assignment and Assumption, or making any applicable Loan, the Administrative Agent and each Lender party hereto shall be deemed to have consented to, approved, accepted, waived or otherwise be satisfied with each document or other matter required hereunder.

(c)   Each Borrowing Request submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.01(d) and (e) above shall be satisfied on and as of the date of the applicable Borrowing.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

As of the Closing Date and each Borrowing Date, each Loan Party represents and warrants to the Administrative Agent and the Lenders that:

SECTION 6.01           Power and Authority.  Each Loan Party and each of its Subsidiaries: (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite corporate power and has all third-party approvals and Governmental Approvals, necessary to own or lease its Properties and carry on its business as now being or as proposed to be conducted, except in any such case where failure to have such Governmental Approvals or third-party approvals could not reasonably be expected to have a Material Adverse Effect (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not reasonably be expected to have a Material Adverse Effect, (d) has full power, authority and legal right to make and perform its obligations under each Loan Document to which it is a party and to borrow the Loans hereunder, and (e) is in compliance with all Applicable Laws (including any Sanctions Program, Prohibited Nations Act and Environmental Laws), Governmental Approvals and Material Water Agreements, except where failure so to qualify would not reasonably be expected to have a Material Adverse Effect.

SECTION 6.02          Equity Interests; Subsidiaries.  Schedule 6.02 hereto sets forth as of the 3rd Amendment Date a list of all Subsidiaries of the BVI Borrower and the percentage ownership interest of the BVI Borrower therein.  The Equity Interests so indicated on Schedule 6.02 are fully paid and non-assessable and are owned by the BVI Borrower, directly or indirectly, free and clear of all Liens other than Permitted Liens.

SECTION 6.03          Due Authorization, Etc.; No Conflicts.  The execution, delivery and performance by each Loan Party and each of its Subsidiaries of the Loan Documents to which it is a party and of all other documents to be executed and delivered thereunder by it (a) (i) have been duly authorized by all necessary corporate action (including any necessary shareholder action), (ii) do not contravene its Organizational Documents, (iii) do not violate any Applicable Law (including any Sanctions Program, Prohibited Nations Act and Anti-Money Laundering Laws), decree, judgment, award, injunction or similar legal restriction in effect or (iv) will not result in a breach under any document or other contractual restriction binding upon or affecting it or any of its Properties and (b) will not result in the creation or imposition of any Lien on any Property of the such Loan Party and each of its Subsidiaries other than Permitted Liens.  Each Loan Party and each of its Subsidiaries is in compliance with all of its material obligations under all of its Debt.

SECTION 6.04           No Additional Authorization Required; Approvals.  All notices to and filings and registrations with any Governmental Authority, and all Governmental Approvals and all other third-party approvals, required for the due execution, delivery and performance by each Loan Party and each of its Subsidiaries of the Loan Documents to which it is a party, and for the legality, validity or enforceability of the Loan Documents, have been obtained and are in full force and effect.

SECTION 6.05           Legal Effect; Material Water Agreements.

(a)  This Agreement and each other Loan Document to which each Loan Party and each of its Subsidiaries is a party have been duly executed and delivered by the Loan Parties party thereto and are legal, valid and binding obligations of each such Loan Party, enforceable against it in accordance with their terms.

(b)  Each Material Water Agreement has been duly executed and delivered by the Loan Parties party thereto and is a legal, valid and binding obligation of each such Person, enforceable against it in accordance with their terms.

SECTION 6.06           Financial Statements.  The Administrative Agent and the Arranger each acknowledges that BVI Borrower has previously furnished to the Administrative Agent and the Arranger its consolidated balance sheets and related statements of income, stockholder’s equity and cash flows: (a) as of and for Fiscal Year 2016, audited by and accompanied by the opinion of KPMG LLP, independent public accountants and (b) as of and for the Fiscal Quarter and the portion of the Fiscal Year ended March 31, 2017, certified by its chief financial officer.  Such financial statements: (i) were prepared in good faith in accordance with GAAP consistently applied throughout the period covered thereby, other than with respect to mandatory changes required by GAAP, and (ii) fairly present the financial condition of the BVI Borrower and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, other than with respect to mandatory changes required by GAAP.

SECTION 6.07            No Material Adverse Change.  Since December 31, 2016, there has been no event, change, condition or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 6.08            Legal Form.  Each of the Loan Documents executed by each Non-U.S. Loan Party is (or upon its coming into effect will be) in proper legal form under the laws of its jurisdiction of organization for the enforcement thereof against it under such laws.  To ensure the validity and enforceability of any Loan Document executed by a Non-U.S. Loan Party, it is not necessary that such Loan Document be registered, recorded or filed with any court or other Governmental Authority or that any stamp duties or similar taxes be paid in connection therewith, except for:

(a)   the registration (date stamping) by the Inspector of Taxes in Curaçao of the Loan Documents if and when the Loan Documents are to be used as evidence in the courts of Curaçao;

(b)   a nominal stamp tax amounting to ANG 20 (USD 11.20) per sheet which will be due in respect of the Loan Documents if and when those Loan Documents are executed in Curaçao and, if they are not executed in Curaçao, if and when those Loan Documents are to be used as evidence in the Curaçao courts or registered in Curaçao;

(c)   a registration tax of ANG 5 (USD 2.80) per document which will be due for each Loan Document, respectively, when the Loan Documents are to be used as evidence in the Curaçao courts or are to be registered with (date stamped by) the Inspector of Taxes in Curaçao;

(d)   the stamp tax payable to the Inspector of Taxes in Sint Maarten; and

(e)   the stamping of the debenture governed by T&T law at the rate of four Dollars per thousand Dollars on the value of same and the stamping of the Deed of Charge (Accounts) and the Deed of Charge (Shares and Securities) governed by T&T law collateral thereto and registration charges payable in connection with the filing of same and any applicable Statements of Charge.

SECTION 6.09           Existing Debt.  As of the 3rd Amendment Date, each Loan Party and each of its Subsidiaries does not have any material Debt (which shall, for the avoidance of doubt, exclude any Debt with a principal amount of less than $1,000,000) outstanding other than the Debt set forth on Schedule 6.09 hereto.

SECTION 6.10           No Actions or Proceedings.

(a)   There is no litigation, investigation, arbitration or other proceeding pending or, to the knowledge of each Loan Party after due and diligent investigation, threatened in writing against such Loan Party or any of its Subsidiaries before any arbitrator or Governmental Authority that: (i) in the aggregate, has had or, if adversely determined, would reasonably be expected to have a Material Adverse Effect or (ii) would reasonably be expected to materially and adversely affect the legality, validity, binding effect or enforceability of any of the Loan Documents, except as specifically disclosed on Schedule 6.10 hereto.

(b)   To each Loan Party’s knowledge, neither such Loan Party or any of its Subsidiaries is under investigation by any Governmental Authority for, or has been charged with, or convicted of, any violation, crime or predicate crime under any Anti-Money Laundering Law; each Loan Party and each of its Subsidiaries has taken measures it believes to be reasonably appropriate (and, in any event, as required by Applicable Law) to ensure that such Loan Party and each of its Subsidiaries is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws and Prohibited Nations Acts.

SECTION 6.11           Commercial Activity; Absence of Immunity.  Each Loan Party and its Subsidiaries is subject to civil and commercial law with respect to its obligations under the Loan Documents to which it is a party, and the execution, delivery and performance by it of such Loan Documents constitute private and commercial acts rather than public or governmental acts.  None of the Loan Parties or any of their respective Subsidiaries nor any of their respective Properties has any immunity rights on the grounds of sovereignty or otherwise from the jurisdiction of any court or from any action, suit, set-off or proceeding, or service of process in connection therewith, arising under the Loan Documents.

SECTION 6.12           Taxes There is no U.S. federal, state or local Tax of any kind imposed by virtue of the execution or delivery of the Loan Documents.  Each Loan Party and each of its Subsidiaries has filed all U.S. federal and other material tax returns required to be filed by it (taking into account any applicable extensions) and paid all U.S. federal and other material taxes shown to be due thereon except such as are being contested in good faith by appropriate proceedings and for which such Loan Party or the relevant Subsidiary has set aside on its books adequate reserve in accordance with Applicable Accounting Standards.

SECTION 6.13           Ranking.  As of the Closing Date, the payment Obligations of each USVI Loan Party hereunder and under the other Loan Documents to which it is a party are and will at all times be general obligations of such USVI Loan Party, and rank at least pari passu with all other present unsubordinated Debt of such Person.

SECTION 6.14            Disclosure.  None of any information, report, financial statement, exhibit or schedule furnished by or on behalf of any Loan Party or any of its Subsidiaries to the Administrative Agent, the Arranger or any Lender in connection with the Loan Documents (other than projections, budgets, forecasts, pro forma financial information and other forward-looking information (including the Model) and information of a general economic or general industry nature and other general market data), when taken as a whole, contained or contains any material misstatement of fact, or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, not materially misleading (after giving effect to all supplements thereto from time to time); any projections and pro forma financial information contained in such materials or otherwise delivered to the Administrative Agent, the Arranger or any Lender in connection with the Loan Documents (including the Model) are based upon good faith estimates and assumptions believed by BVI Borrower to be reasonable at the time made, it being understood by the Administrative Agent, the Arranger and the Lenders that such projections as to future events (i) are not to be viewed as facts, (ii)(A) are subject to significant uncertainties and contingencies, which may be beyond the control of the Loan Parties and their Subsidiaries, (B) no assurance is given by the Loan Parties or their Subsidiaries that the results or forecast in any such projections will be realized and (C) the actual results may differ from the forecast results set forth in such projections and such differences may be material and (iii) are not a guarantee of performance and that actual results during the period or periods covered by any such projections may vary significantly from the projected results and such differences may be material.

SECTION 6.15           Insurance.  Schedule 6.15 hereto sets forth a true, complete and correct description of all insurance maintained by each Loan Party as of the 3rd Amendment Date.  As of the 3rd Amendment Date, each Loan Party and each of its Subsidiaries has insurance with financially sound and reputable insurance companies, in such amounts and covering such risks and liabilities as are in accordance with customary industry practice, and all such insurance comply with the requirements of Section 7.06, are in full force and effect and all premiums have been duly paid.

SECTION 6.16           Security Interest.  The Collateral Documents provide the Administrative Agent (on behalf of the Secured Parties) with effective, valid, legally binding and enforceable Liens on all of the Collateral.  The Administrative Agent’s security interests described in this Section 6.16 above will be, as of each Borrowing Date, superior and prior to the rights of all third Persons now existing whether by way of Lien, assignment or otherwise, subject only to Permitted Liens.  All necessary action required by the Collateral Documents to be taken on or prior to the Closing Date or each other Borrowing Date, as applicable, will have been taken as of such Borrowing Date under the Applicable Laws of the applicable Relevant Jurisdiction, to establish and perfect the rights of the Administrative Agent (on behalf of the Secured Parties) in and to the Collateral to the extent provided for in the Collateral Documents.  Notwithstanding anything herein (including this Section 6.16) or in any other Loan Document to the contrary, neither the Borrowers nor any other Loan Party makes any representation or warranty as to the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to this Credit Agreement or the other Loan Documents.

SECTION 6.17           Title to Property; Liens.  Except for Permitted Liens, each Loan Party and each of its Subsidiaries: (a) has good and marketable title to all of its Property (including the Collateral pledged by the Borrower) purported to be owned by it, free and clear of all Liens, and holds such title and all of such Property in its own name and not in the name of any nominee or other Person, (b) has not created and is not contractually bound to create any Lien on or with respect to any of its Properties other than Permitted Liens and (c) except under the Loan Documents, is not restricted by contract from creating Liens on any material portion of the Collateral.  Except as set forth in Schedule 6.17 hereto, as of the Closing Date and each Borrowing Date there are no Permitted Liens under clause (b) of the definition thereof securing payments by the Borrower (or any of its Subsidiaries) in excess of $1,000,000 (except where such payments are not yet due).

SECTION 6.18           [Reserved].

SECTION 6.19           Use of Proceeds.  As of the Closing Date, the use of proceeds from the Loans as contemplated hereunder, including the application of such proceeds to Permitted Uses, complies in all respects with Applicable Law, including Sanctions Laws, Anti-Money Laundering Laws, anti-corruption laws and Prohibited Nations Acts.

SECTION 6.20           No Default.  No Default exists.

SECTION 6.21          Solvency.  Immediately after the consummation of the transactions contemplated by the Loan Documents on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, BVI Borrower and its Restricted Subsidiaries, together, are and will be Solvent.

SECTION 6.22          Investment Company Act.  None of any Loan Party or any of its Subsidiaries or any Person controlling any Loan Party or its Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 6.23          Sanctioned Person.  As of each Borrowing Date, (a) None of the BVI Borrower, any other Loan Party, or any Subsidiary of any thereof, or any Person that owns or Controls any such Loan Party (other than the BVI Borrower) or any such Subsidiary is a Sanctioned Person and (b) none of the proceeds of the Loans will be used, contributed or made available, directly or indirectly, (i) to fund any activities, business or transactions with a Sanctioned Person or with Sanctions Jurisdictions in violation of a Sanctions Program or (ii) in a manner that would, directly or indirectly, result in a violation of any Sanctions Programs or would otherwise cause any Lender or any other party to this Agreement to violate Sanctions Programs.

SECTION 6.24          Labor Matters.

(a)   There are no strikes, work stoppages, slowdowns or lockouts pending or threatened against or involving any Loan Party or any of its Subsidiaries.

(b)   There is no collective bargaining agreement covering any employee or pensioner of any Loan Party or any of its Subsidiaries.

SECTION 6.25           Environmental Matters.  Each Loan Party and each of its Subsidiaries is in compliance with all applicable Environmental Laws, except to the extent such failure to comply would not reasonably be expected to have a Material Adverse Effect. Neither the Loan Parties nor any of their Subsidiaries has received any written complaint or written notice of violation or liability under Environmental Laws, with regard to such Loan Party or any Subsidiary thereof, or any of their respective assets or properties, except for such complaints or notices that would not reasonably be expected to have a Material Adverse Effect.  There are no administrative actions or judicial proceedings pending under any Environmental Law against any Loan Party, any Subsidiary thereof, or any of their respective assets or properties except for such actions or proceedings that would not reasonably be expected to have a Material Adverse Effect. Neither the Loan Parties nor any of their Subsidiaries has used, generated, manufactured, treated, released, stored or disposed of any Hazardous Materials on, under, or at their respective properties, except in compliance with all applicable Environmental Laws (except to the extent that a failure to comply with such Environmental Laws would not reasonably be expected to have a Material Adverse Effect). There are no actions, suits, claims, notices of violation, hearings, investigations or proceedings pending or, to such Loan Party’s and its Subsidiaries’ knowledge, threatened in writing against or affecting any of such Loan Party or its Subsidiaries or with respect to the ownership, use, maintenance and operation of their respective properties, relating to Environmental Laws or Hazardous Materials, except for actions, suits, claims, notices of violation, hearings, investigations or proceedings that if adversely determined would not reasonably be expected to have a Material Adverse Effect.

SECTION 6.26           No Set-off.  The obligations of the Loan Parties under the Loan Documents are not subject to any defense, set-off or counterclaim by the any Loan Party or any circumstance whatsoever which might constitute a legal or equitable discharge from its obligations thereunder.

SECTION 6.27           [Reserved]  .

SECTION 6.28          Exchange Controls.  Under Applicable Laws of any Relevant Jurisdiction (other than the State of Delaware) and each political subdivision thereof as of each Borrowing Date, all interest, principal, premium, if any, and other payments due or to be made on any Loans or otherwise pursuant to the Loan Documents, may be transferred out of any such Relevant Jurisdiction and may be paid in, or converted into, Dollars, in each case, as a matter of course.

SECTION 6.29          Anti-Corruption Laws.  None of the Loan Parties, any of their Subsidiaries or any Person that owns or Controls any of the foregoing, or, in each case while acting on behalf of the Loan Parties or their Subsidiaries, any of its officers, directors, employees or agents, or any Person that owns or Controls any of the foregoing:

(a)  has violated or is in violation of any applicable anti-bribery or anti-corruption law or regulation enacted in any jurisdiction whether in connection with or arising from the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions or otherwise, including the Foreign Corrupt Practices Law or any similar anti-corruption law in any Relevant Jurisdiction;

(b)  has made, offered to make, promised to make or authorized the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment) to any officer, employee or ceremonial office holder of any government or instrumentality thereof, any political party or supra-national organization (such as the United Nations), any political candidate, any royal family member or any other Person who is connected or associated personally with any of the foregoing that is prohibited under any Applicable Law or otherwise for the purpose of unlawfully influencing any act or decision of such payee in his official capacity, inducing such payee to do or omit to do any act in violation of his lawful duty, securing any improper advantage or inducing such payee to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality (“Prohibited Payments”); or

(c)  has been subject to any written claim, action, proceeding, investigation, notice or demand with regard to any actual or alleged Prohibited Payment.

SECTION 6.30           Development, Operation and Maintenance.  Each Loan Party and each of its Subsidiaries has owned, acquired, operated, serviced, maintained, preserved or repaired its respective Property needed for the proper conduct of its business in accordance and material compliance with (a) prudent industry practice, (b) the terms and conditions of all insurance required to be maintained pursuant to Section 7.06, (c) all applicable Sanctions Programs and Anti-Money Laundering Laws and (d) all requirements of other Applicable Law, including Governmental Approvals, in all material respects.

SECTION 6.31           [Reserved]  .

SECTION 6.32           [Reserved].

SECTION 6.33           [Reserved]  .

SECTION 6.34           Pension, Welfare and other Similar Plans.    No steps have been taken to terminate any pension plan of any Loan Party or any of its Subsidiaries.  No condition exists or event or transaction has occurred with respect to any such pension plan that would reasonably be expected to result in the incurrence by any Loan Party or any of its Subsidiaries of any liability, fine or penalty (other than liabilities incurred in the ordinary course of maintaining such pension plan), that would have or be reasonably likely to have a Material Adverse Effect.  Except as would not have or be reasonably likely to have a Material Adverse Effect, each Loan Party and its Subsidiaries is in compliance with and has duly and in a timely manner paid any amounts due to any mandatory retirement fund laws.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrowers and, unless otherwise indicated, each other Loan Party shall, and shall cause each Subsidiary to:

SECTION 7.01           Financial Statements.  Deliver to the Administrative Agent:

(a)  as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year (or such longer period as the Required Lenders may reasonably agree to in writing), a consolidated balance sheet of the BVI Borrower and its Subsidiaries, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such Fiscal Year, setting forth in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with Applicable Accounting Standards, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception (other than a “going concern” or like qualification or exception in either case resulting solely from (x) the scheduled maturity date of the Loans occurring within one year from the time such opinion is delivered solely as a result of the Loans being characterized as short-term Debt solely as a result of such schedule maturity or due to an anticipated, but not actual, breach of the financial covenants set forth in Section 8.14) or any qualification or exception as to the scope of such audit;

(b)  as soon as available, but in any event within one hundred twenty (120) days after the end of each Fiscal Year (or such longer period as the Required Lenders may reasonably agree to in writing), a Consolidating Balance Sheet, as at the end of such Fiscal Year, and the related Consolidating Income Statement and Consolidating Cash Flow Statement for such Fiscal Year, and beginning with the Fiscal Year ending December 31, 2018, setting forth in comparative form the figures for the previous Fiscal Year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with Applicable Accounting Standards, subject only to normal year-end audit adjustments and the absence of footnotes.

(c)  as soon as available, but in any event within forty five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the BVI Borrower (or such longer period as the Required Lenders may reasonably agree to in writing), a consolidated balance sheet of the BVI Borrower and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations and cash flows for such Fiscal Quarter and for the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the BVI Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with Applicable Accounting Standards, subject only to normal year-end audit adjustments and the absence of footnotes.

(d)  as soon as available, but in any event within sixty (60) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the BVI Borrower (or such longer period as the Required Lenders may reasonably agree to in writing), a Consolidating Balance Sheet as at the end of such Fiscal Quarter, and the related Consolidating Income Statement and Consolidating Cash Flow Statement for such Fiscal Quarter and for the portion of the Fiscal Year then ended, and, beginning with the Fiscal Quarter ending September 30, 2018, setting forth in each case in comparative form the figures for the corresponding portion of the previous Fiscal

Year and, in the case of such Consolidating Balance Sheet and Consolidating Income Statement only, the corresponding Fiscal Quarter of the previous Fiscal Year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the BVI Borrower as fairly presenting the financial condition, results of operations, and cash flows of the BVI Borrower and its Subsidiaries in accordance with Applicable Accounting Standards, subject only to normal year-end audit adjustments and the absence of footnotes.

(e)   promptly upon becoming available, a copy of any audited financial statements and related report and opinion prepared in respect of any Project Group.

(f)   Notwithstanding the foregoing, the obligations in Section 7.01(a),  Section  7.01(c) and clause (ii) of Section 7.02(a) may be satisfied with respect to financial information of the BVI Borrower and its Subsidiaries by furnishing the BVI Borrower’s Form 10-K or 10-Q with respect to such Fiscal Year or Fiscal Quarter, as applicable, filed with the SEC.

SECTION 7.02           Certificates; Other Information.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)   (i) concurrently with the delivery of the financial statements referred to in Section 7.01(b) and 7.01(d), a duly completed Compliance Certificate signed by a Responsible Officer of the BVI Borrower, containing (x) a computation of each of the financial covenants set forth in Section 8.14 (together with a detailed calculation thereof), as of the last day of the Fiscal Quarter or Fiscal Year, as applicable, of the financial statements with respect to which the compliance certificate is being delivered and (y) to the extent applicable for such Fiscal Quarter or Fiscal Year, supplemental information required to be delivered pursuant to Section 4.9 of the USA Security Agreement, and (ii) concurrently with the delivery of the financial statements referred to in Section 7.01(a) and 7.01(c),  customary management discussion and analysis with respect to such financial statements;

(b)   (i) concurrently with the delivery of the financial statements referred to in Section 7.01(b), and (ii) with respect to any proposed acquisition of an entity or assets for consideration the value of which exceeds $10.0 million, other than Project Trinity and Project Salt (a “Material Acquisition”), promptly (and, in any event prior to the execution of any definitive acquisition agreement in connection therewith) after the Loan Parties have obtained enough information to update the Model to give effect thereto, an updated Model with respect to such Fiscal Year or Material Acquisition, as applicable;

(c)   promptly (and, in any event within two (2) Business Days (or such longer period as the Required Lenders may reasonably agree to in writing)) after any Loan Party obtains knowledge of any Default, a certificate of a Responsible Officer of such Loan Party setting forth the details thereof and the action(s) that is/are being taken or is/are proposed to be taken with respect thereto;

(d)   promptly (and, in any event, within two (2) Business Days (or such longer period as the Required Lenders may reasonably agree to in writing)) after any Loan Party obtains knowledge thereof, written notice of any litigation, claim, investigation, arbitration, other proceeding or controversy pending or, to its knowledge, threatened involving or affecting any Loan Party or any of its Subsidiaries: (i) that, if adversely determined, would reasonably be expected to give rise to a Lien on any of its Properties in excess of the Threshold Amount, other than Permitted Liens, (ii) that would reasonably be expected to have a Material Adverse Effect or (iii) relating to any of the Loan Documents;

(e)   [reserved];

(f)   promptly (and, in any event, within two (2) Business Days (or such longer period as the Required Lenders may reasonably agree to in writing)) after any Loan Party obtains knowledge thereof, written notice of any other event, change, condition or circumstance that could reasonably be expected to have a Material Adverse Effect;

(g)   [reserved];

(h)  no later than sixty (60) days following delivery of the annual financial statements pursuant to Section 7.01(a), the BVI Borrower shall hold an update call (which call shall take place on a Business Day selected by the BVI Borrower) with a Responsible Officer of the BVI Borrower and the Lenders to discuss the financial position, financial performance and cash flows of the BVI Borrower and its Subsidiaries for the period covered by the applicable financial statements (such call, the “Lender Call”); provided,  however, that if the BVI Borrower is holding a conference call open to the public to discuss such results, the BVI Borrower will not be required to hold a separate Lender Call for the Lenders; and provided,  further, that, upon notice to the Administrative Agent, the BVI Borrower may postpone a Lender Call for a period of time not to exceed sixty (60) days (or such longer period as the Required Lenders may reasonably agree to in writing), if the Board of Directors or senior management reasonably determine that there is a valid business purpose for the postponement;

(i)   promptly (and, in any event, with five (5) Business Days) after any Loan Party obtains knowledge thereof, written details of any non-compliance with any Applicable Law, including any Governmental Approval, Sanctions Programs or Environmental Law, by any Loan Party or any of its Subsidiaries with respect to such Loan Party or its Property that could, in any such case, reasonably be expected to have a Material Adverse Effect;

(j)   promptly (and, in any event, within five (5) Business Days) after such occurrence, written notice of any substantial labor dispute related to any Loan Party or any of its Subsidiaries;

(k)   promptly (and, in any event, within five (5) Business Days) prior to the occurrence thereof, written notice of any change to the auditor of or any Loan Party;

(l)    promptly (and, in any event, within five (5) Business Days) after the occurrence of a Casualty Event for which Insurance Proceeds in excess of $1 million in any Fiscal Year have been or are reasonably likely to be paid, written notice thereof with copies of any document relating thereto (including copies of any such claim) in the possession or control of a Loan Party or any of its Subsidiaries;

(m)   promptly (and, in any event, within five (5) Business Days) after any Loan Party obtains knowledge of, written notice of any cancellation, non-renewal or adverse change in the terms, coverages or amounts of any insurance policy of a Loan Party or any of its Subsidiaries;

(n)   [reserved];

(o)   if any Loan Party enters into a Material Water Agreement, written notice thereof shall be delivered concurrently with each Compliance Certificate to be delivered by the Borrower pursuant to Section 7.02(a), together with a copy of such Material Water Agreement;

(p)   promptly (and, in any event, with five (5) Business Days) after any Loan Party obtains knowledge thereof, written notice that an Offtaker has become a Sanctioned Person; and

(q)   from time to time such other information with respect to any Loan Party or any of its Subsidiaries or the Loan Documents and/or the transactions contemplated hereby or thereby as any Lender (through the Administrative Agent) or the Administrative Agent may reasonably request, including any documentation or other evidence to enable such Lender or the Administrative Agent to carry out and be satisfied with the requirements of all applicable “know your customer” laws, regulations and codes of conduct.

SECTION 7.03           Corporate Existence; Inspection; Books and Records.

(a)   Preserve and maintain its legal existence.

(b)   The Borrower shall permit representatives of any Lender or the Administrative Agent, during normal business hours, at the cost and expense of such Lender or the Administrative Agent (unless an Event of Default has occurred and is continuing, in which case at the reasonable and documented cost and expense of the BVI Borrower) and (except during the existence of an Event of Default) following at least five (5) Business Days written notice, to examine, copy and make extracts from its books and records, to inspect any of its Properties and to discuss its business and affairs with its officers, all to the extent permitted by Applicable Law and as reasonably requested by such Lender or the Administrative Agent; provided that (i) no such examination or inspection shall materially interfere with the conduct of Loan Parties’ business, and (ii) unless an Event of Default has occurred and is continuing, no more than one such examination or inspection shall be required in any Fiscal Year.

(c)   Maintain a system of accounting in which full and correct entries shall be made of all of its consolidated financial transactions, consolidated assets and consolidated liabilities in accordance with Applicable Accounting Standards.

SECTION 7.04           Compliance with Applicable Laws.

(a)   Comply with the requirements of all Applicable Laws (including Sanctions Programs, Prohibited Nations Acts and similar laws of any Relevant Jurisdiction, Environmental Laws and orders of any Governmental Authority), except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)  Timely file all U.S. federal and other material tax returns required to be filed by it and pay and discharge at or before maturity all of its U.S. federal and other material obligations (including tax liabilities, except where the same are being contested in good faith and by proper proceedings and against which adequate reserves are being maintained to the extent required by Applicable Accounting Standards or any other applicable accounting standard).

(c)  Maintain all of its Property used or useful in its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(d)  Implement and maintain adequate policies and procedures designed to ensure compliance with all applicable Sanctions Programs, Anti-Money Laundering Laws and anti-corruption laws.

SECTION 7.05           Governmental Approvals.  Promptly obtain, and maintain in full force and effect, all Governmental Approvals from time to time necessary for the maintenance of its corporate existence and good standing, for the performance of its business and for its authorization, execution and delivery of the Loan Documents to which it is a party, and the due performance of all of its obligations and the exercise of all of its rights thereunder, except in each case to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 7.06           Insurance.

(a)  Maintain with financially sound and reputable insurance companies that are not Affiliates of any Loan Party, insurance with respect to its Properties and business against such loss or damage, and of such types and in such amounts, as are in accordance with customary practices of such Loan Party.

(b)  No provision of this Section 7.06 or any other provision of any Loan Document shall impose on the Administrative Agent or any Lender any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by any Loan Party or any of its Subsidiaries, nor shall the Administrative Agent or any Lender be responsible for the representations or warranties made by or on behalf of any Loan Party or any of its Subsidiaries to any insurance company or underwriter.

SECTION 7.07           Designation of Subsidiaries.

(a)   At any time after the Closing Date designate (i) any Subsidiary that is not a Restricted Subsidiary as a Restricted Subsidiary or (ii) any Restricted Subsidiary as a Subsidiary that is not a Restricted Subsidiary; provided that, in the clause of the foregoing clause (ii) immediately after such designation on a Pro Forma Basis, (x) no Event of Default shall have occurred and be continuing and (y) the Borrowers shall be in compliance with the financial covenants set forth in Section 8.14.

(b)   The designation of any Subsidiary as a Project Subsidiary or Dormant Subsidiary shall constitute an Investment by the Borrowers therein at the date of designation in an amount equal to the net book value of the Borrowers’ or their Restricted Subsidiaries’ investment therein (and such designation shall not result in an immediate Event of Default to the extent such Investment is permitted under Section 8.03).

(c)   Upon any designation contemplated by Section 7.07(a), incurrences of Investments, Indebtedness or Liens of the subject Person existing at such time shall be re-characterized under the applicable Sections of Article VIII in accordance with such designation.

(d)   Concurrently with the delivery of any financial statements delivered pursuant to Section 7.01(b) or 7.01(d), re-designate any Subsidiary that was formerly an Immaterial Subsidiary as no longer being an Immaterial Subsidiary for purposes of maintaining compliance with the first proviso in the definition of “Immaterial Subsidiary”, which designation shall be retroactive to the Applicable Determination Date for all purposes hereunder except in respect of Section 7.11.

SECTION 7.08           Use of Proceeds.  Use the proceeds of the Loans (less any fees and expenses due and payable under Sections 2.08 and 12.03) solely for Permitted Uses.

SECTION 7.09          Dormant Subsidiaries.  The BVI Borrower shall cause each Dormant Subsidiary to maintain its status as a non-operating company.

SECTION 7.10           Cash Management.

(a)   Subject to compliance with the respective Permitted Project Debt documents or other contractual and legal restrictions applicable to such Project Subsidiary, each Loan Party shall cause any Project Subsidiary owned or controlled by it to distribute all Project Available Cash to one of the Loan Parties as promptly as is practicable and legally and contractually permissible.

(b)   If any Loan Party shall become an Affected Loan Party, subject to compliance with contractual and legal restrictions applicable to such Person, such Affected Loan Party shall to the maximum extent possible without (i) leaving such Person without a reasonable and prudent amount of working capital or (ii) otherwise unduly impairing the obligations of such Person, cause its cash and Cash Equivalents to be distributed or otherwise transferred to any other Loan Party that is not an Affected Loan Party as promptly as is practicable and legally and contractually permissible upon such person becoming an Affected Loan Party and no less frequently than monthly thereafter; provided that any such Affected Loan Party shall be permitted to retain cash and Cash Equivalents in an amount equal to the Minimum Cash Runway of such Affected Loan Party.

(c)   Each Loan Party shall, upon the establishment or acquisition any deposit account (other than an Excluded Account), (i) give the Administrative Agent prompt written notice of the establishment such new deposit account with a Bank (and, in any event, such written notice shall be given within five (5) Business Days after such establishment or acquisition, and (ii) within sixty (60) days of establishing or acquiring such deposit account (or such later date as Administrative Agent or the Required Lenders shall agree to in their reasonable discretion), to the extent customary and commercially reasonable in the applicable Relevant Jurisdiction, enter into a Control Agreement with respect to such deposit account.

SECTION 7.11            Additional Loan Parties as Guarantors and Grantors of Security.  Notify the Administrative Agent within five (5) Business Days thereafter that either (X) any Person becomes an Immaterial Subsidiary, (Y) any Person becomes a Restricted Subsidiary (other than an Immaterial Subsidiary), or (Z) any Immaterial Subsidiary ceases to be an Immaterial Subsidiary and, in the cases of the foregoing clauses (Y) and (Z), thereafter, upon the request of the Administrative Agent (acting at the direction of the Required Lenders) or the Required Lenders, within 60 days (or such later date as Administrative Agent or the Required Lenders shall agree to in their reasonable discretion) of such request, cause such Person to (a) become a Guarantor by executing and delivering to the Administrative Agent a joinder agreement, in form and substance reasonably satisfactory to the Administrative Agent and Required Lenders, joining such Person to this Agreement, any applicable Security Agreement or such other documents as are reasonably requested or as the Administrative Agent in consultation with the Required Lenders shall otherwise deem reasonably appropriate for such purpose, in each case (i) with due regard for the scope of the then-existing Collateral Documents, and (ii) subject to and consistent with the Security Principles and (b) deliver to the Administrative Agent documents of the types referred to in Sections 5.01(a)(v),  5.01(a)(vi) and 5.01(a)(vii) and, to the extent customary in the applicable Relevant Jurisdiction and reasonably requested, favorable opinions of counsel to such Person (which may cover, among other things, the due authorization, legality, validity, binding effect and enforceability of the documentation referred to in the preceding clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent and the Required Lenders.

SECTION 7.12           Further Assurances; Security Filings.   Do and perform, from time to time, upon request of the Administrative Agent (acting at the direction of the Required Lenders) or the Required Lenders, any and all acts (and execute any and all documents) as may be necessary or required by Applicable Law or reasonably requested by the Administrative Agent acting at the direction of the Required Lenders to maintain each Lien created by the Loan Documents in full force and effect and enforceable in accordance with its terms, and to ensure that all after-acquired property intended to be covered by such Liens is subject to a valid and enforceable Lien in favor of the Administrative Agent (on behalf of the Secured Parties), including: (a) making filings and recordations, (b) making payments of fees and other charges, (c) issuing and, if necessary, filing or recording supplemental documentation, including continuation statements, (d) discharging claims or other Liens adversely affecting the rights of any Secured Party in any Collateral other than Permitted Liens, and (e) publishing or otherwise delivering a notice to third parties.

SECTION 7.13           BVI O&M Agreement.   AquaVenture Water Corporation will (a) comply with all obligations, covenants and undertakings binding on it under the BVI O&M Agreement and the BVI O&M Direct Agreement, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (b) take any and all reasonable and prudent action to enforce, exercise or preserve the rights granted to it under, pursuant to or in connection with the BVI O&M Agreement and (c) take any and all reasonable and prudent action to prevent the termination of the BVI O&M Agreement for reasons attributable to it.

SECTION 7.14          Air-Fin Guarantors.    In the event that, following the delivery of a Compliance Certificate in connection with the financial statement provided pursuant to Section 7.01(b), the then-applicable Air-Fin Cap applicable to an Air-Fin Guarantor is less than twenty percent (20%) in excess of the fair market value of the equity of such Air-Fin Guarantor as reflected in such Compliance Certificate, the Loan Parties shall use commercially reasonable efforts to, within 90 days of the delivery of such Compliance Certificate, increase the applicable Air-Fin Cap to an amount not less than twenty percent (20%) in excess of such fair market value.

SECTION 7.15           Post-Closing Matters.  The Loan Parties shall satisfy the requirements and/or provide to the Administrative Agent each of the documents, instruments, agreements and information set forth on Schedule 7.15, on or before the date specified for such requirement in such Schedule.  For the avoidance of doubt, notwithstanding anything herein to the contrary, no failure to satisfy any requirement of any other Loan Document prior to such date specified in Schedule 7.15 that would otherwise be an Event of Default in the absence of this Section 7.15 shall constitute an Event of Default unless and until such post-closing requirements have not been satisfied in accordance with Schedule 7.15.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder remains unpaid or unsatisfied, each Loan Party shall not, nor shall it permit any Subsidiary to, directly or indirectly:

SECTION 8.01           Debt.  Create, incur, issue or suffer to exist any Debt, except any of the following:

(a)  Debt under the Loan Documents;

(b)  Debt outstanding on the Closing Date and listed on Schedule 6.09 and extensions, renewals and refinancings of such Debt; provided that (i) the amount of such Debt is not increased at the time of such extension, renewal or refinancing unless permitted by Section 8.01(f) and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Borrowers and the Restricted Subsidiaries or the Lenders than the terms of any agreement or instrument governing the Debt being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Debt does not exceed the then applicable market interest rate;

(c)  Debt in respect of, under, or consisting of Permitted Hedging Obligations;

(d)  Debt in respect of capital leases and purchase money obligations for fixed or capital assets; provided that the aggregate principal amount of all such Debt at any one time outstanding shall not exceed $5,000,000 (or its equivalent in other currencies);

(e)  Debt incurred by any Loan Party that is subordinated in right of payment to the Obligations in the form of unsecured or junior lien subordinated debt (“Subordinated Debt”); provided that (i) immediately before and after the incurrence of such Subordinated Debt, (A) no Event of Default shall exist or would result therefrom and (B) the Borrowers shall be in compliance on a Pro Forma Basis with (1) a Consolidated Interest Coverage Ratio greater than 2.50:1.00 and

(y) a Consolidated Total Leverage Ratio not to exceed 5.00:1.00, and (ii) any such Subordinated Debt (A) shall be subject to Approved Subordination Terms or otherwise subject to an intercreditor or subordination agreement reasonably satisfactory to the Required Lenders, (B) shall have a maturity date no earlier than twelve months after the Maturity Date, (C) shall not have any scheduled amortization payments prior to the Maturity Date and (D) in the case of any junior lien Subordinated Debt, such Subordinated Debt shall not be secured by a Lien on any collateral that is not Collateral securing the Obligations under this Agreement and the other Loan Documents;

(f)   Permitted Project Debt;

(g)   to the extent constituting Debt, (i) the BVI O&M Parent Guarantee and (ii) other customary performance guarantees entered into in the ordinary course of business which support the obligations of a Restricted Subsidiary of BVI Borrower (each a “Permitted Performance Guarantee”); provided that, at the time any such guarantee is entered into pursuant to the foregoing clause (ii), no Event of Default shall have occurred and be continuing or would result therefrom;

(h)   Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Debt is extinguished promptly upon its incurrence;

(i)   Debt in respect of netting services, overdraft protections and similar arrangements in connection with deposit accounts;

(j)   to the extent constituting Debt, financing arrangements in respect of Vehicles used in the Businesses not to exceed an aggregate principal amount of $2,500,000 outstanding at any one time;

(k)   Debt assumed by a Restricted Subsidiary in connection with a Permitted Acquisition under a facility for the factoring of accounts receivable; provided that such Debt was incurred in the ordinary course of business of the target of such Permitted Acquisition, on arm’s length commercial terms, and not in contemplation of such Permitted Acquisition;

(l)    earn-outs, seller notes, purchase price adjustment or similar deferred purchase price or compensation obligations entered into or assumed in connection with a Permitted Acquisition or other permitted Investment or Disposition and other Debt assumed in connection with a Permitted Acquisition (provided that such Debt was incurred in the ordinary course of business of the target of such Permitted Acquisition, on arm’s length commercial terms, and not in contemplation of such Permitted Acquisition), so long as, such obligations are either (i) unsecured and, if not subordinated to the Obligations pursuant to Approved Subordination Terms or other subordination or intercreditor terms otherwise reasonably satisfactory to the Required Lenders, not in excess of an aggregate principal amount of $5,000,000, or (ii) if secured, both (A) subordinated to the Obligations pursuant to Approved Subordination Terms or other subordination or intercreditor terms otherwise reasonably satisfactory to the Required Lenders and (B) not in excess of an aggregate principal amount of $2,500,000 at any time outstanding; and

(m)   earn-outs, seller notes, purchase price adjustment or similar deferred purchase price or compensation obligations entered into or assumed in connection with (i) Project Salt in accordance with the Memorandum of Understanding with respect thereto dated as of June 28, 2017, or (ii) such other Projects as the Required Lenders shall reasonably agree to in writing, in each case so long as, (A) an amount of cash equal to the maximum amount of such deferred obligations in respect of such Investment shall not be included in the calculation of Unrestricted Cash of the Loan Group for purposes of satisfying the Liquidity Condition in connection with such Investment, and (B) such obligations are not secured by any Collateral other than by funds required to satisfy such obligations that are placed into escrow at the time of the Investment;

(n)   Debt in respect of any letters of credit in the aggregate amount at any time outstanding not to exceed an aggregate principal amount of $10,000,000;

(o)   prior to the consummation of the Refinancing, the Refinancing Debt;

(p)   to the extent constituting Debt, obligations in respect of any payment, performance and maintenance bonds in the aggregate principal amount not to exceed $5,000,000 at any time outstanding;

(q)   Debt consisting of the financing of insurance premiums in an aggregate principal amount not to exceed $1,500,000 at any time outstanding;

(r)   Debt consistent of advances made by third parties in contemplation of the acquisition of Factoring Investments in an aggregate principal amount not to exceed $500,000 at any time outstanding; and

(s)   other Debt not to exceed an aggregate principal amount of $5,000,000 outstanding at any time.

SECTION 8.02           Liens.  Create, assume or suffer to exist any Lien on any of its Property or any Collateral, including any real property, whether now owned or hereafter acquired by it, except (the following exceptions, together with any other Liens permitted to be incurred under any Loan Document, collectively, “Permitted Liens”):

(a)   Liens granted pursuant to the Collateral Documents to secure the Secured Obligations;

(b)   Liens existing on the Closing Date and listed on Schedule 6.17 and any renewals or extensions thereof; provided that: (i) such Lien shall not apply to any other Property or asset of any Loan Party or any Subsidiary thereof and (ii) such Lien shall secure only those obligations which it secures on the Closing Date and any renewals or extensions thereof;

(c)   Liens imposed by Applicable Law that were incurred in the ordinary course of business, including carriers’, warehouseman’s and mechanics’ liens, statutory landlord’s liens and other similar liens and encumbrances arising in the ordinary course of business, in each case that: (i) do not in the aggregate materially detract from the value of the Property subject thereto or materially impair the use thereof in the operations of the business of the Person owning such Property or (ii) are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject to such liens and/or encumbrances;

(d)  Liens securing taxes, assessments and other governmental charges or levies, in each case the payment of which is not yet due or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by Applicable Accounting Standards or any other applicable accounting standard shall have been made;

(e)  pledges or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other similar social security legislation or to secure the performance of bids, trade contracts, leases (other than capital leases), public or statutory obligations, surety or appeal bonds or other obligations of a like nature incurred in the ordinary course of business (other than for indebtedness); and

(f)  statutory landlord’s Liens under leases to which the Borrowers or any of their Subsidiaries is a party;

(g)  Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(h)  Liens (including judgment Liens) arising in connection with legal proceedings not constituting an Event of Default under Section 9.01(q);

(i)  Liens securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to BVI Borrower or its Subsidiaries;

(j)  the filing of precautionary UCC financing statements;

(k)  grants of technology licenses in the ordinary course of business;

(l)  Liens securing Debt permitted under Sections 8.01(d),  8.01(j) and 8.01(k);  provided that (i) such Liens do not at any time encumber any Property other than the Property financed by such Debt and (ii) the Debt secured thereby does not exceed the cost or fair market value, whichever is lower, of the Property being acquired on the date of acquisition;

(m) Liens securing Debt permitted under Section 8.01(f),  Section 8.01(l),  Section  8.01(m),  Section 8.01(o),  Section 8.01(q) and Section 8.01(r);

(n)  cash collateralization of any letters of credit and payment, performance and maintenance bonds permitted under Section 8.01(n) or Section 8.01(p) in an amount not to exceed, based on the face amount of each such letter of credit or payment, performance or maintenance bond, 105%; and

(o)  other Liens not to exceed $5,000,000 outstanding at any time; provided that, without the prior written consent of the Required Lenders, any such Liens on any Collateral shall be junior to the Liens created in respect of such Collateral under the Loan Documents.

SECTION 8.03           Investments.  Make or acquire any Investment, other than:

(a)  Cash Equivalents;

(b)  Investments existing on the Closing Date and set forth on Schedule 8.03;

(c)  advances to officers, directors and employees of the BVI Borrower and its Subsidiaries in an aggregate amount not to exceed $2,000,000 (or its equivalent in other currencies) at any time outstanding, for travel, entertainment, relocation and other ordinary business purposes;

(d)  advances to suppliers of the BVI Borrower and its Subsidiaries in an aggregate amount not to exceed $2,000,000 (or its equivalent in other currencies) at any time outstanding;

(e)  Investments (i) in any Loan Party or any other Restricted Subsidiary and (ii) by a Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party; provided, that any Investment of $500,000 or more by a USA Loan Party in the form of a loan or advance shall, within 60 days of the incurrence thereof, be evidenced by a promissory note which shall be pledged by such Loan Party as Collateral pursuant to the Security Agreements;

(f)  Investments made as a result of the receipt of non-cash consideration from any Disposition of Property that was made pursuant to and in compliance with this Agreement;

(g)  Permitted Acquisitions;

(h)  Investments in Project Subsidiaries, provided that (i) such Investment shall be in the form of (A) a Permitted Acquisition of a Project Subsidiary, (B) an Investment for or of growth or maintenance Capital Expenditures with respect to an existing Project Subsidiary, or (C) no more than once for any Project Group, an Investment in an aggregate amount not to exceed $1,000,000 with respect to such Project Group to finance estimated start-up costs of such Project Group (excluding, for the avoidance of doubt, any principal, fees interest or other debt service costs related to any Permitted Project Debt or any other Debt of such Project Group), (ii) at the time of such Investment, (X) the BVI Borrower shall be in compliance on a Pro Forma Basis with the Liquidity Condition, (Y) no Event of Default shall exist or would result therefrom and (Z) no event of default under the applicable Project Subsidiary’s Permitted Project Debt shall exist or would result therefrom;

(i)  extensions of credit by Project Subsidiaries in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the ordinary course of business;

(j)  Investments received by the Project Subsidiaries in connection with any insolvency proceeding in respect of any customers, suppliers or clients and in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients;

(k)  Investments of Restricted Subsidiaries in joint ventures; provided that (i) in no event shall such Restricted Subsidiary enter into a joint venture agreement with respect to such Investment that permits any other investor in the joint venture to consent to a change of control on behalf of the relevant Restricted Subsidiary (e.g., in the case of a drag-along provision if such Restricted Subsidiary is a minority shareholder in such joint venture) or terminate the agreement or agreements, whether upon a change of control or otherwise, with respect to such Restricted

Subsidiary’s rights and obligations therein without the consent of such Restricted Subsidiary and (ii) no Default shall exist immediately prior to such Investment or would result therefrom;

(l)  to the extent constituting an Investment, Permitted Hedging Obligations; and

(m)  to the extent constituting Investments, (i) the BVI O&M Parent Guarantee and (ii) Permitted Performance Guarantees; provided that at the time any such guarantee is entered into pursuant to the foregoing clause (ii), no Event of Default shall have occurred and be continuing or would result therefrom;

(n)  advances or other Investments made, directly or indirectly, in any Project Group for purposes of funding the Minimum Cash Runway of such Project Group; provided that (i) at the time of such Investment, (A) the BVI Borrower shall be in compliance on a Pro Forma Basis with the Liquidity Condition, and (B) no Event of Default shall exist or would result therefrom, and (ii) (A) the aggregate amount of all such Investments in any Project Group in any six month period shall not exceed the Minimum Cash Runway of such Project Group for such six month period as determined by the BVI Borrower in good faith and (B) the aggregate amount of all such Investments in any Project Group shall not exceed the aggregate amount of cash distributed to the Loan Parties by such Project Group following the Closing Date;

(o)  Factoring Investments in an aggregate principal amount not to exceed $2,500,000 at any time outstanding; and

(p)  other Investments in an aggregate amount not to exceed $5,000,000 (net of any proceeds or gains from dividends or distributions from or Dispositions or any Investments previously incurred pursuant to this Section 8.03(p)).

SECTION 8.04           Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)  any Subsidiary may merge with (i) any Borrower (provided that such Borrower shall be the continuing or surviving Person) or (ii) any one or more other Subsidiaries (provided that when any Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person); and

(b)  any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be a Borrower or a Guarantor.

SECTION 8.05            Asset Sales.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)  Dispositions of obsolete or worn out Property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)  Dispositions of inventory in the ordinary course of business;

(c)  Dispositions of Property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be a Borrower or a Guarantor;

(d)  Dispositions permitted by Section 8.04;

(e) the sale, transfer or other Disposition (whether in a single transaction or a series of related transactions) of all or substantially all of the assets of, including Equity Interests held by, any Subsidiary (including any Project Subsidiary) that is not a Loan Party, if at the time thereof and immediately after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Borrowers shall be in compliance, on a Pro Forma Basis after giving effect to such Disposition, with the financial covenants set forth in Section 8.14, recomputed as at, and for the four Fiscal Quarter period ended on, the Applicable Determination Date and (iii) such Equity Interests or assets are sold, transferred, or Disposed at fair market value and for 100% cash consideration and the Net Cash Proceeds of such sale, transfer or other Disposition are applied by the Borrowers to prepay Loans in accordance with Section 2.04(a);

(f)  other Dispositions provided that (i) the consideration paid is for fair market value, (ii) at least seventy-five percent (75%) of the consideration is paid in cash, (iii) on the date on which the definitive agreement with respect to such Disposition is executed and delivered no Event of Default shall have occurred and be continuing or would result therefrom, (iv) such Disposition is not for all or substantially all of the assets of any Loan Party, and (v) in the case of any such Disposition involving consideration payable to the Loan Parties in excess of $10,000,000, on the date on which the definitive agreement with respect to such Disposition is executed and delivered the Borrowers shall be in compliance, on a Pro Forma Basis after giving effect to such Disposition, with the financial covenants set forth in Section 8.14, recomputed as at, and for the four Fiscal Quarter period ended on, the Applicable Determination Date;

(g) any Cash Equivalents may be sold or otherwise disposed of;

(h) accounts receivable which are written off, discounted or forgiven in connection with the compromise or collection thereof may be sold or otherwise disposed of; and

(i) Dispositions of Factoring Investments.

SECTION 8.06           Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except for:

(a)  any dividends or distributions made by any Subsidiary of the BVI Borrower to any Restricted Subsidiary;

(b)  Restricted Payments paid directly or indirectly to a Project Subsidiary by its Subsidiaries or other members of its Project Group;

(c)  BVI Borrower may make Restricted Payments in an amount not to exceed $2,500,000 in any Fiscal Year to repurchase vested equity incentives from directors, officers and employees for the purpose of financing tax payments to be made by such directors, officers or employees;

(d)  so long as no Event of Default has occurred and is continuing or would result therefrom and at the time thereof and after giving effect thereto, the BVI Borrower is in compliance with Section 8.14 on a Pro Forma Basis, the BVI Borrower may make Restricted Payments to repurchase Equity Interests from directors, officers and employees for an aggregate consideration of not more than $2,000,000 per annum;

(e)  regularly scheduled payments of principal and interest in respect of assumed Debt permitted under Sections 8.01(k) and 8.01(l);  provided that at the time of such Restricted Payment (i) the BVI Borrower shall be in compliance on a Pro Forma Basis with the Liquidity Condition, (ii) no Event of Default shall exist or would result therefrom;

(f)  Restricted Payments in respect of Subordinated Debt and/or other debt subordinated to the Obligations to the extent permitted under the applicable subordination and/or intercreditor terms; and

(g)  other Restricted Payments in respect of principal amounts of Debt incurred pursuant to Section 8.01(l), plus interest payable thereon, in an aggregate amount not to exceed $2,500,000 in any Fiscal Year;

(h)  other Restricted Payments in respect of Debt incurred pursuant to Section 8.01(m); and

(i)  to the extent constituting a Restricted Payment, payments in respect of Permitted Hedging Obligations.

SECTION 8.07           Change in Line of Business, Etc.  (a) Engage in any material line of business substantially different from the Businesses, (b) change its name or take any other action (other than those permitted hereunder) that could reasonably be expected to adversely affect the priority, perfection or validity of the Liens created by the Loan Documents, (c) change its country of domicile, (d) make or permit any material change in its accounting policies, reporting practices except as required by a change in Applicable Accounting Standards or (e) in the case of any Subsidiary other than a Project Subsidiary, change its Fiscal Year.

SECTION 8.08           Transactions with Affiliates.  Directly or indirectly: (i) pay any funds to or for the account of any Affiliate, (ii) make any Investment in any Affiliate (whether by acquisition of Equity Interests or Debt, by loan, advance, transfer of property, Guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt or otherwise), (iii) Dispose of any Property, tangible or intangible, to or from any Affiliate or (iv) participate in, or effect, any transaction with any Affiliate (transactions of the nature described in clauses (i) through (iv), “Affiliate Transactions”), except for:

(a)  Affiliate Transactions entered into on an arm’s-length basis and provided that all of the material terms thereof could have been obtained from a third party that was not an Affiliate;

(b)  Affiliate Transactions between Restricted Subsidiaries; and

(c)  other Affiliate Transactions in an amount not to exceed $500,000 in any Fiscal Year.

SECTION 8.09           Organizational Documents; Separateness.

(a)  Amend, modify or otherwise change any of its Organizational Documents in any way that would materially adversely affect the rights and/or remedies of the Secured Parties under the Loan Documents.

(b)  Permit any bank account of a Loan Group member to be commingled with any bank account of any Person other than a Loan Group member.

(c)  Take any action, or conduct its affairs in a manner, that would reasonably be expected to result in its corporate existence being ignored by any court of competent jurisdiction or in their respective assets and/or liabilities being substantively consolidated with those of any other Person (other than the Borrower and its Subsidiaries) in a bankruptcy, reorganization or other insolvency proceeding.

SECTION 8.10           Material Water Agreements; Vale Guarantee.

(a)  Amendments and Waivers of the Material Water Agreements.  Amend, supplement or modify, suspend, cancel, voluntarily terminate or waive compliance with any obligation under any Material Water Agreement or agree to any assignment, sale or transfer of rights or obligations or waive any default under or breach of the Material Water Agreements, that, in any such case, (i) would result in the reduction of, or have the effect of reducing, in each case, the minimum aggregate amount of revenue payable to such Restricted Subsidiary under the Material Water Agreement during the term of this Agreement as in effect as of the Closing Date, (ii) would result in or have the effect of eliminating or reducing the exclusivity rights in favor of the Restricted Subsidiaries under the applicable Material Water Agreements, (iii) would provide for termination upon a change of control that would result in an impediment to the Secured Parties’ ability to enforce their rights hereunder or under any other Loan Document through a sale of the indirect Equity Interests of any Subsidiary party to such Material Water Agreement or (iv) has or would reasonably be expected to have, a Material Adverse Effect; provided that the foregoing restrictions shall not apply in respect of any of the Contemplated Amendments.  Notwithstanding the foregoing, it is understood and agreed that the termination or expiration of any Material Water Agreement upon the completion of the term thereof or pursuant to a buy-out by the counterparty thereto shall not constitute a breach of this Agreement or a Default or Event of Default hereunder.

(b)  Amendments and Waivers of the Vale Guarantee.  Enter into (or agree to or permit the entering into of) any amendment, consent, waiver or other modification with respect to the Vale Guarantee, provided however that, Aquaventure Holdings Peru S.A.C. shall be permitted to consent to an assignment of the Vale Guarantee from Vale S.A. to a Vale Permitted Transferee.

SECTION 8.11           [Reserved].

SECTION 8.12           Use of Proceeds.

(a)  Use the proceeds of the Loans for any reason other than for the Permitted Uses of such Loans.

(b)  Use the proceeds of the Loans directly or indirectly for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter be in effect or for any purpose which violates or is inconsistent with the provisions of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System of the United States (or any successor).

(c)  Offer or give, directly or indirectly, any part of the proceeds of the Loans to any governmental official or employee, political party official, political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity (each, an “Official”) in order to obtain, retain or direct business by: (i) influencing any act or decision by such Official, (ii) inducing such Official to act in violation of his, her, or its lawful duty, (iii) securing any improper advantage or (iv) persuading such Official to influence any act or decision of a government or party or public international organization.

(d)  Utilize the proceeds derived from any transaction contemplated under this Agreement to engage, directly or indirectly, in any transaction, activity or conduct that would violate applicable anti-corruption or Anti-Money Laundering Laws.

(e)  Utilize the proceeds derived from any transaction contemplated under this Agreement, directly or indirectly, to fund in violation of Sanctions Programs any activities or business of or with any Person, or in any country, region or territory that, at the time of such funding, is or whose government is the subject of Sanctions Programs, including without limitation governments currently designated as Sanctioned Jurisdictions.

SECTION 8.13           [Reserved].

SECTION 8.14           Financial Covenants.

(a)  Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio, as of the end of any Fiscal Quarter (commencing with the first Fiscal Quarter ending after the Closing Date), and calculated for the period of four Fiscal Quarters ending on such date, to be less than 2.50:1.00.

(b)  Consolidated Senior Leverage Ratio.  Permit the Consolidated Senior Leverage Ratio, as of the end of any Fiscal Quarter (commencing with the first Fiscal Quarter ending after the Closing Date), to be greater than the ratio set forth below opposite the last day of such Fiscal Quarter:

Fiscal Quarter Ending	Consolidated Senior Leverage Ratio
September 30, 2017	5.50:1.00
December 31, 2017	5.50:1.00
March 31, 2018	5.50:1.00
June 30, 2018	5.50:1.00
September 30, 2018	5.25:1.00
December 31, 2018	5.25:1.00
March 31, 2019	5.25:1.00
June 30, 2019	5.00:1.00
September 30, 2019	5.00:1.00
December 31, 2019	5.00:1.00
March 31, 2020	4.75:1.00
June 30, 2020	4.75:1.00
September 30, 2020	4.75:1.00
December 31, 2020	4.50:1.00
March 31, 2021	4.50:1.00
June 30, 2021	4.50:1.00

(c)   Cure Rights.

(i)   In the event the Loan Parties fail to comply with one or more of the financial covenants set forth in this Section 8.14 such financial covenants referred to as the “Breached Financial Covenants”) as of the last day of any Fiscal Quarter (each, a “Cure Quarter”):

(A)   any Unrestricted Cash on the balance sheet of the Loan Parties may, after the last day of such Fiscal Quarter and on or prior to the day that is ten (10) Business Days after the day on which financial statements are required to be delivered for that Fiscal Quarter (or such longer period as the Required Lenders may reasonably agree to in writing), at the irrevocable election of the BVI Borrower, be applied (each such application a “Cash Cure”) to prepay the Loans in an amount not exceed the amount required to cause the Loan Parties to be in compliance with such Breached Financial Covenant(s) and solely for the purposes of determining compliance with (A) each such Breached Financial Covenant set forth in this Section 8.14 at the end of such Cure Quarter and any subsequent period that includes such Cure Quarter and (B) any other financial covenant set forth in this Section 8.14 that the Loan Parties fail to comply with in any subsequent period that includes such Cure Quarter; or

(B)   the proceeds of any Equity Interests (other than Disqualified Interests) issued by BVI Borrower after the last day of such Fiscal Quarter and on or prior to the day that is ten (10) Business Days after the day on which financial statements are required to be delivered for that Fiscal Quarter (or such longer period as the Required Lenders may reasonably agree to in writing) (any such issuance, an “Equity Cure”) shall, at the irrevocable election of the BVI Borrower, be deemed to increase (each such deemed increase, and “Equity Cure”; all Cash Cures and

Equity Cures, together, “Cures” and each, individually, a “Cure”) Consolidated EBITDA in an amount not exceed the amount required to cause the Loan Parties to be in in compliance with such Breached Financial Covenant(s) and in any event not to exceed 20% of Consolidated EBITDA as calculated for the applicable Reference Period (the “Equity Cure Amount”) and solely for the purposes of determining compliance with (A) each such Breached Financial Covenant set forth in this Section 8.14 at the end of such Cure Quarter and any subsequent period that includes such Cure Quarter and (B) any other financial covenant set forth in this Section 8.14 that the Loan Parties fail to comply with in any subsequent period that includes such Cure Quarter;

provided that (I) notice of the Borrowers’ intent to effect any Cure shall be delivered by the BVI Borrower no later than the later of the day on which financial statements are required to be or are actually delivered for the applicable Fiscal Quarter, (I) in each consecutive four (4) Fiscal Quarter period there will be at least two (2) Fiscal Quarters in which no Cure is made (and in no event in two consecutive Fiscal Quarters), (III) there shall be no more than four (4) Cures made in the aggregate (counting multiple Cures made in respect of the same Cure Quarter as a single Cure for purposes of such calculation) during the period beginning after the Closing Date and ending on the Maturity Date, and (IV) if any Equity Cure Amount is used by Borrowers to prepay Loans, such prepayment shall be disregarded for the purposes of determining compliance with the Breached Financial Covenants at the end of the applicable Cure Quarter.

(ii) Upon the Administrative Agent’s receipt of notice from the BVI Borrower of its intent to make effect any Cure pursuant to this Section 8.14(c) no later than the day on which financial statements are required to be delivered for the applicable Fiscal Quarter, then, until the day that is ten (10) Business Days after such date (or such longer period as the Required Lenders may reasonably agree to in writing), neither the Administrative Agent nor any Lender shall exercise the right to accelerate the Loans or terminate the Commitments and neither the Administrative Agent nor any Lender shall exercise any right to foreclose on or take possession of the Collateral solely on the basis of an Event of Default having occurred and being continuing under Sections 8.14(a) or (b) in respect of the period ending on the last day of such Fiscal Quarter; provided that in no event shall the Lenders have any obligation to fund any Loan until such Cure is made.

SECTION 8.15           Funds to Repay Loans.

(a)  Permit any part of the funds used in repayment of the Loans to be derived from a transaction with, or proceeds from, a Sanctioned Person or Sanctioned Jurisdictions.

(b)  Use funds that were the subject of money laundering activities or any other activities unlawful under Applicable Law to make any payments to the Lenders under this Agreement or otherwise make any payment to any Lender hereunder that would cause such Lender to be in violation of any Applicable Law.

SECTION 8.16           Sanctioned Person.  Become a Sanctioned Person., nor shall any Borrower permit any Person that owns or Controls any Borrower (other than BVI Borrower) to become a Sanctioned Person.

SECTION 8.17           Unperfected Deposit Accounts.  No Loan Party shall maintain any deposit accounts with an average balance for a period of five (5) Business Days in excess of:

(a)  $5,000,000 in aggregate of cash in deposit accounts in Peru;

(b)  $2,500,000 in aggregate of cash in deposit accounts in USVI;

(c)  $2,500,000 in aggregate of cash in deposit accounts in T&T; or

(d)  at any time prior to the satisfaction of the requirement to provide perfected security with respect thereto in accordance with Section 7.15(i), $4,000,000 in aggregate of cash in deposit accounts in Curaçao and Sint Maarten.

Notwithstanding anything herein to the contrary, if the average daily balance exceeds any of the amounts permitted under this Section 8.17 (a “Restricted Account Breach”) and the applicable Loan Party transfers the entire amount in excess thereof to a deposit account with respect to which the Secured Parties have a perfected security interest pursuant to a Control Agreement not later than five (5) Business Days following the date of such Restricted Account Breach, the Loan Parties shall be deemed to be in compliance with this Section 8.17 upon such transfer.

SECTION 8.18           [Reserved]  .

SECTION 8.19           Passive Company Status.  With respect to any Passive Subsidiary, engage in any business or activity, hold any assets or incur any Debt or other liabilities, other than (i) its ownership of Equity Interests in its Subsidiaries, intercompany notes permitted hereunder, cash and Cash Equivalents, notes of officers, directors and employees permitted hereunder, and all other activities incidental to its ownership of Equity Interests in its Subsidiaries or related to the management of its investment in its Subsidiaries, (ii) maintaining its corporate existence, (iii) participating in tax, accounting and other administrative activities as a member of the consolidated group of companies including the Loan Parties, (iv) executing, delivering and performing rights and obligations under the Loan Documents, any documents and agreements relating to any Investment or any other transaction permitted hereunder to which it is a party, or the documents governing any other Debt permitted hereunder and not described above that is guaranteed by (and permitted to be guaranteed by) such Passive Subsidiary, (v) making any Restricted Payment permitted by Section 8.06, (vi) purchasing or acquiring Equity Interests in any Subsidiary to the extent otherwise permitted hereunder, (vii) making direct or indirect capital contributions to its Subsidiaries and (viii) activities incidental to the businesses or activities described in clauses (i) through (vii) above.

SECTION 8.20           Restrictions on Subsidiary Distributions.  Except as provided herein or in any other Loan Document, the Loan Parties shall not, nor shall they permit any of their Subsidiaries to, enter into any agreement restricting the payment of dividends or other distributions or the making of cash loans or advances by any Subsidiary to the Loan Parties.

SECTION 8.21           Project Subsidiaries.

(a)  Each Project Subsidiary shall (i) own, at all times, no material asset other than assets related to a Project, (ii) owe, at all times, no Debt for borrowed money other than Permitted Project Debt.

(b)  No obligations of any Project Subsidiary shall be supported or Guaranteed by the BVI Borrower or any of its Subsidiaries or any assets of the BVI Borrower or its Subsidiaries, in each case, other than by any member of the relevant Project Group.

ARTICLE IX

EVENTS OF DEFAULT

SECTION 9.01           Events of Default.  Each of the following is herein called an “Event of Default”:

(a)  The Borrower or any other Loan Party shall fail to pay (i) when and as required to be paid herein any amount of principal of any Loan, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan, or any fee or other amount payable hereunder or under any of the Loan Documents; or

(b)  any representation or warranty made or deemed made herein or in any other Loan Document made by or on behalf of any Borrower or any other Loan Party or in any certificate furnished by any Loan Party to any Lender or the Administrative Agent pursuant to the provisions hereof or of any other Loan Document, shall prove to have been inaccurate or misleading as of the time made or deemed made; or

(c)  any Borrower fails to perform or observe any term, covenant or agreement contained (i) in any of Sections 7.03(a),  7.03(b),  7.08 and 7.11 or Article VIII, (ii) to the extent such failure is not remedied within five (5) Business Days (or such longer period as the Required Lenders may reasonably agree to in writing),  in any of Sections 7.01 and 7.02, or (ii) to the extent such failure is not remedied within three (3) Business Days (or such longer period as the Required Lenders may reasonably agree to in writing),  in Section 7.09; or

(d)  any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 9.01(a) or (c) above) contained in any Loan Document on its part to be performed or observed (other than any such failure to perform or observe a covenant or agreement in such other Loan Document (i) is as of the time of such failure, listed on Schedule 9.01(d) (as such Schedule may be supplemented with covenants or agreements of similar import under the other Loan Documents with the consent of the Required Lenders) and (ii) does not materially impair any Lien created or granted thereunder or the rights of the Secured Parties; provided that such failure would not otherwise, individually or together with any failure to observe or perform any other covenant or agreement set forth on Schedule 9.01(d), in the aggregate, result in an Event of Default pursuant to any part of this Section 9.01 other than this Section 9.01(d)) and such failure continues for thirty (30) days; or

(e)  a demand is made, or any rights or remedies are exercised or enforced, by Seven Seas Water (BVI) Limited or any other beneficiary (or any of their representatives) of the BVI O&M Parent Guarantee or any other Permitted Performance Guarantee or any other event shall occur or condition exist, the result of which failure to comply or other event or condition, in each case, causes or would cause Aqua Ventures Holdings Curaçao N.V. or any other Restricted Subsidiary, as applicable, to be obligated to perform or comply with, or to be obligated to cause to be performed or complied with, any obligation guaranteed, by Aqua Ventures Holdings Curaçao N.V. under the BVI O&M Parent Guarantee or such other Restricted Subsidiary under any other Permitted Performance Guarantee, as applicable, to the extent, in all such cases, in excess of the Threshold Amount; or

(f)  any default, early amortization event or similar event shall occur with respect to any Debt of any Loan Party (other than Permitted Project Debt) in an aggregate outstanding principal amount in excess of the Threshold Amount if the effect thereof is to accelerate the maturity thereof, or to permit the holder(s) of such Debt, or an agent or trustee on its or their behalf, to accelerate the maturity thereof or to require the mandatory prepayment, defeasance or redemption thereof; or

(g)  any Loan Party shall admit in writing its inability to, or be generally unable to, pay its Debt as such Debt becomes due; or

(h)  any Loan Party shall: (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner, liquidator or similar Person of itself or of all or any substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) file a petition seeking to take advantage of any Debtor Relief Law or (iv) take any corporate action for the purpose of effecting any of the foregoing (including any out-of-court restructuring agreement, and any other agreement or arrangement seeking any of the foregoing); or

(i)  a proceeding or case shall be commenced against any Loan Party, without its application or consent, seeking: (i) its bankruptcy, reorganization, liquidation, dissolution, arrangement or winding up or the composition or readjustment of its Debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or similar Person of it or of all or any substantial part of its Property or (iii) similar relief in respect of it under any Debtor Relief Law, and such proceeding or case shall continue undismissed, unstayed or not sufficiently bonded for a period of thirty (30) or more days; or an order, judgment or decree approving or ordering any of the foregoing shall be entered against any Loan Party; or

(j)  one or more judgment(s), order(s), decree(s), award(s), settlement(s) and/or agreement(s) to settle (including any relating to any arbitration) is/are rendered against any Loan Party, in an amount exceeding the Threshold Amount in the aggregate and shall remain unsatisfied, undischarged and in effect for a period of thirty (30) or more days without a stay of execution, unless the same is either: (i) adequately bonded or covered by insurance where the surety or the insurer, as the case may be, has admitted liability in respect of such judgment(s), order(s), decree(s), award(s), settlement(s) and/or agreement(s) to settle or (ii) is being contested by appropriate proceedings properly instituted and diligently conducted and, in either case, process is not being executed against any Property of any Loan Party; or

(k)  any Hedge Bank has not received a payment when due under any Secured Hedging Agreement and such failure to pay has continued unremedied for a period of five (5) Business Days after such Hedge Bank has delivered written notice to the BVI Borrower and the Administrative Agent of such failure; or

(l)  [reserved]; or

(m)  [reserved]; or

(n)  to the extent (i) constituting a material adverse effect on the rights, taken as a whole, of the Administrative Agent and the Lenders hereunder, individually or aggregate, and (ii) not resulting from any action taken or inaction of the Administrative Agent or any Lender or group of Lenders: (A) any Loan Document shall at any time be suspended, revoked or terminated or for any reason cease to be valid and binding or in full force and effect (other than upon expiration in accordance with the terms thereof), (B) the performance by any Loan Party of any obligation thereunder shall become unlawful or any Loan Party shall so assert in writing, (C) the validity or enforceability of any Loan Document shall be contested by any Loan Party in writing or by any Governmental Authority, or (D) any Lien provided for in the Loan Documents shall cease to exist; or

(o)  [reserved]; or

(p)  [reserved]; or

(q)  any writ, attachment, sequestration, distress, execution or analogous event affects assets of any Loan Party in connection with any judgment for the payment of money exceeding the Threshold Amount, and remains unsatisfied, undischarged and in effect for a period (during which execution shall be effectively stayed) of thirty (30) days without a stay of execution.

SECTION 9.02           Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)  declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated;

(b)  declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, the Prepayment Premium determined in respect of such principal amount, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)  instruct the Administrative Agent to liquidate the Collateral in whole or in part and apply the proceeds thereof to the payment of amounts owing under the Loan Documents;

(d)  exercise on behalf of itself and the Lenders any or all rights and remedies available to it and the Lenders under the Loan Documents; and/or

(e)  release the Peru Law Notes, which will be completed by the applicable Lenders, and corresponding Peru Completion Agreements from escrow, all in the name of the Peru Borrower, in favor of each Lender holding Peru Loans reflecting the then-outstanding principal balance of and interest rate applicable to Peru Loans, in each case subject to (i) the surrender and cancellation of any NY Law Notes evidencing such Peru Loans, and (ii) the proper completion of the Peru Law Notes, by the Lenders, reflective of the then-outstanding amounts of the applicable Peru Loans reflected in the register.

provided that in the case of an Event of Default of the kind referred to in Section 9.01(g),  (h) or (i), the obligation of each Lender to make Loans shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

SECTION 9.03           Application of Proceeds.  Upon the occurrence and during the continuation of an Event of Default, if requested by the Required Lenders, or upon acceleration of all the Obligations pursuant to Section 9.02, all proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Loan Document (or, if following acceleration, if any amount is received from any Loan Party) shall be applied by the Administrative Agent as follows:

(a)  First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and such other amounts payable to the Administrative Agent in its capacity as such;

(b)  Second, to payment of that portion of the Obligations constituting fees, indemnities, expenses and such other amounts (other than principal and interest) payable to the Lenders, ratably among them in proportion to the amounts described in this Section 9.03(b) payable to them;

(c)  Third, to payment of that portion of the Obligations constituting accrued and unpaid interest (including, but not limited to, post-petition interest) and any fees, premiums and scheduled periodic payments due under Secured Hedging Agreements constituting Secured Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this Section 9.03(c) payable to them;

(d)  Fourth, to payment of that portion of the Obligations constituting unpaid principal or face amounts of the Loans and any breakage, termination and other amounts then due and owing in respect of Secured Hedging Agreements constituting Secured Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this Section 9.03(d) held by them;

(e)  Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

(f)  Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrowers or as otherwise required by Applicable Law.

In the event that any such proceeds are insufficient to pay in full the items described in the preceding sentences of this Section 9.03, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

For the avoidance of doubt, notwithstanding any other provision of any Loan Document, no amount received directly or indirectly from any Loan Party that is not a Qualified ECP Guarantor shall be applied directly or indirectly by the Administrative Agent or otherwise to the payment of any Excluded Swap Obligations and Obligations arising under Secured Hedging Agreements shall be excluded from the application described above in clauses (a) through (e) of the first sentence of this Section 9.03 if the Administrative Agent has not received written notice thereof, together with such supporting documentation from the applicable Hedge Bank, as the case may be, as may be reasonably necessary to determine the amount of the Obligations owed thereunder.  Each Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X hereof for itself and its Affiliates as if a “Lender” party hereto and be deemed to be (and agrees to be) subject to the provisions in Sections 12.11,  12.12,  12.13 and 12.23 as a party hereto.

ARTICLE X

AGENCY; ADMINISTRATION

SECTION 10.01         Appointment and Authority.  Each of the Lenders irrevocably appoints, designates and authorizes the Administrative Agent to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and to perform such duties on its behalf and to exercise such powers as are expressly delegated to the Administrative Agent by the terms hereof or thereof.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders (and their respective permitted successors and permitted assigns), and no Loan Party shall have rights as a third-party beneficiary of any of such provisions.  Each of the Lenders hereby acknowledges and agrees that Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.  The permissive authorizations, entitlements, powers and rights (including the right to request that the Borrowers take an action or deliver a document and the exercise of remedies following an Event of Default) granted to Administrative Agent herein shall not be construed as duties.  The Administrative Agent shall have no responsibility for interest or income on any Lender funds held by it hereunder and any such funds so held shall be held un-invested pending distribution thereof.  Whether or not explicitly set forth therein, the rights, powers, protections, immunities and indemnities granted to

Administrative Agent herein shall apply to any document entered into by Administrative Agent in connection with its role as Administrative Agent hereunder.

SECTION 10.02          Rights as a Lender.  With respect to any Commitment and Loan made by it, the Person serving as the Administrative Agent hereunder (and its permitted successors and permitted assigns) shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may make loans to, accept deposits from, lend money to, acquire equity interests in, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with, any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, Wells Fargo Bank, National Association or its Affiliates may receive information regarding the Borrowers or their Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrowers or such Affiliate) and acknowledge that Administrative Agent shall be under no obligation to provide, and may be contractually prohibited from providing, such information to them.  To the extent the Administrative Agent makes any portion of the Loan hereunder, the terms “Lender” and “Lenders” include the Administrative Agent in its individual capacity as such, and the Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not Administrative Agent.

SECTION 10.03         Default; Collateral.

(a)        Upon the occurrence and continuance of a Default or an Event of Default, the Required Lenders shall have the sole right to determine a course of action for the enforcement of the rights of the Lenders, and Administrative Agent shall be entitled to refrain from taking any action (without incurring any liability to any Person for so refraining) unless and until Administrative Agent shall have received instructions from the Required Lenders.  All rights of action under the Loan Documents and all right to the Collateral, if any, hereunder may be enforced by Administrative Agent (at the direction of the Required Lenders) and any suit or proceeding instituted by Administrative Agent in furtherance of such enforcement shall be brought in its name as Administrative Agent without the necessity of joining as plaintiffs or defendants any other Lender, and the recovery of any judgment shall be for the benefit of the Lenders subject to the fees and expenses of Administrative Agent.  In actions with respect to any Collateral or other property or assets of the Borrowers or any subsidiary, Administrative Agent is acting for the ratable benefit of each Lender (according to their Applicable Percentages).  Any and all agreements to subordinate (whether made heretofore or hereafter) other indebtedness or obligations of the Loan Parties to the Debt shall be construed as being for the ratable benefit of each Lender (according to their Applicable Percentages).

(b)        Each Lender authorizes and directs Administrative Agent to enter into the Loan Documents on behalf of and for the benefit of the Lenders (or if previously entered into,

hereby ratifies Administrative Agent’s (or any predecessor administrative agent’s) previously entering into such agreements).

(c)        Each Lender agrees that any action taken by the Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by the Required Lenders of the power set forth herein or therein, shall be authorized by and binding upon, all of the Lenders.

(d)        Administrative Agent (at the direction of the Required Lenders) is hereby authorized (but not obligated) on behalf of the Lenders, without the necessity of any notice to or further consent from any Lender other than Required Lenders, from time to time to take any action with respect to any Property, Collateral or Loan Documents which may be necessary to create, perfect and maintain perfected Liens upon the Collateral and the Properties granted pursuant to the Loan Documents.

(e)        Administrative Agent shall not have any obligation whatsoever to any Lender or to any Related Party of a Lender or to any other Person to assure that the Properties exist or are owned (whether in fee or by leasehold) by the Person purporting to own it or is cared for, protected, or insured or has been encumbered or that the Liens granted to Administrative Agent (or any predecessor administrative agent) herein or pursuant to the Loan Documents have been properly or sufficiently or lawfully created, perfected, protected, or enforced, or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights granted or available to the Administrative Agent in this Section 10.03 or in any of the Loan Documents; IT BEING UNDERSTOOD AND AGREED THAT IN RESPECT OF THE LOAN OR ANY LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT RELATED THERETO, ADMINISTRATIVE AGENT MAY ACT IN ANY MANNER IT MAY DEEM APPROPRIATE, IN ITS SOLE DISCRETION, AND THAT ADMINISTRATIVE AGENT SHALL HAVE NO DUTY OR LIABILITY WHATSOEVER WITH RESPECT TO ANY LOAN OR THE LOAN DOCUMENTS TO ANY LENDER OR ANY RELATED PARTY OF ANY LENDER OR TO ANY OTHER PERSON IN THE ABSENCE OF ITS OWN GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL AND NON-APPEALABLE JUDGMENT.  Notwithstanding anything contained herein to the contrary, Administrative Agent shall not have any duty to (i) file or prepare any financing or continuation statements or record any documents or instruments in any public office for purposes of creating, perfecting or maintaining any Lien or security interest created under the Loan Documents, (ii) take any necessary steps to preserve rights against any parties with respect to any Loan, or (iii) take any action to protect against any diminution in value of the Loan.

(f)        The Lenders hereby irrevocably authorize Administrative Agent (upon further written direction of the Required Lenders as provided below) to release any Lien granted to or held by Administrative Agent in respect of any Loan: (i) upon the payment in full of the Obligations (other than inchoate or contingent or reimbursable obligations for which no claim has been asserted), (ii) constituting property being sold or disposed of to a Person that is not a Loan Party pursuant to a sale or disposition that is permitted under this Agreement (and Administrative Agent may, to the extent reasonable, request and in any case shall rely conclusively on a certificate of the BVI Borrower to that effect, without further inquiry), (iii) constituting property in which neither the Borrowers nor any subsidiary owned an interest at the time the Lien was granted or at any time thereafter, (iv) constituting property leased to the Borrowers or a subsidiary under a lease which has expired or been terminated in a transaction permitted under the Loan Documents or is about to expire and which has not been, and is not intended by the Borrowers or such subsidiary to be, renewed, (v) upon release of any Guarantor from its Obligations under any Loan Document to which it is a party if such Person ceases to be a Restricted Subsidiary of BVI Borrower as a result of a transaction permitted hereunder, (vi) consisting of an instrument or other possessory loan evidencing Debt or other obligations pledged to Administrative Agent (for the benefit of the Lenders), if the Debt or obligations evidenced thereby has been paid in full or otherwise superseded, or (vii) upon the Properties as otherwise contemplated herein and in the other Loan Documents, or if approved, authorized, or ratified in writing by the Required Lenders.

(g)        In furtherance of the authorizations set forth in this Section 10.03, each Lender hereby irrevocably appoints the Administrative Agent as its attorney-in-fact, with full power of substitution, for and on behalf of and in the name of each such Lender (i) to enter into Loan Documents (including, without limitation, any appointments of substitute trustees under any Loan Document), (ii) to take action (at the direction of the Required Lenders) with respect to the Loan and Loan Documents to create, perfect, maintain, and preserve the Administrative Agent’s Liens therein, and (iii) to execute instruments of release or to take other action necessary to release Liens upon any Loan or to release Guarantors to the extent authorized herein or in the other Loan Documents.  This power of attorney shall be liberally, not restrictively, construed so as to give the greatest latitude to Administrative Agent’s power, as attorney, relative to the guarantee and Loan matters described in this Section 10.03.  The powers and authorities herein conferred on Administrative Agent may be exercised by Administrative Agent through any Person who, at the time of the execution of a particular instrument, is an officer of Administrative Agent (or any Person acting on behalf of Administrative Agent pursuant to a valid power of attorney).  The power of attorney conferred by this Section 10.03(g) to Administrative Agent is granted for valuable consideration and is coupled with an interest and is irrevocable (subject to Section 10.01) so long as the Debt, or any part thereof, shall remain unpaid or the Lenders are obligated to make any Loan under the Loan Documents.

SECTION 10.04         Exculpatory Provisions.

(a)  The Administrative Agent or any of its Related Parties shall not have any duties or obligations except those expressly set forth in this Agreement and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not by reason of this Agreement or any other Loan Document be a trustee or fiduciary for any Secured Party, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law. Whenever reference is made in this Agreement to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Administrative Agent (including any release of any Lien pursuant to Section 10.03) or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Administrative Agent, it is understood that the Administrative Agent shall be acting at the direction of the Lenders or Required Lenders, as applicable, and shall be fully protected in acting pursuant to such directions; provided that if the Person required to provide the direction to Administrative Agent is not specified, the Administrative Agent shall act at the direction of the Required Lenders.  In all cases the Administrative Agent shall be fully justified in failing or refusing to take any such action under this Agreement if it shall not have received such written instruction, advice or concurrence following a reasonable request therefor.  Additionally, under no circumstances shall the Administrative Agent be liable for any delay in acting, or liability caused by such delay, while it is awaiting such direction, or if necessary, a satisfactory indemnity to the extent reasonably requested.  Upon receipt of such written instruction, advice or concurrence, and if necessary indemnity satisfactory to the Administrative Agent, from the Required Lenders, the Administrative Agent gent shall take such discretionary actions in accordance with such written instruction, advice or concurrence; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

This Section 10.04 is intended solely for the benefit of the Administrative Agent and its permitted successors and permitted assigns and is not intended to, and will not entitle, the other parties to this Agreement to any defense, claim, or counterclaim, or confer any rights or benefits on any other party to this Agreement.

(b)  THE ADMINISTRATIVE AGENT OR ANY RELATED PARTY OF ADMINISTRATIVE AGENT SHALL NOT BE LIABLE FOR ANY ACTION TAKEN OR NOT TAKEN BY IT UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (i) WITH THE CONSENT OR AT THE REQUEST OF THE REQUIRED LENDERS (OR SUCH OTHER NUMBER OR PERCENTAGE OF THE LENDERS AS SHALL BE NECESSARY UNDER THE CIRCUMSTANCES AS PROVIDED IN SECTION 12.04), AND (iii) THE ADMINISTRATIVE AGENT SHALL NOT BE LIABLE FOR ANY ACTION TAKEN OR NOT TAKEN BY THE ADMINISTRATIVE AGENT IN THE ABSENCE OF THE ADMINISTRATIVE AGENT’S GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT, IN EACH CASE AS

DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT.

(c)   The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into: (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, (vi) for the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, (vii) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (viii) to make any inquiry respecting the performance by the Borrowers of their obligations hereunder (including, without limitation, compliance by the Peru Borrower with the requirements of Section 2.10(b)) or under any other Loan Document, or for any failure of the Borrowers or any Guarantor or any other party to any Loan Document to perform its obligations hereunder or thereunder.  Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrowers or any subsidiary or Guarantors or any Affiliate thereof.

(d)   The Administrative Agent shall never be required to use, risk or advance its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder (including, but not limited to, no obligation to grant any credit extension or to make any advance hereunder).  Administrative Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control.  Such acts shall include, but not be limited to, acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes, terrorist attacks or other disasters.

(e)   The Administrative Agent shall not be accountable for the use or application by any Person of disbursements properly made by the Administrative Agent in conformity with the provisions of the Loan Documents or of the proceeds of Loans or other moneys received from the Loan Parties.

(f)   Notwithstanding anything herein or the other Loan Documents to the contrary, the Administrative Agent shall not be responsible or have any liability (except to the extent determined by a court of competent jurisdiction in a final and non-appealable decision to have been caused by or be the result of the gross negligence, bad faith or willful misconduct of the Administrative Agent or its Related Parties) for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions, other than:

(i) updating the list with the names of Disqualified Institutions provided in writing to the Administrative Agent in accordance with the definition of Disqualified Institutions;

(ii) providing the list of Disqualified Institutions (with such updates) upon request in accordance with Section 12.07(a)(vii);

(iii) confirming that each Assignment and Assumption includes a representation from the assignor thereof that it is not a Disqualified Institution; and

(iv) verifying that any assignee is not a Disqualified Institution solely by comparing such assignees name against the names on the Disqualified Institution list.

(g)  Without limiting the generality of the foregoing Section 10.04(f), the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Participant or prospective Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution to the extent either (X) not resulting from Administrative Agent’s gross negligence, bad faith or willful misconduct, or (Y) Administrative Agent requested and received approval of such assignment or participation from the Required Lenders.

SECTION 10.05         Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Lenders, unless Administrative Agent shall have received written notice from a Lender, the Borrowers or a subsidiary referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” Administrative Agent will notify the Lenders of its receipt of any such notice.  Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders in accordance with this Agreement; provided that unless and until Administrative Agent has received any such direction, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders; provided further, Administrative Agent shall not be required to take any action under this Agreement or any Loan Document, or to prosecute or defend any suit in respect of this Agreement or any Loan Document, unless it is indemnified by the Lenders hereunder to its satisfaction.

SECTION 10.06         Reliance by Administrative Agent.

(a)  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, affidavit, resolution, representation, consent, statement, instrument, document, letter, signature or other writing (including any e-mail message, Internet or intranet website posting or other distribution) believed by it to be genuine and correct and to have been signed, sent or otherwise authenticated by the proper Person(s).  Where this Agreement expressly permits or prohibits an action unless the Required Lender otherwise determine, Administrative Agent shall, and in all other instances, Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of such Lenders.

(b)   In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.

(c)   The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it and shall not be liable to any Lender or an Related Party of any Lender for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent shall be entitled to rely upon advice of counsel concerning legal matters and such advice shall be full protection and authorization from the Lenders for any action taken by Administrative Agent in good faith thereon.

(d)   In each instance under this Loan Agreement where Administrative Agent is required to forward reports, documents or other information to the Lenders, it shall be sufficient for Administrative Agent to make such report, document or other information available on SyndTrak, DXSyndicate™, Intralinks or any similar website, and such information shall be deemed delivered upon posting.

(e)   If at any time Administrative Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects any Property (including, but not limited to, orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of any Property), Administrative Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate.

(f)   In the event any IRS form, certification or other documentation expires or becomes obsolete or inaccurate in any respect, upon the written request of the Administrative Agent, the Borrowers or any Lender shall promptly provide to Administrative Agent an updated version of such form, certificate or other documentation or promptly notify Administrative Agent in writing of its legal inability to do so.  The Administrative Agent shall have no liability to any Borrower or any other Person in connection with any tax withholding amounts paid or withheld from any account or payment pursuant to applicable law arising from the failure of the Borrowers or Lender, as applicable, to timely provide an accurate, correct and complete IRS Form W-9, an appropriate IRS Form W-8 or such other documentation contemplated under this paragraph.

SECTION 10.07         Indemnification of Agent.  THE LENDERS SHALL INDEMNIFY UPON DEMAND ADMINISTRATIVE AGENT AND EACH RELATED PARTY OF ADMINISTRATIVE AGENT (TO THE EXTENT NOT REIMBURSED BY OR ON BEHALF OF THE BORROWERS AND WITHOUT LIMITING THE OBLIGATION OF THE BORROWERS TO DO SO), IN ACCORDANCE WITH THEIR RESPECTIVE RATABLE SHARES (DETERMINED BASED ON THEIR APPLICABLE PERCENTAGES), AND HOLD HARMLESS ADMINISTRATIVE AGENT AND EACH RELATED PARTY OF AGENT FROM AND AGAINST ANY AND ALL INDEMNIFIED LIABILITIES INCURRED BY IT,

INCLUDING BUT NOT LIMITED TO ANY LIABILITY INCURRED BY ADMINISTRATIVE AGENT UNDER OR IN CONNECTION WITH THE SPECIAL POWER OF ATTORNEY DATED JULY 17, 2017 GRANTED TO JORGE ALFREDO TRELLES CASTRO-MENDIVIL AND DIEGO JESUS PESCHIERA MIFFLIN BY ADMINISTRATIVE AGENT TO EXECUTE ALL SECURITY AGREEMENTS TO BE EXECUTED IN PERU ON BEHALF OF ADMINISTRATIVE AGENT (INCLUDING ADMINISTRATIVE AGENT’S OR SUCH RELATED PARTY OF AGENT’S OWN NEGLIGENCE); PROVIDED THAT NO LENDER SHALL BE LIABLE FOR THE PAYMENT TO ADMINISTRATIVE AGENT OR ANY RELATED PARTY THEREOF OF ANY PORTION OF SUCH INDEMNIFIED LIABILITIES RESULTING FROM SUCH PERSON’S GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL AND NON-APPEALABLE JUDGMENT.  Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share (according to its Applicable Percentages) of any fees, costs or out-of-pocket expenses (including reasonable counsel fees) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such fees or expenses by or on behalf of the Borrowers.

SECTION 10.08         Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more agents, sub-agents, employees, receivers, or other representatives or attorneys in fact reasonably appointed by the Administrative Agent and shall be entitled to advice of counsel and other reasonably engaged consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent and any such sub-agent or other Person may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent or other Person and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Loans as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible to any Lender or any Related Party of any Lender for the negligence or misconduct of any agents, sub-agents, receivers, other representatives or attorneys in fact except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of agents, such sub-agents or attorneys in fact.  Any such delegation made shall not preclude the subsequent exercise of those rights and powers by Administrative Agent, any revocation of such delegation or any subsequent delegation of any such rights, powers, authorities and discretions.

SECTION 10.09         Resignation of Administrative Agent.

(a)  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower, which such resignation shall not be effective until at least thirty (30) days following the delivery of such notice.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in a G-7 Country or an Affiliate of any such bank with an office in a G-7 Country.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such other day as shall be agreed by the Administrative Agent, the Borrower and Required Lenders) (the “Resignation Effective Date”), the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of (but shall not, for the avoidance of doubt, enjoy any of the indemnities or exculpatory rights of) Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above; provided that in the case of any security held by Administrative Agent on behalf of the Lenders under the Loan Documents, the retiring Administrative Agent shall continue to hold such security in a custodial capacity only until such time as a successor Administrative Agent is appointed or deposit such security with a court of competent jurisdiction.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)  The Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrowers and such Person, remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such other day as shall be agreed by the Required Lenders and the Borrowers) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date and the Lenders shall perform all of the duties of (but shall not, for the avoidance of doubt, enjoy any of the indemnities or exculpatory rights of) Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

(c)  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable): (i) the successor Administrative Agent shall succeed to all the rights, powers and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents, (ii) the term “Administrative Agent” shall mean such successor Administrative Agent and the retiring or removed Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated and (iii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Sections 2.08 and 12.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)   After any retiring or removed Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article X shall inure to the benefit of such retiring Administrative Agent, its sub-agents or attorneys in fact and Agent’s Related Parties as to any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was Administrative Agent under this Agreement.

(e)   Any corporation or other company into which Administrative Agent may be merged or converted or with which it may be consolidated, or any corporation or other company resulting from any merger, conversion or consolidation to which Administrative Agent shall be a party, or any corporation or other company succeeding to the business of Administrative Agent shall be the successor of Administrative Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto, except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding; provided that notice any such merger, conversion, consolidation, transfer, assignment and/or succession shall be given to the Borrower and the Lenders.

SECTION 10.10         Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that neither Administrative Agent nor any Related Party of Administrative Agent has made any representation or warranty to it other than as expressly set forth herein, and that no act by Administrative Agent or any Related Party thereof hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Borrower, any Guarantor or any Affiliate thereof, shall be deemed to constitute any representation or warranty by Administrative Agent or any Related Party thereof to any Lender as to any matter, including whether Administrative Agent or the Related Parties thereof have disclosed material information in their possession.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by Administrative Agent herein, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of Agent or any Related Party of Agent.

SECTION 10.11         Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)   to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.08,  2.11,  2.13,  3.06(b)(i),  12.03 and 12.21) allowed in such judicial proceeding; and

(b)   to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(c)   and any custodian, receiver, receiver-manager, monitor, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08,  2.11,  2.13,  3.06(b)(i),  12.03 and 12.21.

SECTION 10.12         Modifications to Article X.  Borrowers, Administrative Agent and each Lender acknowledge and agree that, the provisions of this Article X solely govern the relationship among the Lenders and Administrative Agent and do not alter or otherwise modify the provisions of this Agreement applicable to Borrowers or otherwise apply to Borrowers.  The provisions of this Article X may be modified without Borrowers’ consent, but with notice thereafter to Borrowers, so long as such modifications do not alter any of Borrowers’ rights or obligations under this Agreement or any of the other Loan Documents or otherwise alter the economic terms of the Loan or the Loan Documents in any manner.

SECTION 10.13         Environmental Protections of Administrative Agent.  In the event that the Administrative Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any obligation for the benefit of another, which in the Administrative Agent’s sole discretion may cause the Administrative Agent to be considered an “owner or operator” under any Environmental Laws or otherwise cause the Administrative Agent to incur, or be exposed to, any Environmental Liability or any liability under any Applicable Law, the Administrative Agent reserves the right, instead of taking such action, either to resign as Administrative Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver.  The Administrative Agent will not be liable to any Person for any Environmental Liability or any environmental claims or contribution actions under any Environmental Law by reason of the Administrative Agent’s actions and conduct as authorized, empowered and directed hereunder.

ARTICLE XI

GUARANTEE

SECTION 11.01         Guarantee.

(a)   For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Borrower and each other Guarantor jointly and severally hereby unconditionally and irrevocably Guarantees the full and punctual payment and performance (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on the Loans made by the Lenders to, and, without duplication of the amount of such Loans, the Notes held by each Lender of, the Borrowers, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or Secured Hedging Agreement entered into with a counterparty that is a Secured Party, in each case in accordance with the terms thereof (the “Guaranteed Obligations”);  provided that subject to the limitations set forth in Section 11.01(d), with respect to each Borrower in its capacity as a Guarantor hereunder, this Guarantee shall apply to all Guaranteed Obligations.  Each Guarantor hereby jointly and severally agrees that, if the Guaranteed Obligations shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), such Guarantor will promptly pay the same in cash, without any demand or notice whatsoever, subject to Section 11.04, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

(b)   Notwithstanding any provision hereof or in any other Loan Document to the contrary, no Obligation in respect of any Secured Hedging Agreement shall be payable by or from the assets of any Loan Party if such Loan Party is not, at the later of (i) the time such Secured Hedging Agreement is entered into and (ii) the date such person becomes a Loan Party, an “eligible contract participant” as such term is defined in Section 1(a)(18) of the Commodity Exchange Act, as amended, and no Loan Party shall be deemed to have entered into or guaranteed any Hedging Agreement at any time that such Loan Party is not an eligible contract participant.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of Swap Obligations (provided,  however, that each Qualified ECP Guarantor shall only be liable under this Section 11.01 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.01, or otherwise under this Guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section 11.01 shall remain in full force and effect until the termination of this Guarantee in accordance with Section 11.03 hereof.  Each Qualified ECP Guarantor intends that this Section 11.01 constitute, and this Section 11.01 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(c)   All payments made by each Guarantor under this Article XI shall be payable in the manner required for payments by the Borrowers hereunder.

(d)   If the obligations of any Guarantor under this Article XI would otherwise be rendered to be subject to avoidance or subordination under Debtor Relief Laws or any comparable provisions of any Applicable Law on account of the amount of its liability under Section 11.01(a) (for the avoidance of doubt, including amounts owed under this Agreement, the other Loan Documents or any Secured Hedging Agreement entered into with a counterparty that is a Secured Party), then, notwithstanding any other provision to the contrary, the amount of such liability of such Guarantor shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.06) for which such Guarantor can be liable without rendering this Guarantee subject to avoidance or subordination under the Debtor Relief Laws or any comparable provisions of any Applicable Law.

(e)   The Guarantee of each of Air-Fin Holding N.V. and Air-Fin Holding Sint Maarten N.V. (each, an “Air-Fin Guarantor”) under this Section 11.01 and its respective liability under this Guarantee is limited to the lesser of (i) the fair market value of the equity of such Air-Fin Guarantor at the time the Administrative Agent or any holder of the Guaranteed Obligations should enforce its rights under this Guarantee against such Air-Fin Guarantor and (ii) any cap (each, an “Air-Fin Cap”) on such liability imposed by the Central Bank of Curaçao and Sint Maarten (de Centrale Bank van Curaçao en Sint Maarten) and included in the license under the foreign exchange regulations (Regeling Deviezenverkeer Curaçao en Sint Maarten) enacted by the Central Bank of Curaçao and Sint Maarten with respect to such Air-Fin Guarantor.  The Secured Parties, by their acceptance hereof, accept such limitations.  Nothing in this Section 11.01(e) shall limit any obligation or liability under this Guarantee or any other Loan Document of any other Guarantor.

SECTION 11.02         Guarantee Unconditional.  The obligations of each Guarantor under this Article XI shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a)   any extension, renewal, settlement, compromise, waiver or release in respect of any obligation(s) of any Loan Party under the Loan Documents and/or any Commitment(s) under the Loan Documents, by operation of law or otherwise (other than with respect to any such extension, renewal, settlement, compromise, waiver or release agreed in accordance with the terms hereunder as expressly applying to the obligations of each Guarantor under this Article XI);

(b)   any modification or amendment of or supplement to this Agreement or any other Loan Document (other than (i) with respect to any modification, amendment or supplement agreed in accordance with the terms hereunder as expressly applying to the obligations of each Guarantor under this Article XI, (ii) an agreement to which such Guarantor is a party, or (iii) a release of a Guarantor pursuant to the terms of this Agreement);

(c)   any release, impairment, non-perfection or invalidity of any Collateral;

(d)   any change in the corporate existence, structure or ownership of any Loan Party or any other Person, or any event of the type described in Section 9.01(g),  (h) or (i) with respect to any Person;

(e)   the existence of any claim, set-off or other rights that any Guarantor may have at any time against any Loan Party, any Secured Party or any other Person, whether in connection herewith or with any unrelated transactions;

(f)   any invalidity or unenforceability relating to or against any Loan Party for any reason of any Loan Document, or any provision of Applicable Law purporting to prohibit the performance by any Loan Party of any of its obligations under the Loan Documents (other than any such invalidity or unenforceability with respect solely to the obligations of each Guarantor under this Article XI); or

(g)  any other act or omission to act or delay of any kind by any Loan Party, any Secured Party or any other Person or any other circumstance whatsoever that might, but for the provisions of this Section 11.02, constitute a legal or equitable discharge of the obligations of any Loan Party under the Loan Documents.

SECTION 11.03       Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances.  The Guaranteed Obligations of each Guarantor hereunder shall remain in full force and effect until all of the Obligations shall have been paid in full (other than inchoate or contingent or reimbursable obligations for which no claim has been asserted) and all of the Commitments shall have terminated.  If at any time any payment of principal or interest or any other amount payable by the Borrowers under this Agreement or any other Loan Document is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrowers or otherwise, then the obligations of such Guarantor hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

SECTION 11.04         Waiver by Each Guarantor.

(a)  Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law: (i) notice of acceptance of the Guarantee provided in this Article XI and notice of any liability to which this Guarantee may apply, (ii) all notices that may be required by Applicable Law or otherwise to preserve intact any rights of any Secured Party against any Loan Party, including any demand, presentment, protest, proof of notice of non-payment, notice of any failure on the part of any Loan Party to perform and comply with any covenant, agreement, term, condition or provision of any agreement and any other notice to any other party that may be liable in respect of the obligations Guaranteed hereby (including any Loan Party), in each case, except any of the foregoing as may be expressly required hereunder, and (iii) any right to the enforcement, assertion or exercise by any Secured Party of any right, power, privilege or remedy conferred upon such Person under the Loan Documents or otherwise and (iv) any requirement that any Secured Party exhaust any right, power, privilege or remedy, or set-off, under any Loan Document, or proceed to take any action against any Collateral or against any Loan Party or any other Person under or in respect of any Loan Document or otherwise, or protect, secure, perfect or ensure any Lien on any Collateral.

(b)  Each Guarantor agrees and acknowledges that the Administrative Agent and each holder of any Guaranteed Obligations may demand payment of, enforce and recover from any Guarantor or any other Person obligated for any or all of such guaranteed obligations in any order and in any manner whatsoever, without any requirement that the Administrative Agent or such holder seek to recover from any particular Guarantor or other Person first or from any Guarantors or other Persons pro rata or on any other basis; provided that, notwithstanding anything to the contrary herein or in any other Loan Document, until the obligations (other than inchoate or contingent or reimbursable obligations for which no claim has been asserted) under the Existing Project Debt is paid in full, the Administrative Agent or the Required Lenders shall provide prior written notice (which may be given immediately prior thereto) to the BVI Borrower of any demand payment of, enforcement or recovery from AquaVenture Water Corporation, AquaVenture Capital Limited and Aqua Ventures Holdings Curaçao N.V.

SECTION 11.05         Subrogation.  Until a Guarantor’s payment under this Article XI, such Guarantor agrees, to the extent permitted by applicable law, not to exercise any rights of subrogation, indemnity or contribution arising from the existence or performance of the Guaranteed Obligations under this Article XI so long as any obligations under the Loan Documents (other than ongoing but not yet incurred indemnity obligations) remain unpaid and/or unsatisfied.

SECTION 11.06         Contribution with Respect to Guaranteed Obligations.

(a)  To the extent that any Loan Party shall make a payment under this Article XI of all or any of the Obligations (other than Loans made to that Loan Party for which it is primarily liable) (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Party, exceeds the amount which such Loan Party would otherwise have paid if each Loan Party had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Loan Party’s Allocable Amount (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Parties as determined immediately prior to the making of such Guarantor Payment, then, following the payment in full of the Obligations (other than inchoate or contingent or reimbursable obligations for which no claim has been asserted), such Loan Party shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Party for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)  As of any date of determination, the “Allocable Amount” of any Loan Parties shall be equal to the maximum amount of the claim which could then be recovered from such Loan Parties under this Article XI without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law in any applicable Relevant Jurisdiction.

(c)  This Section 11.06 is intended only to define the relative rights of Loan Parties and nothing set forth in this Section 11.06 is intended to or shall impair the obligations of Loan Parties, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 11.01.  Nothing contained in this Section 11.06 shall limit the liability of any Loan Party to pay the Loans made directly or indirectly to that Loan Party and accrued interest, fees and expenses with respect thereto for which such Loan Party shall be primarily liable.

(d)  The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Party to which such contribution and indemnification is owing.

(e)  The rights of the indemnifying Loan Parties against other Loan Parties under this Section 11.06 shall be exercisable upon and after the payment in full of the Obligations (other than inchoate or contingent or reimbursable obligations for which no claim has been asserted).

ARTICLE XII

MISCELLANEOUS

SECTION 12.01         Delay or Omission.  No failure on the part of the Administrative Agent to exercise and no delay or omission in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The remedies provided in the Loan Documents are cumulative and not exclusive of any other remedies provided by Applicable Law.

SECTION 12.02         Notices; Effectiveness; Electronic Communications.

(a)  Notices Generally.  Except as provided in Section 12.02(b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by e-mail, as follows:

(i)   if to a Loan Party or the Administrative Agent, to the address or e-mail address specified for such Person on Annex II; and

(ii)  if to any Lender, to the address or e-mail address specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by e-mail shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b)  Electronic Communications.

(i)   Notices and other communications to the Lenders may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(ii)  Unless the Administrative Agent otherwise prescribes: (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

(iii)   Each Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the e-mail address referred to below has not been provided by the Administrative Agent to such Borrower, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article VII, including all notices, requests, financial statements, financial and other reports, certificates and other information materials (all such communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an e-mail address as directed by the Administrative Agent.  In addition, each Borrower agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

(iv)   Each Borrower hereby acknowledges that: (A) the Administrative Agent may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of each Loan Party hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”) and (B) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to any Borrower or its securities) (each, a “Public Lender”).  Each Borrower hereby agrees that: (1) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (2) by marking Borrower Materials “PUBLIC”, the BVI Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the BVI Borrower or its securities for purposes of U.S. federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.23), (3) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”, and (4) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor”.  Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the BVI Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (x) the Loan

Documents, (y) notification of changes in the terms of the Loans and (z) all information delivered pursuant to Section 7.01, or Section 7.02.

(v) Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including U.S. federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the BVI Borrower or its securities for purposes of U.S. federal or state securities laws.

(c)   The Platform.  The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the BVI Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the BVI Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of the Borrower Materials through the Platform in accordance with the terms hereof.

(d)   Change of Address, Etc.  Each Loan Party and the Administrative Agent may change its address or e-mail address for notices and other communications hereunder by notice to the other parties hereto (or in the case of any Loan Party, by notice to the Administrative Agent, which such notice shall be forwarded by the Administrative Agent to the other parties hereto).  Each Lender may change its address or e-mail address for notices and other communications hereunder by notice to the BVI Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record: (i) an effective address, contact name, and e-mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)   Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to reasonably rely and act upon any notices purportedly given by or on behalf of the BVI Borrower even if: (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The BVI Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting, other than as a result of the gross negligence, bad faith or willful misconduct of such Person, from the reasonable reliance by such Person on each notice purportedly given by or on behalf of the BVI Borrower.

SECTION 12.03         Expenses; Indemnity; Damage Waiver.

(a)  Costs and Expenses.

(i)   Subject to the consummation of the transactions contemplated in this Agreement and the other Loan Documents, the BVI Borrower shall reimburse the Administrative Agent for: (A) all reasonable and documented (in reasonable detail) out‑of‑pocket expenses (including, solely to the extent provided for in Section 12.02(a)(ii), attorney’s or counsel costs, fees and expenses) incurred by the Administrative Agent, the Lenders and their respective Affiliates (printing, reproduction, document delivery, communication and travel costs) in connection with the syndication of the Loans, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof and (B) all reasonable and documented (in reasonable detail) out‑of‑pocket expenses (including, solely to the extent provided for in Section 12.02(a)(ii),  attorney’s or counsel costs, fees and expenses) incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of its rights or any enforcement or collection proceedings: (1) in connection with this Agreement and the other Loan Documents, including its rights under this Section 12.03(a) or (2) in connection with the Loans made hereunder, including all such expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(ii)  Notwithstanding anything to the contrary in any Loan Document, no Loan Party shall be required to pay for or reimburse any attorney’s or counsel costs, fees or expenses other than the reasonable and documented (in reasonable detail) out-of-pocket costs of:

(A)   to the extent incurred on or prior to the Closing Date:

(1)   a single lead counsel to the Arranger and the Lenders, together;

(2)   a single lead counsel to the Administrative Agent; and

(3)   a single local counsel to the Administrative Agent, the Arranger and the Lenders, together, in each Relevant Jurisdiction in which a Loan Party is incorporated, formed or otherwise organized; or

(B)   to the extent incurred after the Closing Date:

(1)   a single lead counsel to the Administrative Agent, the Arranger and the Lenders, together;

(2)   to the extent reasonably necessary, a single local counsel to the Administrative Agent, the Arranger and the Lenders, together, in each Relevant Jurisdiction in which a Loan Party is incorporated, formed or otherwise organized;

(3)   to the extent reasonably necessary, a single regulatory counsel to the Administrative Agent, the Arranger and the Lenders, together; and

(4)   in respect of any matters materially affecting the rights and obligations of the Administrative Agent hereunder, or in the event of a perceived or actual conflict between the Administrative Agent, on the one hand, and the Arranger and/or any Lenders, on the other, one additional lead and, to the extent reasonably necessary, local and/or regulatory counsel to the Administrative Agent, taken together.

(b)   Indemnification by the Borrowers.  The Borrowers shall, jointly and severally, indemnify the Administrative Agent (and any sub-agent thereof), the Arranger, each Lender and each Related Party of any of the foregoing Persons (each of the foregoing Persons, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the BVI Borrower or any other Loan Party) arising out of, in connection with, or as a result of: (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, or any hedging arrangement related thereto, the performance by the Loan Parties of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the BVI Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses: (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (B) result from a claim brought by the BVI Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the BVI Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  To the extent that any undertaking in this clause may be unenforceable because it is violative of any Applicable Law or public policy, the BVI Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of such undertaking.  This Section 12.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)   Reimbursement by Lenders.  To the extent that the BVI Borrower for any reason fails to pay any amount required under Section 12.03(a) or Section 12.03(b) to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Applicable Percentages at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.11(e).

(d)  Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Applicable Law, no party to this Agreement shall assert, and each such Person hereby waives, any claim against any other party to this Agreement, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No party to this Agreement shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby to the extent made in accordance with the terms of this Agreement and not otherwise resulting from the gross negligence, bad faith or willful misconduct of such Person.

(e)  Payments.  All amounts due under this Section 12.03 shall be secured by the Collateral and payable within 30 days after demand therefor (or such longer period as the party entitled to such payment may reasonably agree to); provided that amounts due under this Section 12.03 that are identified in the funds flow memorandum on the Closing Date shall be payable within 15 days after the Closing Date (or such longer period as the party entitled to such payment may reasonably agree to).

(f)  No Agency Exculpation.  Notwithstanding anything to the contrary in any Loan Document, no indemnification or exculpatory rights of the Administrative Agent (including those provided for in Article IX) shall apply, as between the Loan Parties on one hand, and any Lenders on the other hand, benefit of the Required Lenders including, without limitation, if at any time the Required Lenders shall be serving as the Administrative Agent hereunder.

(g)  Survival.  Each party’s obligations under this Section 12.03 (other than the security interest provided for in Section 12.03(e)) shall survive the termination of the Loan Documents and payment of the obligations hereunder.

(h)  Conflict with other Loan Documents.  In the event of any conflict between the terms of this Section 12.03 and a corresponding provision in any other Loan Document, the terms of this Section 12.03 shall govern.

SECTION 12.04        Amendments, Etc.  Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified, supplemented or waived only in an agreement in writing signed by the BVI Borrower and the Required Lenders with notice to the Administrative Agent (or the Administrative Agent upon the instruction of the Required Lenders); provided that no such agreement shall:

(a)  waive any condition set forth in (i) Section 5.01 without the written consent of each Lender, or Section 5.02, without the written consent of each Lender providing the applicable Additional Loans;

(b)  increase the Commitment of any Lender without the written consent of such Lender directly affected thereby;

(c)  reduce the principal amount of any Loan or reduce the rate of interest thereon (other than the Default Rate) or reduce any interest, fees (other than fees payable under the Fee Letters) or premiums payable hereunder, without the written consent of each Lender directly affected thereby;

(d)  postpone any scheduled date of payment of the principal amount of any Loan or any date for the payment of any interest, fees, premiums or other Obligations payable hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby;

(e)  (i) change Section 2.12 in a manner that would alter the manner in which payments are shared without the written consent of each Lender directly affected thereby, (ii) change Section 9.03 in a manner that would alter the manner or order in which payments or proceeds of Collateral are shared or applied in respect of the principal or face amounts of the Loans without the written consent of each Lender directly and adversely affected thereby, or (iii) change Section 2.03,  Section 2.04, or Section 12.26 in a manner that would alter the manner or order in which payments or proceeds of Collateral are shared or applied as between Classes and Types of Loans, without the written consent of each Lender directly affected thereby;

(f)  [reserved];

(g)  except as provided in any Collateral Document or in connection with any repayment in full of the Obligations either (i) release all or substantially all of the Collateral, or (ii) subordinate all or substantially all of the Collateral to any other material Debt or other obligations, in each case without the written consent of each Lender; or

(h)  change any of the provisions of this Section 12.04 or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.  Notwithstanding anything to the contrary herein, no Commitment of any Defaulting Lender may be increased or extended without the consent of such Lender.

SECTION 12.05         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns in accordance with Section 12.07, except that the Borrowers may not assign or transfer any of their respective rights or obligations under this Agreement or any other Loan Document without the prior written consent of each Lender (any attempt to do so being null and void ab initio).

SECTION 12.06          Third-Party Beneficiaries.  This Agreement is made and entered into for the sole protection and legal benefit of the parties hereto, the Secured Parties and their permitted successors and assigns (all of which, if not parties hereto, are third-party beneficiaries hereof for purposes of enforcing their respective rights hereunder) and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement.

SECTION 12.07         Assignments and Participations.

(a)   Any Lender may assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) to (i) an Eligible Assignee or (ii) with the prior written consent of the Administrative Agent and, to the extent no Specified Event of Default has occurred and is outstanding, with the prior written consent of the BVI Borrower, to any other Person (provided, that if consent of the BVI Borrower is required hereunder, the BVI Borrower shall be deemed to have consented to any such Person (other than a Disqualified Institution) unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written request for consent in respect thereof) subject to the following conditions:

(i)   any such partial assignment (other than to another Lender, an Affiliate of a Lender or an Approved Fund) shall be in an amount at least equal to $1,000,000 or an integral multiple of $1,000,000 in excess thereof (or, if less, all of such Lender’s remaining Loan or Commitment hereunder); provided that concurrent assignments to an assignee and one or more other assignees that are: (1) Affiliates of such assignee or (2) related Approved Funds will be treated as a single assignment for purposes of determining whether such minimum amount has been satisfied;

(ii)  any partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitments assigned;

(iii)  upon each such assignment, the assignor and assignee shall deliver an Assignment and Assumption to the Administrative Agent;

(iv)   unless it is a Lender prior to such assignment, the assignee shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms, including any forms required under Section 3.04(f);

(v)   the assignee shall deliver to the Administrative Agent such documentation and evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender in order for the Administrative

Agent or such Lender to carry out all necessary “know your customer” or other checks in relation to the identity of the assignee that it is required to carry out in relation to the transactions contemplated in the Loan Documents;

(vi)   the Administrative Agent and/or any such Lender shall be satisfied with the results of all “know your client” or other checks (it being understood that nothing in the Agreement shall oblige the Administrative Agent to carry out any “know your customer” or other checks in relation to the identity of any Person on behalf of any Lender and each Lender shall be solely responsible for any such checks it is required to carry out and may not rely on any statement in relation to such checks made by the Administrative Agent or by any Person to the Administrative Agent);

(vii)  no such assignment shall be made to: (1) the BVI Borrower or any of the BVI Borrower’s Subsidiaries or Affiliates, (2) any Defaulting Lender or any of its Subsidiaries or any Person that, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (2) or (3) a Disqualified Institution without the BVI Borrower’s prior consent in writing (which consent may be withheld in its sole discretion) other than after the occurrence and during the continuation of a Specified Event of Default, and the Administrative Agent shall be permitted to provide the list of Disqualified Institutions to any Lender upon request at any time; provided that the Administrative Agent shall not, in any event, be responsible for, nor have any liability in connection with:

(A)   any assignment or participation to a Disqualified Institution to which the BVI Borrower has consented;

(B)   except to the extent determined by a court of competent jurisdiction in a final and non-appealable decision to have been caused by or be the result of the gross negligence, bad faith or willful misconduct of the Administrative Agent or its Related Parties, maintaining, updating, monitoring or enforcing the list of Disqualified Institutions other than:

(1)   updating the list with the names of Disqualified Institutions provided in writing to the Administrative Agent in accordance with the definition of Disqualified Institutions;

(2)   providing the list of Disqualified Institutions (with such updates) upon request in accordance with Section 12.07(a)(vii);

(3)   confirming that each Assignment and Assumption includes a representation from the assignor thereof that it is not a Disqualified Institution; and

(4)   verifying that any assignees is not a Disqualified Institution solely by comparing such assignees name against the names on the Disqualified Institution list;

(viii)  in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations or other compensating actions, including funding, with the consent of the BVI Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to: (1) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon) and (2) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentages; and notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(b)  Upon the effective date of the assignment to be effected by an Assignment and Assumption and register thereof pursuant to Section 12.07(c) below, the assignee shall have, to the extent of such assignment, the obligations, rights and benefits of a Lender hereunder holding the Commitment or Loans (or portion thereof) assigned to it and specified in such Assignment and Assumption (in addition to the Commitment or Loans, if any, theretofore held by such assignee) and the assigning Lender shall, to the extent of such assignment of its Commitment, be released from the Commitment (or portion thereof) so assigned; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  If requested by an assignee Lender, the applicable Borrower shall execute and deliver to the Lender (through the Administrative Agent) a new Note evidencing such assignee Lender’s assigned Loans and Commitments within five (5) Business Days of BVI Borrower’s receipt of a written request therefor and, if the assignor Lender has retained Loans and Commitments hereunder (and if requested by such Lender), a replacement Note in the principal amount of the Loans and Commitments retained by the assignor Lender hereunder (such Note to be in exchange for, but not in payment of, the predecessor Note previously held by such assignor Lender), subject, in each case, to the surrender of the applicable predecessor Note in accordance with the following sentence; each new Note shall be dated as of the date of issuance thereof.  The assignor Lender shall have marked each predecessor Note “exchanged” and delivered each of them to BVI Borrower or its designee.  Accrued interest and fees, shall be paid as provided in the Assignment and Assumption.  Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an assignee together with (except in the case of an assignment by a Lender to an Affiliate of such Lender) payment by the assignee Lender to the Administrative Agent of an assignment fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), the Administrative Agent shall: (x) promptly accept such Assignment and Assumption and (y) on the effective date determined pursuant thereto, record the information contained therein in the Register and give notice of such acceptance and recordation to the assigning Lender, its assignee and the BVI Borrower.  Notwithstanding the foregoing, no such assignment shall be allowed if the assignor thereof (if it is assigning less than all of its Loans or Commitments) would, after such assignment, have less than $1,000,000 in Loans (such amount to be reduced on a pro rata basis upon the receipt of any payment of principal on the Loans) or Commitments.

(c)   The assigning Lender shall notify the Administrative Agent of the purchase price of the assigned interest, and provide such other information requested by the Administrative Agent in order to enable the Administrative Agent to perform any cost-basis reporting obligations.

(d)   The Administrative Agent shall maintain at its address referred to in Section 12.02 a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the principal amounts (and stated interest) of the Commitments of, or Loans owing to, each Lender from time to time.  The parties hereto shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligations hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary.  Any assignment of any Loan or other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register.  The Register shall be available for inspection by the parties hereto at any reasonable time (in each case during the normal business hours of the Administrative Agent) and from time to time upon reasonable prior notice.

(e)   Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations or enter into any other agreement to transfer the risk to one or more financial institutions or other entities (other than a natural person or the BVI Borrower or any of its Affiliates or any Disqualified Institutions) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that: (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 3.04(d) with respect to any payments made by such Lender to its Participants(s).  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 12.04 that affects such Participant.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”).  The entries in the Participant Register shall be conclusive absent demonstrable error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)   In addition to the assignments, participations and risk transfers permitted under this Section 12.07, any Lender may, without notice or consent of the Administrative Agent or any other Person and without payment of any fee: (i)  pledge or assign a security interest in all or any portion of its rights under this Agreement and the other Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a federal reserve bank or (ii) enter into an agreement with one or more financial entities that transfers or hedges the risk of non-payment under the Loan Documents or both; provided that no Lender shall be released from its obligations under this Agreement or the other Loan Documents by having entered into any such transactions.

(g)   Any assignment in contravention of the provisions of this Section 12.07 or Section 12.26 shall be null and void ab initio.

SECTION 12.08        Survival.  The obligations of the Borrower under Sections 3.01,  3.03,  3.04 and 12.03 and the obligations of the Lenders under Section 12.03(c), shall survive the repayment of the Loans and the termination of the Commitments; provided that each Lender’s obligations under Section 12.03(c) shall only apply to the extent that the event with respect to which any indemnification is payable thereunder occurred at the time that such Lender maintained a Loan or Commitment hereunder.

SECTION 12.09         Captions.  The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

SECTION 12.10        Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.  A set of the copies of this Agreement signed by all the parties hereto shall be retained by the Borrower and the Administrative Agent.  Delivery of an executed counterpart of a signature page of this Agreement by e-mail or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 12.11         Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (NOT INCLUDING SUCH STATE’S CONFLICT OF LAWS PROVISIONS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

SECTION 12.12         Jurisdiction, Service of Process and Venue.

(a)  Each party hereto hereby irrevocably and unconditionally submits, for itself and for its Property, to the jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York (in each case sitting in the Borough of Manhattan), and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto and thereto or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees, to the fullest extent permitted by Applicable Law, that all claims in respect of any such suit, action or proceeding may be heard and determined in such New York state court or in such federal court.  Each of the parties hereto agrees that a final action in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.  Nothing in this Agreement or any other Loan Document shall affect the right that the Administrative Agent or any Lender may otherwise have to bring any suit, action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its Properties in the courts of any jurisdiction.

(b)   Each Loan Party hereby irrevocably appoints Seven Seas Water Corporation (the “Process Agent”), with an office on the Closing Date at 14400 Carlson Circle, Tampa, FL 33626 as its agent and true and lawful attorney-in-fact in its name, place and stead to accept on its behalf service of copies of the summons and complaint and any other process that may be served in any such suit, action or proceeding brought in any court referred to in Section 12.12(a), and agrees that the failure of the Process Agent to give any notice of any such service of process to it shall not impair or affect the validity of such service or, to the extent permitted by Applicable Law, the enforcement of any judgment based thereon.  Each Loan Party shall maintain such appointment until the satisfaction in full of all Obligations, except that if for any reason the Process Agent appointed hereby ceases to be able to act as such, then each Loan Party shall, by an instrument reasonably satisfactory to the Required Lenders, appoint another Person in the United States of America as such Process Agent subject to the approval (not to be unreasonably withheld conditioned or delayed) of the Required Lenders.  Each Loan Party covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of the Process Agent pursuant to this paragraph in full force and effect and to cause the Process Agent to act as such.

(c)   Each Loan Party hereby (i) consents to the service of process in any suit, action or proceeding in the manner provided for notices in Section 12.02 and (ii) agrees that nothing herein shall in any way be deemed to limit the ability of any Person to serve any process or summons in any manner permitted by Applicable Law, to sue in any other jurisdiction, or to obtain jurisdiction over any other Person in such other jurisdictions, and in such manner, as may be permitted by Applicable Law.

(d)   Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents brought in any court referred to in Section 12.12(a) and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(e)   To the extent that any Loan Party may be entitled to the benefit of any provision of law requiring the Administrative Agent or any Lender in any suit, action or proceeding brought in a court of BVI, Curaçao, Peru, Sint Maarten, T&T and USVI or other jurisdiction arising out of or in connection with this Agreement, any other Loan Document or the transactions contemplated hereby, to post security for litigation costs or otherwise post a performance bond or guaranty, or to take any similar action, each Loan Party hereby waives such benefit, in each case to the fullest extent now or hereafter permitted under the laws of BVI, Curaçao, Peru, Sint Maarten, T&T and USVI or, as the case may be, such other jurisdiction.

SECTION 12.13          Waiver of Jury Trial.   EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, IN ANY ACTION, LITIGATION OR OTHER PROCEEDING OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY OTHER PERSON, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE.  EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED IN A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION 12.13 AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THE LOAN DOCUMENTS OR ANY PROVISION THEREOF.  THE AGREEMENT OF EACH PARTY HERETO TO THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE OTHER PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

SECTION 12.14        Waiver of Immunity.  To the extent that any Loan Party may be or become entitled to claim for itself or its Property any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment before judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), it hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.

SECTION 12.15         Judgment Currency.  (a) This is an international loan transaction in which the specification of Dollars and payment in New York,  New York is of the essence, and the obligations of the Loan Parties under this Agreement and the other Loan Documents to each Secured Party to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency or in another place, except to the extent that on the Business Day following receipt of any sum adjudged to be so due in the judgment currency the payee may in accordance with normal banking procedures purchase Dollars in the amount originally due to the payee with the judgment currency.  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars into another currency (in this Section 12.15 called the “Judgment Currency”), then the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the payee could purchase such Dollars at New York, New York with the judgment currency on the Business Day preceding the day on which such judgment is rendered.  The obligations of each Loan Party in respect of any such sum due from it to the payee hereunder or under any other Loan Document (in this Section 12.15 called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the judgment currency such Entitled Person may, in accordance with normal banking procedures, purchase and transfer Dollars to New York, New York with the amount of the judgment currency so adjudged to be due; and each Loan Party hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled

Person against, and to pay such Entitled Person on demand, in Dollars, the amount (if any) by which the sum originally due to such Entitled Person in Dollars hereunder exceeds the amount of the Dollars so purchased and transferred.

(b)   Each Loan Party waives any right it may have in any jurisdiction to pay any amount under this Agreement and the other Loan Documents to each Secured Party in a currency or currency unit other than that in which it is expressed to be payable.

SECTION 12.16         Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 12.16 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 12.17         Use of English Language.  This Agreement has been negotiated and executed in the English language.  Except as otherwise provided in the Loan Documents or consented to by the Administrative Agent in its reasonable discretion all certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement and the other Loan Documents (including any modifications or supplements hereto or thereto) shall be in the English language, or accompanied by a certified English translation thereof, upon which the other parties hereto shall have the right to rely for all purposes of this Agreement and the other Loan Documents.

SECTION 12.18        Entire Agreement.  This Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

SECTION 12.19         Severability.  The illegality or unenforceability in any jurisdiction of any provision hereof or of any document required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or such other document in such jurisdiction or such provision in any other jurisdiction.

SECTION 12.20         No Fiduciary Relationship or Partnership.  Each Loan Party acknowledges that neither the Administrative Agent nor any other Secured Party has any fiduciary relationship with, or fiduciary duty to, such Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the other Secured Parties, on the one hand, and any Loan Party, on the other, in connection herewith or therewith is solely that of debtor and creditor.  Nothing contained in this Agreement or any other Loan Document shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by or between any Lender, on the one hand, and any other Lender, any Loan Party or any other Person, on the other hand.  No Secured Party shall in any way be responsible or liable for the Debts, losses, obligations or duties of any Loan Party or any other Person other than itself.

SECTION 12.21         Payments Set Aside.  If a Loan Party (or any Person on its behalf) makes a payment to any Secured Party, or any Secured Party exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof subsequently is invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Secured Party in its discretion) to be repaid to such Loan Party (or such Person), a trustee, receiver or any other Person in connection with any insolvency proceeding or otherwise, then: (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred and (b) each Lender severally agrees to pay to the Administrative Agent from whom it (or any related Secured Party) received any such amounts upon demand its pro rata share of any amount so recovered from or repaid by the Administrative Agent.

SECTION 12.22         USA Patriot Act.  Each Lender and Administrative Agent that is subject to the Act (as hereinafter defined) hereby notifies the Borrower and each other Loan Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address, tax identification number and other information regarding each Loan Party that will allow such Lender to identify each Loan Party in accordance with the USA Patriot Act.  Each party hereby agrees that it shall provide the Administrative Agent with such information as the Administrative Agent may reasonably request from time to time in order to comply with any applicable requirements of the USA Patriot Act.

SECTION 12.23          Treatment of Certain Information; Confidentiality.  Each of the Lenders and the Administrative Agent agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (in each case, other than to a Disqualified Institution): (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) provided that such disclosure shall be limited to such information as is expressly required or requested (as may be determined in consultation with counsel), (c) to the extent required by Applicable Law or by any subpoena or similar legal process provided that such disclosure shall be limited to such information as is expressly required (as may be determined in consultation with counsel), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.23, to: (i) any assignee of or Participant in, or any prospective assignee of or Participant (except, in each case, for the avoidance of doubt, for any Disqualified Institution) in, any of its rights or obligations under this Agreement, any investor or prospective investor, or any new lender or prospective new lender in a refinancing all or a portion of the Loans or otherwise or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of any Borrower or (h) to the extent such Information: (i) becomes publicly available other than as a result of a breach of this Section 12.23 or (ii) becomes available to any Lender, the Administrative Agent or any of their respective Affiliates on a nonconfidential basis from a source other than the BVI Borrower.

For purposes of this Section 12.23, “Information” means all information received from any Loan Party or any of its Subsidiaries relating to any Loan Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to any Lender, or the Administrative Agent on a nonconfidential basis prior to disclosure by any Loan Party or any of its Subsidiaries; provided that, in the case of information received from a Loan Party or any of its Subsidiaries after the Closing Date, such information is clearly identified at the time of delivery as confidential.  Except with respect to disclosing any Information to any Disqualified Institution, any Person required to maintain the confidentiality of Information as provided in this Section 12.23 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 12.24         Acknowledgment and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)  the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)  the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 12.25         Arranger.  Anything herein to the contrary notwithstanding, the Arranger shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity as a Lender hereunder.

SECTION 12.26          Closing Date Loans, 3rd Amendment Date Loans and 4th Amendment Date Loans.  Anything herein to the contrary notwithstanding:

(a)   other than as expressly provided for in Section 12.28, any amounts paid in respect of the Closing Date Loans, the 3rd Amendment Date Loan and the 4th Amendment Date Loans shall be paid pro rata across all Classes and Types of Closing Date Loans, the 3rd Amendment Date Loan and the 4th Amendment Date Loans;

(b)   (i) no assignment of any amount of any Class of Closing Date Loan shall be permitted unless a corresponding pro rata amount of each other Class of Closing Date Loans held by such Lender is concurrently assigned, and all such assignments are made to the same assignee (but, for the avoidance of doubt, assignments do not need to be made on a pro rata basis with respect to Type), (ii) no assignment of any amount of any Class of 3rd Amendment Date Loan shall be permitted unless a corresponding pro rata amount of each other Class of 3rd Amendment Date Loan held by such Lender is concurrently assigned, and all such assignments are made to the same assignee (but, for the avoidance of doubt, assignments do not need to be made on a pro rata basis with respect to Type) and (iii) no assignment of any amount of any Class of 4th Amendment Date Loan shall be permitted unless a corresponding pro rata amount of each other Class of 4th Amendment Date Loans held by such Lender is concurrently assigned, and all such assignments are made to the same assignee (but, for the avoidance of doubt, assignments do not need to be made on a pro rata basis with respect to Type); and

(c)   (i) the Interest Period applicable to each Class of the Closing Date Loans that are LIBOR Loans shall initially be an Interest Period ending on September 30, 2017, and shall thereafter be three (3) months; provided that the Borrowers shall not be liable for any “broken funding” or similar costs under Section 3.05 in connection with the repayment of the Closing Date Loans on the Maturity Date, (ii) the Interest Period applicable to each Class of the 3rd Amendment Date Loans that are LIBOR Loans shall initially be an Interest Period ending on December 28, 2018, and shall thereafter be three (3) months; provided that the Borrowers shall not be liable for any “broken funding” or similar costs under Section 3.05 in connection with the repayment of the 3rd Amendment Date Loans on the Maturity Date and (iii) the Interest Period applicable to each Class of the 4th Amendment Date Loans that are LIBOR Loans shall initially be an Interest Period ending on December 28, 2018, and shall thereafter be three (3) months; provided that the Borrowers shall not be liable for any “broken funding” or similar costs under Section 3.05 in connection with the repayment of the 4th Amendment Date Loans on the Maturity Date.

SECTION 12.27         Rate Conversions.  Anything herein to the contrary notwithstanding:

(a)   (i) On the 1st Amendment Date, the Borrowers shall convert Closing Date Loans in an aggregate principal amount equal to $75,000,000 from LIBOR Loans to Fixed Rate Loans in accordance with the Commitments and Applicable Percentages of Closing Date Loans on the 1st Amendment Date as set forth on Annex I hereto as in effect on the 1st Amendment Date, and (ii) no other conversion of the Closing Date Loans shall be permitted at any time.

(b)   Any LIBOR Loans converted to Fixed Rate Loans on the 1st Amendment Date shall cease to bear interest at the LIBO Rate as of such date and from and after such date shall bear interest at the Fixed Rate applicable thereto; provided that (i) the Borrowers shall not be liable for any “broken funding” or similar costs under Section 3.05 in connection with the conversion of any Closing Date Loans from LIBO Rate Loans to Fixed Rate Loans on the 1st Amendment Date, the

3rd Amendment Date or the 4th Amendment Date, as applicable, and (ii) unpaid interest in respect of any such Closing Date Loans converted on the 1st Amendment Date that accrued through the 1st Amendment Date shall be payable on December 31, 2017.

SECTION 12.28         Non-Pro Rata Payments.  Anything herein, or in any subordination or intercreditor agreement entered into in connection herewith, to the contrary notwithstanding (including, for the avoidance of doubt, Section 2.03 and Section 8.06),

(a)   On the 3rd Amendment Date, the Borrowers shall, and shall be permitted to, prepay Closing Date Loans held by Deutsche Bank AG, London Branch that are Floating Rate Loans in an aggregate principal amount equal to $5,000,000 with the proceeds of 3rd Amendment Date Loans made by Deutsche Bank AG, London Branch that are Fixed Rate Loans; provided that (i) the Borrowers shall not be liable for any “broken funding” or similar costs under Section 3.05 in connection with the prepayment of any such Closing Date Loans on the 3rd Amendment Date, and (ii) unpaid interest in respect of any such Closing Date Loans prepaid on the 3rd Amendment Date that accrued through the 3rd Amendment Date shall be payable on December 28, 2018.

(b)   (i) The Borrowers may at any time from time to time during the period beginning on the 3rd Amendment Date and ending on June 30, 2019 prepay up to an aggregate principal amount of $25,000,000 of Specified Bridge Debt with Specified Equity Proceeds and (ii) to the extent the Specified Bridge Debt constitutes Loans such prepayment may be made only in respect of such Classes or Types of Loans as constitute Specified Bridge Debt (and not, for the avoidance of doubt, any other Classes or Types of Loans including Closing Date Loans or 3rd Amendment Date Loans).

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